Premiere Global Services, Inc.

3280 Peachtree Road, NE

The Terminus Building

Suite 1000

Atlanta, Georgia 30305

April 24, 2014

Dear Fellow Shareholders:

On behalf of the board of directors and management of Premiere Global Services, Inc., or PGi, you are cordially invited to our 2014 annual meeting of shareholders to be held on Wednesday, June 18, 2014, at 8:30 a.m. MDT at the Antlers Hilton Hotel, 4 South Cascade Avenue, Colorado Springs, Colorado 80903.

As described in the accompanying notice of annual meeting and proxy statement, at this year’s annual meeting, in addition to the election of all of our directors and ratification of our independent auditors for 2014, you will be asked to approve our 2014 incentive plan. You will also be asked again this year to approve, on a non-binding advisory basis, the compensation of our named executive officers, which is commonly referred to as a “say-on-pay” proposal. Our board’s recommendation on these items is set forth in the proposals in our accompanying proxy statement, and your support is important.

We continued to deliver solid financial results in 2013, with our one-year total shareholder return, or TSR, of approximately 18.5% for the year. In addition, on a three-year cumulative basis, our stock outperformed major indices (including the S&P 500, Russell 3000, Dow Jones US Industrial Average, NASDAQ Composite and S&P 500 Software & Services), as well as our compensation peer group. We accomplished these results by remaining focused on executing our strategy to transition PGi to a software as a service, or SaaS, company by growing market awareness and adoption of our next-generation virtual meeting solutions, iMeet® and GlobalMeet®, thereby increasing our addressable market opportunity.

We believe that our proxy statement demonstrates our ongoing commitment to effectively communicate the matters to be considered at our upcoming annual meeting in a format that is easy to follow. Because we value your input, we continued our substantial shareholder outreach efforts in 2013 to better understand shareholder views on a variety of corporate governance topics, particularly in the executive compensation area. These efforts included active dialogue with investors and proxy advisory firms. Our compensation committee also worked closely with its independent compensation consultant in evaluating our executive compensation program to continue to enhance our pay-for-performance philosophy. As a result of these actions, in 2013, we made changes to further align our executive compensation program with creating long-term value for our shareholders, as more fully described in our proxy statement beginning on page 28. When casting your say-on-pay vote this year, we encourage you to consider the significant changes we have made over the last three years to our executive compensation program, which we believe reflect the shareholder feedback we received.

Your vote is important to us. Whether or not you plan to attend the meeting in person, we encourage you to vote so that your shares will be represented at our annual meeting. Please take the time to vote over the Internet, by telephone or by mail (if you received paper copies of our proxy materials). You may also vote in person at our annual meeting. Even if you plan to attend the meeting, we encourage you to vote your shares prior to the meeting. Additional information about voting your shares is included in our proxy statement.

Thank you for your continuing support and your investment in our company.

Sincerely,

Boland T. Jones

Chairman of the Board and Chief Executive Officer

Premiere Global Services, Inc.

3280 Peachtree Road, NE

The Terminus Building

Suite 1000

Atlanta, Georgia 30305

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To be held on June 18, 2014

TO OUR SHAREHOLDERS:

NOTICE IS HEREBY GIVEN that the 2014 annual meeting of shareholders of Premiere Global Services, Inc. will be held at the Antlers Hilton Hotel, 4 South Cascade Avenue, Colorado Springs, Colorado 80903, on Wednesday, June 18, 2014, at 8:30 a.m. MDT, for the purposes of:

1.	electing all seven members of our board of directors each for a one-year term;

2.	holding an advisory vote to approve the compensation of our named executive officers;

3.	ratifying the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2014;

4.	approving our 2014 incentive plan; and

5.	transacting such other business as may properly come before the annual meeting or any adjournments thereof.

Information relating to the foregoing matters is set forth in the attached proxy statement. Shareholders of record at the close of business on April 10, 2014 are entitled to receive notice of and to vote at our annual meeting and any adjournments thereof.

By Order of the Board of Directors,

Scott Askins Leonard

Secretary

Atlanta, Georgia

April 24, 2014

This proxy statement and our 2013 annual report are available at ar2013.pgi.com.

PLEASE READ OUR PROXY STATEMENT AND PROMPTLY VOTE OVER THE INTERNET OR BY TELEPHONE. IF YOU RECEIVED A PAPER COPY OF PROXY MATERIALS, YOU MAY SUBMIT YOUR PROXY BY COMPLETING, SIGNING, DATING AND RETURNING YOUR PROXY CARD OR VOTING INSTRUCTION FORM IN THE PRE-ADDRESSED ENVELOPE PROVIDED. IF YOU VOTE OVER THE INTERNET OR BY TELEPHONE, PLEASE DO NOT RETURN YOUR PROXY CARD OR VOTING INSTRUCTION FORM. YOU CAN SPARE US THE EXPENSE OF FURTHER PROXY SOLICITATION BY PROMPTLY VOTING OVER THE INTERNET OR BY TELEPHONE OR BY RETURNING YOUR PROXY CARD OR VOTING INSTRUCTION FORM. IF YOU ATTEND THE ANNUAL MEETING, YOU MAY REVOKE YOUR PROXY AND VOTE IN PERSON IF YOU SO DESIRE.

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PROXY STATEMENT SUMMARY

This summary highlights certain key disclosures in our proxy statement. It does not contain all of the information that you should consider carefully before voting. You should read this entire proxy statement and our 2013 annual report on Form 10-K available at ar2013.pgi.com for more complete information.

Annual Meeting of Shareholders (page 3)

Date:	Wednesday, June 18, 2014
Time:	8:30 a.m., MDT
Location:	Antlers Hilton Hotel
4 South Cascade Avenue
Colorado Springs, Colorado 80903

Record Date: April 10, 2014

Proposals and Board Recommendation

Proposal	Recommendation
Election of Directors (page 20)	FOR ALL NOMINEES

Advisory Vote to Approve the	FOR
Compensation of our Named
Executive Officers (page 55)

Ratification of KPMG LLP as	FOR
2014 Auditors (page 57)

Approval of our 2014 incentive plan	FOR
(page 58)

Shareholder Proposals:	None

Executive Compensation (page 28)

Company Performance:

•	Grew PGi SaaS revenues by nearly 75% year-over-year
•	Generated significant free cash flow approaching $1.00 per share (see Appendix B)
•	Completed three strategic acquisitions

Total Shareholder Return:

•	Approximately 18.5% one-year TSR, outperforming major indices and our peer group on a three-year basis

CEO Total Compensation:

•	80% of CEO pay “at risk”
•	No increase in CEO base salary, target bonus opportunities, perquisites or severance amounts since 2005

Consideration of Say-on-Pay Votes:

•	Continued substantial shareholder outreach efforts
•	Completed comprehensive compensation study
•	Eliminated use of employment agreements
•	Implemented new annual LTI program
•	Eliminated “single trigger” vesting acceleration upon a change in control
•	Eliminated overlap of performance targets for short- and long-term incentive awards
•	Increased focus on long-term performance through elimination of our CEO’s stock bonus opportunity

Corporate Governance (page 8)

Supermajority of independent directors	Yes
Presiding independent director	Yes
Annual election of all directors	Yes
Board committees consist entirely of independent directors	Yes
Independent directors meet regularly in executive session	Yes
All directors attended at least 75% of meetings held	Yes
Significant portion of compensation is equity-based	Yes
Corporate governance guidelines	Yes
Code of conduct and ethics and anonymous hotline	Yes
Board education	Yes
Annual board and committee self-evaluations	Yes
CEO succession planning	Yes
Annual advisory approval of executive compensation	Yes
Compensation committee engages independent compensation consultant	Yes
Robust stock ownership requirements	Yes
Compensation clawback policy	Yes
Anti-pledging and hedging policies	Yes
Poison pill	No

Corporate Governance Materials (page 15):

pgi.investorroom.com/governance

Board Communications (page 15):

Premiere Global Services, Inc.

c/o Secretary

3280 Peachtree Road, NE

The Terminus Building

Suite 1000

Atlanta, Georgia 30305

Certain Transactions (page 19):

None

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		Director Nominees (page 21)		Committee Memberships
Name	Age	Position	Independent	AC	CC	NG

Boland T. Jones	54	Chairman of the Board and Chief Executive Officer, Premiere Global Services, Inc.
Wilkie S. Colyer	64	Advisor and Former Principal and Partner, The Breckenridge Group, Inc.	√*	M, F	C
K. Robert Draughon	54	Chief Administrative Officer, Senior Executive Vice President, Health Grades, Inc.	√	C, F
John R. Harris	65	Operating Partner, glendonTodd Capital LLC	√	F	M	C
W. Steven Jones	62	Professor of Strategy and Organizational Behavior, Kenan-Flagler Business School of the University of North Carolina at Chapel Hill	√	M, F
Raymond H. Pirtle, Jr.	72	Chief Manager, Claridge Company, LLC	√	M, F
J. Walker Smith, Jr.	58	Global Executive Chairman, The Futures Company	√			M

* Presiding Independent Director
AC = Audit Committee	CC = Compensation Committee	NG = Nominating and Governance Committee	C = Chairman
M = Member
F = Financial Expert
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PREMIERE GLOBAL SERVICES, INC.

PROXY STATEMENT

FOR THE ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD JUNE 18, 2014

This proxy statement is furnished to our shareholders in connection with the solicitation of proxies by our board of directors for use at our annual meeting of shareholders and at any adjournments thereof. Our annual meeting will be held on Wednesday, June 18, 2014, at 8:30 a.m. MDT, at the Antlers Hilton Hotel, 4 South Cascade Avenue, Colorado Springs, Colorado 80903.

The approximate date on which we are first mailing the Notice of Internet Availability of Proxy Materials or our proxy materials to our shareholders is April 28, 2014.

GENERAL INFORMATION

Why am I receiving the proxy materials?

You have received the proxy materials because our board of directors is soliciting your proxy to vote your shares at our 2014 annual meeting. This proxy statement includes information that we are required to provide you under Securities and Exchange Commission, or SEC, rules and is designed to assist you in voting your shares.

What is included in the proxy materials?

The proxy materials include this proxy statement for our 2014 annual meeting of shareholders and our 2013 annual report, which includes our annual report on Form 10-K for the fiscal year ended December 31, 2013. If you receive a paper copy of these materials by mail, they also include a proxy card or voting instruction form.

Why did I receive a Notice of Internet Availability of Proxy Materials instead of a full set of proxy materials?

We are utilizing the SEC rule that allows us to furnish our proxy materials over the Internet again this year rather than sending a full set of materials by mail. All shareholders receiving the Notice of Internet Availability of Proxy Materials will have the ability to access the proxy materials and vote over the Internet, by phone or request to receive a paper copy of the proxy materials by mail by following the instructions in the notice. In addition, instructions on how to access the proxy materials over the Internet or to request a paper copy may be found in the Notice of Internet Availability of Proxy Materials and below. We believe electronic delivery will expedite your receipt of our proxy materials while also lowering costs of delivery and reducing the environmental impact of our annual meeting.

How can I access the proxy materials over the Internet or obtain a paper copy?

This proxy statement and our 2013 annual report are available at ar2013.pgi.com. You may obtain a paper copy of this proxy statement and our 2013 annual report without charge upon written request to Investor Relations, Premiere Global Services, Inc., 3280 Peachtree Road, NE, Suite 1000, Atlanta, Georgia 30305 or via the Internet at pgi.investorroom.com/materials_request.

What is a shareholder of record and a beneficial owner?

If your shares are registered directly in your name with our registrar and transfer agent, American Stock Transfer & Trust Company, you are considered a registered shareholder of record with respect to your shares. If your shares are held in a brokerage account, bank or with another nominee, your shares are considered held in street name, and you are considered the beneficial owner of your shares.

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What is householding?

Only one copy of the Notice of Internet Availability of Proxy Materials is being delivered to shareholders sharing an address unless we have received contrary instructions from you and you do not participate in the electronic delivery of proxy materials. This process, known as “householding,” reduces the volume of duplicate information shareholders receive and helps reduce our printing and mailing expenses. We will deliver promptly upon oral or written request a separate copy of the Notice of Internet Availability of Proxy Materials, this proxy statement and our 2013 annual report, as applicable, to any shareholder residing at an address to which only one copy was mailed. If you prefer to receive a separate copy, please contact us by phone at 1-800-749-9111, extension 8462, or write to us at the address set forth under “Corporate Governance Matters — Communications with the Board of Directors,” and a separate copy will be promptly sent to you. If you are the beneficial owner but not the shareholder of record of our stock, please contact your broker, bank or other nominee who holds the shares directly. If you are currently receiving multiple copies and wish to receive one copy of the proxy materials, please write to us at the address set forth under “Corporate Governance Matters – Communications with the Board of Directors.”

What should I do if I receive more than one Notice of Internet Availability of Proxy Materials or more than one paper copy of the proxy materials?

You may receive more than one Notice of Internet Availability of Proxy Materials or more than one paper copy of the proxy materials, including multiple proxy cards or voting instruction forms. For example, if you hold your shares in more than one brokerage account, you may receive a separate Notice of Internet Availability of Proxy Materials or a separate proxy card or voting instruction form for each account in which you hold your shares. If you are a shareholder of record and your shares are registered in more than one name, you may receive more than one Notice of Internet Availability of Proxy Materials or more than one proxy card or voting instruction form. To vote all of your shares by proxy, you must vote over the Internet the shares represented by each Notice of Internet Availability of Proxy Materials that you receive or complete, sign, date and return each proxy card or voting instruction form that you receive.

How do I sign up for electronic delivery service of proxy materials?

Instead of receiving future copies of our annual report and proxy statement by mail, shareholders of record and most beneficial owners of our shares can elect to receive an e-mail that provides electronic links to our proxy materials. Opting to receive these materials online will give you an electronic link to the proxy voting site and save us the cost of printing and mailing these materials. If you vote over the Internet, follow the prompts for enrolling in the electronic delivery service of proxy materials.

What am I voting on?

You will be voting on the following items:

•	election of the seven individuals named in “Election of Directors” to our board of directors each for a one-year term;

•	an advisory vote to approve the compensation of our named executive officers;

•	ratification of the appointment of KPMG as our independent registered public accounting firm for the year ending December 31, 2014;

•	approval of our 2014 incentive plan; and

•	any other business properly brought before the meeting or any adjournments thereof.

Our board of directors is not aware of any other matters to be brought before the meeting. If other matters are properly raised at the meeting, the persons named as proxies may vote any shares represented by proxy in their discretion.

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What are the board’s vote recommendations?

Our board recommends that you vote your shares:

•	“FOR” all of the nominees for election as directors;

•	“FOR” the advisory vote to approve the compensation of our named executive officers;

•	“FOR” the ratification of the appointment of KPMG as our independent registered public accounting firm for the year ending December 31, 2014; and

•	“FOR” approval of our 2014 incentive plan.

Who is entitled to vote?

You may vote if you owned shares of our common stock as of the close of business on April 10, 2014, the record date for the meeting. Each share of common stock is entitled to one vote on each matter presented for a vote of the shareholders. On the record date, 48,443,924 shares of our common stock were outstanding and eligible to be voted at the meeting.

How do I vote before the meeting?

If you are a registered shareholder, you have three options for voting before the meeting:

•	over the Internet at proxyvote.com by following the instructions on the Notice of Internet Availability of Proxy Materials, proxy card or voting instruction form;

•	if you received a paper copy of proxy materials and a proxy card or voting instruction form, you may vote by telephone, by calling 1-800-690-6903; or

•	by completing, dating, signing and returning a proxy card or voting instruction form by mail.

If you vote over the Internet or by telephone, please do not return your proxy card or voting instruction form.

If you are the beneficial owner and your shares are held in street name through an account with a broker or bank, your ability to vote over the Internet or by telephone depends on the voting procedures of your broker or bank. Please follow the directions that your broker or bank provides on the Notice of Internet Availability of Proxy Materials and proxy card or voting instruction form.

May I vote at the meeting?

Only shareholders of record as of the record date may attend the meeting. If you are a registered shareholder, you may vote your shares at the meeting if you attend in person. If you hold your shares through an account with a broker or bank, you must obtain instructions from the broker or bank in order to vote at the meeting. You must have photo identification and proof of ownership of your shares. Even if you plan to attend the meeting, we encourage you to vote your shares before the meeting. Participants in our 401(k) plan may instruct the trustee of that plan as to how to vote their plan shares on their behalf and cannot vote their plan shares in person at the meeting.

May I revoke my proxy and/or change my vote?

Yes, except that any change to your voting instructions for our 401(k) plan must be provided by 11:59 p.m., Eastern Time, on June 16, 2014. Otherwise, you may revoke your proxy and/or change your vote at any time before the polls close at the conclusion of voting at the meeting. You may do this by:

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•	signing another proxy card or voting instruction form with a later date and delivering it to us before the meeting;

•	voting again over the Internet or by telephone prior to 11:59 p.m., Eastern Time, on June 17, 2014;

•	voting at the meeting if you are a registered shareholder or have obtained instructions from your broker or bank if you are a beneficial owner; or

•	notifying the company’s Secretary in writing before the meeting.

What if I sign and return my proxy but do not provide voting instructions?

Proxy cards or voting instruction forms that are signed, dated and returned but do not contain voting instructions will be voted:

•	“FOR” all of the nominees for election as directors;

•	“FOR” the advisory vote to approve the compensation of our named executive officers;

•	“FOR” the ratification of the appointment of KPMG as our independent registered public accounting firm for the year ending December 31, 2014;

•	“FOR” the approval of our 2014 incentive plan; and

•	on any other matters properly brought before the meeting, in accordance with the discretion of the named proxies.

If your shares are held through an account with a broker or bank, see “—Will my shares be voted if I do not provide my proxy or voting instruction form” below.

Will my shares be voted if I do not provide my proxy or voting instruction form?

If you are a registered shareholder and do not provide a proxy by voting over the Internet, by telephone or by signing and returning a proxy card or voting instruction form, you must attend the meeting in order to vote.

If you hold shares through an account with a broker or bank, the voting of the shares by the broker or bank when you do not provide voting instructions is governed by the rules of the New York Stock Exchange, or NYSE. These rules allow brokers and banks to vote shares in their discretion on “routine” matters for which their customers do not provide voting instructions. On matters considered “non-routine,” brokers and banks may not vote shares without your instruction. Shares that brokers and banks are not authorized to vote are referred to as “broker non-votes.”

The ratification of KPMG as our independent registered public accounting firm for 2014 is considered a routine matter. Accordingly, brokers and banks may vote shares on these proposals without your instructions, and there will be no broker non-votes with respect to this proposal.

The other proposals, the election of directors, say-on-pay proposal and approval of our 2014 incentive plan are considered non-routine matters; therefore, brokers and banks cannot vote shares on those proposals without your instructions. Please note that if you want your vote to be counted on these proposals, you must instruct your broker or bank how to vote your shares. If you do not provide voting instructions, no votes will be cast on your behalf with respect to those proposals.

How many shares must be present to hold the meeting?

In order for us to conduct the meeting, holders of a majority of our outstanding shares of common stock as of the close of business on our record date of April 10, 2014 must be present in person or by proxy, which is referred

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to as a “quorum.” Your shares are counted as present if you attend the meeting and vote in person or if you properly return a proxy or vote over the Internet, by telephone or by mail. Abstentions and broker non-votes will be counted for purposes of establishing a quorum. If a quorum is not present at the meeting, the meeting may be adjourned from time to time until a quorum is present.

How many votes are needed to approve the proposals?

With respect to the election of directors, each director must be elected by a plurality of the votes cast by the shares entitled to vote and present at the meeting, which means that the nominees who receive the highest number of affirmative votes cast will be elected. Shareholders may vote ‘‘for’’ all of the director nominees, ‘‘withhold’’ authority to vote for all of the nominees or “withhold” authority to vote for any individual nominee but vote for another nominee.

The ratification of KPMG as our independent registered public accounting firm, the advisory vote to approve the compensation of our named executive officers and approval of our 2014 incentive plan require a majority of votes cast to be approved, which means that the number of “for” votes exceeds the number of “against” votes. While the say-on-pay vote is advisory in nature and is not binding on us even if approved by the majority of votes cast, our compensation committee and board will consider the results of the voting on this proposal in formulating future executive compensation policies and practices. Shareholders may vote ‘‘for,’’ ‘‘against” or “abstain” from voting on these proposals.

A proxy marked “abstain” with respect to any proposal will not have any effect on the outcome of the vote on that proposal. Similarly, broker non-votes will not be counted as votes cast with respect to any proposal and, therefore, will not have any effect on the outcome of the vote on that proposal.

How will the company solicit proxies?

In addition to soliciting proxies directly, we have requested brokerage firms, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of shares held of record by them. We also may solicit proxies through our directors, officers and employees in person and by telephone, facsimile and electronic means, without payment of additional compensation to such persons. All expenses incurred in connection with the solicitation of proxies will be borne by us. We have retained Innisfree M&A Incorporated in the solicitation of proxies for a fee of approximately $12,500 plus expenses.

Where and when will I be able to find the voting results?

You can find the official results of voting of our annual meeting in our current report on Form 8-K to be filed within four business days after the meeting. If the official results are not available at that time, we will provide preliminary voting results in our Form 8-K and will provide the final results in an amendment to our Form 8-K as soon as they become available.

How do I submit a proposal for inclusion in the company’s proxy statement for 2015?

Under Rule 14a-8(e) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, proposals of shareholders intended to be presented at the 2015 annual meeting of shareholders must be received by us on or before December 25, 2014 to be eligible for inclusion in our proxy statement and proxy card related to that meeting. Only proper proposals under Rule 14a-8 of the Exchange Act that are timely received will be included in the proxy statement and proxy card for our 2015 annual meeting of shareholders.

Our bylaws provide that shareholders seeking to bring business before a meeting of shareholders must provide notice thereof not less than 120 nor more than 150 calendar days before the first anniversary of the date of our notice of annual meeting sent to shareholders in connection with the previous year’s annual meeting, and, in such notice, provide to us certain information relating to the proposal. Any shareholder proposal received at our principal executive offices before November 29, 2014 or after December 29, 2014 will be considered untimely and, if presented at the 2015 annual meeting of shareholders, the proxy holders will be able to exercise discretionary

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authority to vote on any such proposal to the extent authorized by Rule 14a-4(c) promulgated under the Exchange Act.

For information regarding a shareholder’s submission of a director nominee candidate to the nominating and governance committee or a shareholder’s director nomination for election at an annual meeting, see “Corporate Governance Matters — Shareholder Director Nominations.”

CORPORATE GOVERNANCE MATTERS

Our board believes that good corporate governance practices lead to successful business performance. Our corporate governance practices are designed to align the interests of our board and management with those of our shareholders and to promote integrity throughout our company. Some highlights of our corporate governance practices include the following:

•	Six of our seven board members are independent, and all of our board committee members are independent, as defined by SEC rules and NYSE listing standards and our more exacting independence guidelines;

•	Our board appointed a presiding independent director to chair executive sessions of independent directors without management present, who also functions as a liaison between independent directors and our Chairman of the Board and other members of management;

•	Our board is declassified, with our directors elected annually for one-year terms;

•	Our board has adopted clear corporate governance guidelines and a code of conduct and ethics that applies to our directors, officers and employees;

•	We maintain a compliance hotline available to all of our employees, and our audit committee has procedures in place for the confidential, anonymous submission of employee concerns relating to accounting, internal controls over financial reporting or audit matters;

•	Our internal audit function maintains critical oversight over the key areas of our business and financial processes and controls and reports directly to our audit committee;

•	To assist our board in remaining current with their board duties, committee responsibilities and the many important developments affecting our business and our company, we offer training opportunities to our board, as well as participation in the National Association of Corporate Directors and the NYSE - Corporate Board Member Board Leadership Program, which offer our directors access to a wide range of in-person, peer-based and webinar educational programs on corporate governance, committee duties, board leadership and industry developments;

•	Our board conducts annual self-evaluations as part of an ongoing process designed to achieve high levels of board and committee performance;

•	Our board reviews succession planning for our CEO at least twice annually at regularly scheduled board meetings and has approved contingency procedures to enable us to respond to an unexpected vacancy in this position; and

•	We do not have a shareholder rights plan, or poison pill.

Independent Directors

The independent members of our board of directors, as defined by SEC rules and NYSE listing standards, meet in executive session at least twice a year in conjunction with regularly scheduled board meetings. In 2013, the

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independent members of our board met four times in executive session without management present. Our board of directors has affirmatively determined that all of our board members, except our Chairman and CEO, Boland T. Jones, are independent directors under SEC rules and NYSE listing standards, which constitutes a supermajority of our board members. Any independent director may call an executive session of independent directors at any time upon not less than five days’ prior notice duly given. Our independent directors have appointed a presiding independent director, Wilkie S. Colyer, who has served in this capacity since January 2007.

Our board has established guidelines to assist it in determining director independence that are more exacting than the independence requirements under SEC rules and NYSE listing standards, and which we refer to in this proxy statement as “independence guidelines.” Under our independence guidelines, a director will not be independent if:

•	The director is, or has been within the last three years, employed by us, or an immediate family member is, or has served within the last three years, as one of our executive officers;

•	The director has received during any 12-month period within the last three years any direct compensation from us in excess of $100,000, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service);

•	An immediate family member of the director has received during any 12-month period within the last three years more than $100,000 in direct compensation from us;

•	(1) The director or an immediate family member is a current partner of a firm that is our internal or external auditor; (2) The director is a current employee of such a firm; (3) An immediate family member is a current employee of such a firm and participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; or (4) The director or an immediate family member was within the last three years (but is no longer) a partner or employee of such firm and personally worked on our audit within that time;

•	The director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of our current executive officers serves or served on that company’s compensation committee;

•	The director is a current employee or executive officer, or an immediate family member is a current executive officer, of a company that has made payments to, or received payment from, us for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1.0 million or two percent of such other company’s consolidated gross revenues;

•	At the time of the independence determination, the director is an employee or executive officer, or an immediate family member is an executive officer, of another company that is indebted to us, or to which we are indebted, and the total amount of either company’s indebtedness to the other at the end of the last completed fiscal year is more than one percent of the other company’s total consolidated assets; or

•	The director serves as an officer, director or trustee of a charitable, tax exempt organization and, within the preceding three years, our discretionary charitable contributions to that organization in any single fiscal year are greater than $1.0 million or two percent of that organization’s total annual charitable receipts.

These independence guidelines are part of our corporate governance guidelines, which are available on our website at pgi.investorroom.com/governance_guidelines (or by following the “Investors” link to “Corporate Governance,” “Corporate Governance Guidelines” on our website at pgi.com). In addition to applying these independence guidelines, our board considers all relevant facts and circumstances when making a determination of independence, including commercial, industrial, banking, consulting, legal, accounting, charitable and familial

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relationships. Our board considers the issue not merely from the standpoint of a director, but also from that of persons or organizations with which the director has a significant affiliation. We believe an independent director should be free of any relationship with us or our management that is reasonably likely to impair the director’s ability to make independent judgments. If our board determines that a director who satisfies SEC rules and NYSE listing standards is independent even though he does not satisfy all of our independence guidelines, we will disclose and explain that determination in our proxy statement.

After the review and recommendation of our nominating and governance committee, our board of directors has affirmatively determined that all of our non-employee directors, Wilkie S. Colyer, K. Robert Draughon, John R. Harris, W. Steven Jones, Raymond H. Pirtle, Jr. and J. Walker Smith, Jr., are independent members of our board under SEC rules, NYSE listing standards and our independence guidelines. In reaching this determination, our board considered other companies with which our directors may be affiliated to which we provided our services in the ordinary course of business in 2013 and determined that the revenue related to these customers was immaterial. All of these relationships fell below the thresholds under our independence guidelines, SEC rules and NYSE listing standards and for disclosure in “Certain Transactions” in this proxy statement. Our board has determined that none of these relationships constituted material relationships that would impair the independence of our directors or violate our independence guidelines.

Board Leadership Structure

Our board has determined that having a combined Chairman and CEO, board committees comprised entirely of independent directors and a presiding independent director currently provides the leadership structure most appropriate for our company and is in the best interests of our company and shareholders at this time. Our Chairman and CEO is also the founder of our company and has been a contributing factor to our success since our inception, providing our strategic vision and serving as the primary voice of our company. We believe our CEO possesses the best knowledge of our company’s strategy and operations and is currently in the best position to focus the independent directors’ attention on the issues of greatest importance to our company and shareholders.

As required by our corporate governance guidelines, our independent directors have appointed a presiding independent director. The presiding independent director chairs executive sessions of the independent directors without management present and functions as a liaison between the independent directors and our Chairman and other members of management.

We believe this leadership structure, together with our other strong corporate governance practices, provides robust independent oversight of management while ensuring clear strategic alignment throughout our company by allowing one person to speak for and lead our company and board. In addition, we believe that it allows efficient communication between management and the board and a clear delineation of our Chairman and CEO’s strategic and day-to-day management operational role from the board’s oversight role. Our overall corporate governance practices combined with the strength of our independent directors minimizes any potential conflicts that may result from combining the roles of Chairman and CEO. In addition, splitting these roles could potentially make our management and governance processes less effective through undesirable duplication of roles or a blurring of lines of accountability and responsibility without any clear offsetting benefits.

Risk Oversight

Our senior management is responsible for assessing and managing our risk exposures on a day-to-day basis, including the creation of appropriate risk management programs and policies. Our board has delegated oversight of our company’s risk assessment and risk management function to our audit committee. As a result, our audit committee has principal responsibility for oversight of our risk management processes and for understanding the overall risk profile of our company. At least quarterly in connection with a regularly scheduled audit committee meeting, executive management reviews and discusses our key financial, compliance, strategic and operational risks. For each of these risks, our audit committee discusses management’s efforts to mitigate such risks. Our audit committee then regularly reports to our board on its risk oversight activities. By receiving a regular report of our key risks and the status of efforts to address and mitigate those risks, our board maintains a practical understanding of our risk philosophy, as well as the key risks our company is facing. In addition, our board discusses with management specific business risks as part of strategic reviews at regularly scheduled board meetings and has

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regular access to executive management outside of formal board meetings. Through this regular and consistent risk communication, our board has reasonable assurance that all of our material risks are being addressed and that we are instilling a risk-aware culture into our foundation of our business. In addition, pursuant to its charter, our company’s independent auditors report directly to the audit committee, which also oversees the objectives, activities and staffing of our internal auditors. Our compensation committee also oversees our compensation policies and practices to ensure that they do not encourage excessive risk taking.

Meetings of the Board of Directors

Our board encourages all board members to attend each of our annual meetings of shareholders. Where a director is unable to attend an annual meeting in person but is able to do so by video or audio conference, we will arrange for the director’s participation by these means. All of our directors attended last year’s annual meeting, either in person or via conference through our iMeet virtual meeting solution.

Our board conducts its business through meetings and unanimous written consents and through committees of our board. During the year ended December 31, 2013, our board held six meetings and took action by unanimous written consent on three occasions. Each of our directors attended 75% or more of all of the meetings of the board and committees on which they served, with overall attendance at board and committee meetings during 2013 averaging approximately 98% for our directors as a group. In addition to regularly scheduled meetings, our board members have regular access to our senior executives, and a number of our directors were involved in informal meetings with our executive management team offering advice and suggestions on a broad range of corporate matters.

Committees of the Board of Directors

We have three standing committees to which directors are appointed: our audit, compensation and nominating and governance committees. Each committee’s charter is available on our website at the links set forth below (follow the “Investors” link to “Corporate Governance,” “Board Committees”) and in print to any shareholder who requests it in writing to our Secretary at the same address under “— Communications with the Board of Directors.”

Members of our board currently serve on the committees indicated below:

Director	Audit	Compensation	Nominating and Governance
Boland T. Jones
Wilkie S. Colyer	Member	Chairman
K. Robert Draughon	Chairman
John R. Harris		Member	Chairman
W. Steven Jones	Member
Raymond H. Pirtle, Jr.	Member
J. Walker Smith, Jr.			Member

Audit Committee

Current Members	Primary Responsibilities	Number of Meetings
K. Robert Draughon (Chairman) Wilkie S. Colyer W. Steven Jones Raymond H. Pirtle, Jr.	• reviewing our financial statements, reports and other financial information; • appointing and overseeing our independent auditors, who report directly to our audit committee;	9
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•    overseeing the integrity of our financial reporting processes and the annual audit of our financial statements;

•    reviewing with our auditors our internal controls and procedures for financial reporting;

•    reviewing the quality and appropriateness of our accounting principles and underlying estimates;

•    pre-approving all audit and permitted non-audit services;

•    overseeing our company’s processes for identifying and managing risk;

•    overseeing the performance of our internal audit function;

•    establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or auditing matters and the confidential anonymous submission of concerns regarding questionable accounting or auditing matters; and

•    approving and reviewing on an ongoing basis our related party transactions.

These duties and responsibilities are set forth in our amended and restated audit committee charter, a copy of which is available on our website at pgi.investorroom.com/audit_committee_charter.

Our board of directors, at the recommendation of our nominating and governance committee, rotated the Chairman of our audit committee to Mr. Draughon from Mr. Steve Jones, effective April 29, 2013.

At least quarterly in connection with a regularly scheduled meeting, our audit committee meets separately in executive session with our external auditors and also with our internal auditors without management present. Our board of directors has determined that each of our audit committee members qualifies as an audit committee financial expert under SEC rules and NYSE listing standards, and each is financially literate and “independent,” as independence for audit committee members is defined in our independence guidelines, SEC rules and NYSE listing standards.

Compensation Committee

Current Members	Primary Responsibilities	Number of Meetings
Wilkie S. Colyer (Chairman) John R. Harris	• setting and approving the compensation goals regarding our CEO and evaluating our CEO’s performance in light of those goals; • reviewing and evaluating the compensation of our other executive officers and our compensation programs as a whole; • determining and approving the compensation of our CEO and our other executive officers; • reviewing and evaluating the compensation of our directors and recommending changes in director compensation to our board; • administering stock award grants to our directors, executive officers and other employees under our equity-based plans; and	7
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• making recommendations to the board regarding our incentive compensation plans and equity-based plans.	7

These duties and responsibilities are set forth in our amended and restated compensation committee charter, a copy of which is available on our website at pgi.investorroom.com/compensation_committee_charter.

Messrs. Colyer and Harris are independent under our independence guidelines, SEC rules and NYSE listing standards.

Our compensation committee’s charter provides that the committee has authority to delegate any of its responsibilities to subcommittees as it may deem appropriate. Our compensation committee’s charter was amended in 2013 to comply with the new SEC and NYSE standards relating to independence of compensation committee members, the authority of compensation committee members to retain compensation advisers and the requirement to consider any compensation adviser’s independence. If a third-party compensation consultant is retained to assist in evaluating the amount or form of director or executive compensation or make recommendations about such compensation, our compensation committee has the sole authority to retain, at our expense, and terminate the compensation consultant, including sole authority to approve the consultant’s fees and other retention terms. For example, our compensation committee retained a new independent compensation consultant in the fall of 2012 to complete a comprehensive study of our executive and director compensation, to review and comment on our existing compensation programs, to assist us with the design of future programs that enhance our pay-for-performance philosophy and to more closely align our compensation practices with shareholder value. For more information regarding our compensation committee’s process and procedures for considering and determining executive compensation, including the role of compensation consultants and executive officers in determining executive compensation, see “Compensation Discussion and Analysis.”

Compensation Committee Interlocks and Insider Participation

No member of our compensation committee had a relationship that requires disclosure as a compensation committee interlock.

Nominating and Governance Committee

Current Members	Primary Responsibilities	Number of Meetings
John R. Harris (Chairman) J. Walker Smith, Jr.

•    identifying individuals qualified to serve on our board, consistent with criteria approved by our board;

•    recommending that our board select a slate of director nominees for election by our shareholders at the annual meeting;

•    developing and recommending to our board a set of corporate governance principles applicable to us as may be required or appropriate for our effective governance;

•    reviewing annually our corporate governance guidelines and board committee charters;

•    overseeing the annual evaluation of our management, board and committees of the board; and

•    reporting the results of these reviews and evaluations to our board, committees and management, along with any recommendations for improvements.

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These duties and responsibilities are set forth in our nominating and governance committee charter, a copy of which is available on our website at pgi.investorroom.com/nominating_and_governance_committee_charter.

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Messrs. Harris and Smith are independent under our independence guidelines, SEC rules and NYSE listing standards.

Our nominating and governance committee evaluates and recommends nominees for election to our board based on a number of qualifications, including, but not limited to, independence and the absence of a conflict of interest that would interfere with performance as a director, character and integrity, financial literacy, level of education and business experience, sufficient time to devote to board matters and a commitment to represent the long-term interests of our shareholders.

Our corporate governance guidelines provide that our nominating and governance committee annually review the appropriate experience, skills and qualifications expected of board members in the context of the current membership of the board. These guidelines provide that this assessment should include, among other relevant factors, in the context of the perceived needs of our board at that time, issues of experience, reputation, judgment, diversity and skills. In selecting candidates for nomination, these guidelines also provide that our nominating and governance committee consider such criteria as it deems appropriate, which may include current or recent experience as a senior executive officer, business expertise currently desired on the board, with specific attention to the requirements for membership on the audit committee, industry experience and the general ability to enhance the overall composition of our board. Although we do not currently have a formal diversity policy, diversity is among the factors considered, and we believe that these guidelines will result in board members with a complementary mix of background, viewpoints, professional and educational experience and skills.

Our nominating and governance committee identifies potential director nominees through a variety of business contacts, including our current executive officers, directors, community leaders and shareholders, as a source for potential board candidates. Our nominating and governance committee may, to the extent it deems appropriate, retain a professional search firm and other advisors to identify potential nominees for directors.

Our nominating and governance committee evaluates candidates to our board by reviewing their biographical information and qualifications. If our nominating and governance committee determines that a candidate is qualified to serve on our board, at least one member of this committee seeks to interview such candidate. All members of our board also have an opportunity to interview qualified candidates. Our nominating and governance committee may provide for additional screening criteria, including independent background checks, as this committee deems appropriate to evaluate a candidate. The nominating and governance committee then determines, based on the background information and the information obtained in any interviews, whether to recommend to our board that we nominate a candidate for approval by the shareholders to fill a directorship. With respect to an incumbent director, our nominating and governance committee reviews and considers the incumbent director’s service to us during his or her term, including the number of meetings attended, level of participation and overall contribution to us, in addition to such person’s biographical information and qualifications. The manner in which our nominating and governance committee evaluates a potential nominee will not differ based on whether the candidate is recommended by one of our shareholders.

Our nominating and governance committee seeks to ensure that the composition of our board at all times adheres to the independence requirements of our independence guidelines, SEC rules and NYSE listing standards and reflects a variety of complementary experiences and backgrounds, particularly in the areas of leadership and management, sufficient to provide sound and prudent guidance with respect to our operations and interests.

Shareholder Director Nominations

Our nominating and governance committee will consider written recommendations from shareholders for nominees to our board of directors. A shareholder who wishes to recommend a person to this committee for nomination to our board must submit a written notice by mail to the nominating and governance committee at the address set forth in “— Communications with the Board of Directors.” Such a written recommendation must be received not less than 120 calendar days nor more than 150 calendar days before the first anniversary of the date of our notice of annual meeting sent to shareholders in connection with the previous year’s annual meeting. Such a recommendation to this committee should include:

•	the candidate’s name, age, business addresses and other contact information;
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•	a complete description of the candidate’s qualifications, experience, background and affiliations, as would be required to be disclosed in our proxy statement pursuant to Regulation 14A of the Exchange Act;

•	a sworn or certified statement by the candidate in which he or she consents to being named in the proxy statement as a nominee and to serve as a director if elected; and

•	the name and address of the shareholder(s) of record making such a recommendation.

In addition to the above procedures, our bylaws provide that a shareholder may propose a director candidate to be considered and voted on at an annual meeting of shareholders by providing notice thereof to our Secretary not less than 120 calendar days nor more than 150 calendar days before the first anniversary of the date of our notice of annual meeting sent to shareholders in connection with the previous year’s annual meeting; however, our board will determine whether information regarding such a director candidate will be included in our proxy statement to shareholders for the annual meeting. This notice provided by a shareholder to our Secretary must set forth certain information relating to the proposed nominee as required by our bylaws.

Code of Conduct and Ethics and Corporate Governance Guidelines

We have adopted a code of conduct and ethics that applies to all employees, directors and officers, including our principal executive officer and principal financial and accounting officer. We have also adopted corporate governance guidelines that provide a framework within which our board and management can effectively pursue our governance objectives for the benefit of our shareholders.

Our code of conduct and ethics and our corporate governance guidelines are each posted on our website, copies of which are available at pgi.investorroom.com/conduct and pgi.investorroom.com/governance_guidelines, respectively (or follow the “Investors” link to “Corporate Governance,” “Code of Conduct and Ethics” and “Corporate Governance Guidelines,” respectively, on our website pgi.com). Our code and guidelines are available in print to any shareholder who requests it by writing to our Secretary at the same address under “—Communications with the Board of Directors.” We will post any amendments to, or waivers from, any provision of our code of conduct and ethics with respect to our principal executive officer and principal financial and accounting officer or any other persons performing similar functions by disclosing the nature of such amendment or waiver at the above-referenced location on our website.

Communications with the Board of Directors

Our board accepts communications sent to the board (or to specified individual directors) by our shareholders or other interested third parties. Shareholders and other interested third parties may communicate with our board (or with our presiding independent director, our non-management directors as a group or specified individual directors) by writing to us at Premiere Global Services, Inc., c/o Secretary, 3280 Peachtree Road, NE, The Terminus Building, Suite 1000, Atlanta, Georgia 30305. All written communications received in such manner will be compiled by our Secretary and forwarded promptly to the board or appropriate director(s) prior to or at the next regularly scheduled meeting of the board.

Director Compensation

Our compensation committee reviews and evaluates the cash and equity compensation of our directors and recommends any changes in director compensation to our board. Our CEO, who also serves as Chairman of the Board, does not receive compensation for his service as a director.

In the fall of 2012, our compensation committee retained Aon Hewitt as our outside compensation consultant in connection with an evaluation of the compensation arrangements of our non-employee directors and our named executive officers. Aon Hewitt provided an analysis of relevant market data based on non-employee director compensation derived from a peer group of comparable companies and recommended changes consistent

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with market practices for similarly-situated directors. Our peer group is discussed under “Compensation Discussion and Analysis – Executive Compensation Determinations and Assessments.”

Aon Hewitt reviewed the peer group’s total compensation paid to non-employee directors, which includes retainers, board fees, committee fees and equity awards as part of our comprehensive compensation study. As previously reported in our proxy statements since 2009, our prior compensation studies concluded that the equity component of our director compensation was below market. However, our compensation committee had previously decided not to recommend any changes to the amount of director compensation based on numerous factors, including the uncertainty in the global economy and salary freezes previously in place across all levels of our company. Consistent with prior studies, our 2012 compensation study concluded that our total director compensation was well below the peer group median, primarily due to the below-market value of the equity compensation component. Based on these findings and the fact that director compensation had not been adjusted since 2005, our compensation committee recommended that our board revise its compensation beginning in 2013 as follows in order to deliver a competitive total compensation opportunity:

•	increase the annual board cash retainer to $50,000 from $30,000;

•	increase the base equity board retainer to $160,000 from 80,000;

•	provide for equity awards to our nominating and governance committee chairman and member(s) equal to their committee annual cash retainers; and

•	provide for an annual lead independent director fee of $20,000.

On December 20, 2012, our board approved the revised compensation for our non-employee directors, effective January 1, 2013. Our compensation study concluded that the proposed total director compensation for 2013 was at the 50th percentile of our peer group and that the equity-to-cash ratio of approximately 70%/30% was competitive with market practice. Our compensation committee believes that the increase in the equity component of our directors’ pay further aligns the interests of our board with our shareholders. In addition, our compensation study found that our stock ownership guidelines requiring our non-employee directors to hold five times the annual board cash retainer was competitive with our peer group, which only requires a median multiple of three times.

The chart below sets forth the elements of our non-employee director compensation for 2013:

Cash Retainers

Board Fees:	2013 ($)
Annual cash retainer(1)	50,000
Attendance at all quarterly, regularly scheduled board meetings(2)	10,000
Attendance at special board meeting	1,000
Per diem for authorized special projects and director training	1,250
Committee Annual Cash Retainers:
Chairman of audit committee	10,000
Member of audit committee	5,000
Chairman of compensation committee	10,000
Member of compensation committee	5,000
Chairman of nominating and governance committee	5,000
Member of nominating and governance committee	2,500
Lead independent director fee	20,000
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Equity Awards

Board Awards:	2013 ($)
Base equity retainer	160,000
Committee Annual Equity Retainers:
Chairman of audit committee	10,000
Member of audit committee	5,000
Chairman of compensation committee	10,000
Member of compensation committee	5,000
Chairman of nominating and governance committee	5,000
Member of nominating and governance committee	2,500

(1)	Our stock ownership guidelines require our non-employee directors to hold five times our annual cash retainer, representing $250,000 worth of our common stock.

(2)	Board years run from annual shareholders’ meeting to annual shareholders’ meeting.

We pay annual cash retainers in four quarterly installments, provided that an individual remains in that position on our board on such dates. We grant 25% of the board and committee annual equity retainers in fair market value of restricted stock to each non-employee director in arrears on the last day of each calendar quarter; provided that the director remains in that position on our board on such dates. The shares granted on such dates vest immediately in recognition of service for the prior quarter. Upon a change in control of our company (as defined in our amended and restated 2000 directors stock plan, as amended, or directors stock plan), each of our non-employee directors would receive a grant equal to the annual equity grants for the prospective year; provided that the director remains in that position on our board on such dates. We determine the number of shares to be granted by dividing the dollar amount of the applicable award by our common stock’s trailing 20-day average closing price on the grant date and pay any fractional shares in cash. One-half of the shares granted are subject to a holding period until a director meets our stock ownership guidelines. We no longer grant stock options to a director upon joining our board. Directors joining the board or a committee during a board year receive pro-rated cash retainers and equity awards.

In addition, each director may elect to defer the equity component of his compensation for Board service. Mr. Harris elected to defer the equity component of his compensation for Board service for 2012 and 2013.

Miscellaneous

We pay or reimburse directors for travel and accommodation expenses to attend meetings and other corporate functions. In addition, we encourage directors to visit our facilities, participate in executive management meetings and director education programs and to attend our annual company sales incentive trip, and we pay their expenses related to such events (including expenses for their spouse or a guest if they attend our annual sales incentive trip).

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Director Compensation for Fiscal Year 2013

Name (1)	Fees Earned or Paid in Cash ($) (2)	Stock Awards ($) (3)(4)	Total ($)
Wilkie S. Colyer	96,000	177,960	273,960
K. Robert Draughon	69,352	171,225	240,577
John R. Harris	71,000	172,875	243,875
W. Steven Jones	57,648	169,441	227,089
Raymond H. Pirtle, Jr.	66,000	167,791	233,791
J. Walker Smith, Jr.	63,500	165,248	228,748

(1)	Mr. Boland Jones does not receive compensation in any form for his service on our board as he is considered an inside director, and his compensation as our CEO is described under “Compensation Discussion and Analysis — Elements of Our Executive Compensation Program” and in our Summary Compensation Table.

(2)	Cash retainers and fees per board year are paid in arrears and in quarterly installments. Payments in 2013 for each non-employee director included: (a) an annual retainer of $50,000; (b) $10,000 if the director attended all quarterly, regularly scheduled board meetings during the board year, which all of our directors received other than Mr. Steve Jones; (c) $1,000 for attendance at one special meeting, which all of our directors received; (d) additional cash retainers for committee chairs and members, for which Mr. Colyer received $15,000, Mr. Draughon received $8,352, Mr. Harris received $10,000, Mr. Steve Jones received $6,648 (with Messrs. Draughon and Steve Jones receiving a pro rata amount based on the rotation of Chairman of our audit committee effective April 29, 2013), Mr. Pirtle received $5,000 and Mr. Smith received $2,500; and (e) $20,000 for services as the lead independent director which Mr. Colyer received.

(3)	Amounts shown reflect the aggregate fair value of the awards on the date they were granted, computed in accordance with Financial Accounting Standards Board’s Accounting Standards Codification Topic 718, or ASC 718. The grant date fair value of the stock awards is based on the fair market value of the underlying shares on the date of grant. The table below sets forth the grant date, the number of shares and the grant date fair value of each stock award during 2013. The dollar values reflected do not equal the amount reflected in the Stock Awards column above because the amounts shown in the Stock Awards column above include certain de minimis amounts (less than $20) for each quarterly award that were paid in cash in lieu of fractional shares. Stock awards granted in 2013 were as follows:

	Stock Awards
	March 31, 2013		June 30, 2013		September 30, 2013		December 31, 2013
Name	Shares (#)	Value ($)	Shares (#)	Value ($)	Shares (#)	Value ($)	Shares (#)	Value ($)
Wilkie S. Colyer	3,984	43,784	3,633	43,850	4,388	43,704	4,021	46,603
K. Robert Draughon	3,756	41,278	3,496	42,197	4,262	42,450	3,906	45,271
John R. Harris	3,870	42,531	3,529	42,595	4,262	42,450	3,906	45,271
W. Steven Jones	3,870	42,531	3,459	41,750	4,137	41,205	3,791	43,938
Raymond H. Pirtle, Jr.	3,756	41,278	3,426	41,352	4,137	41,205	3,791	43,938
J. Walker Smith, Jr.	3,699	40,652	3,374	40,724	4,074	40,577	3,733	43,265

(4)	None of our directors have any unvested stock awards. Please see “Security Ownership of Certain Beneficial Owners and Management” for a description of the common stock holdings of each director.

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CERTAIN TRANSACTIONS

Our board has adopted a statement of policy with respect to related person transactions, which sets forth in writing the policies and procedures for the review, approval or ratification of any transaction (or any series of similar transactions) in which our company was, is or will be a participant and the amount involved exceeds $5,000, and in which any related person had, has or will have a direct or indirect material interest. For purposes of the policy, a “related person” is:

•	any person who is, or at any time since the beginning of our last fiscal year was, our executive officer or director or a nominee to become one of our directors;

•	any shareholder owning in excess of five percent of our company;

•	any immediate family member of any of the foregoing persons; or

•	any firm, corporation or other entity in which any of the foregoing persons is employed or is a partner or principal or in a similar position or in which such person has a five percent or greater beneficial ownership interest.

Our board of directors has determined that the audit committee is best suited to review and approve related person transactions. Prior to the consummation of, or material amendment to, a related person transaction, our audit committee reviews the transaction and considers all relevant facts and circumstances, including, but not limited to:

•	the benefits to us from the transaction;

•	the impact on a director’s independence, if applicable;

•	the availability of other sources for comparable products or services;

•	the terms of the transaction; and

•	the terms available to unrelated third parties or employees generally.

Our audit committee approves only those related person transactions that are in, or are not inconsistent with, the best interests of our company and our shareholders. Other than a transaction involving compensation that is approved by our compensation committee, we will consummate or continue a related person transaction only if our audit committee has approved or ratified it in accordance with the guidelines set forth in the policy and the transaction is on terms comparable to those that could be obtained in arm’s length dealings in the ordinary course with unrelated third parties. Based on the conclusions reached, our audit committee evaluates all options, including but not limited to, ratification, amendment, rescission or termination of the related person transaction.

In 2013, no related party transactions required approval by our audit committee, and there are no transactions or currently proposed transactions in which our company is or will be a participant and the amount involved exceeds $120,000 and in which any related person has or will have a direct or indirect material interest.

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PROPOSAL 1

ELECTION OF DIRECTORS

Nominees

Pursuant to our bylaws, the number of our directors may not be less than three or more than ten, with the precise number to be determined by resolution of our board of directors from time to time. Currently, seven directors serve on our board. Our board is declassified, with each of our directors elected by our shareholders for one-year terms until successors are elected and qualified or until such director’s death, resignation or removal. All of our nominees were elected to the board at our annual meeting last year, with each of our directors receiving well over majority vote garnering significant shareholder support at an average of approximately 90%. All of the nominees have consented to being named and to serve if elected.

If any of the nominees should be unavailable to serve for any reason (which is not anticipated), our board may designate a substitute nominee or nominees (in which case the persons named as proxies on the proxy card or voting instruction form will vote the shares represented by all valid proxy cards or voting instruction forms for the election of such substitute nominee or nominees), allow the vacancy or vacancies to remain open until a suitable candidate or candidates are located and nominated by resolution of our board or by resolution provide for a lesser number of directors.

Our board unanimously recommends a vote “FOR” all of the nominees listed below for election as directors.

Information Regarding Nominee Directors and Executive Officers

We believe that our directors’ executive leadership, finance, global business, technology, academic and marketing experiences represent a range of perspectives that provide collaborative and candid discussions relevant to our company’s operations. Our directors’ varied experiences include CEO positions with domestic and international companies with operations inside and outside of the United States and leadership positions at leading investment banking firms, academic institutions and global marketing research companies, as well as service on other public, private and non-profit company boards. The following table summarizes the primary qualifications and skills that our nominees for director bring to our board. The lack of a mark in the table does not mean that the director does not possess that qualification or skill; rather a mark indicates a specific area of focus or expertise on which our board relies most heavily and were most relevant to the decision to nominate the director to serve on our board.

Summary of Director Qualifications and Skills

	Wilkie S. Colyer	K. Robert Draughon	John R. Harris	Boland T. Jones	W. Steven Jones	Raymond H. Pirtle	J. Walker Smith
Leadership experience	✓	✓	✓	✓	✓	✓	✓
Public company CEO (prior or current)			✓	✓	✓
Financial expertise	✓	✓	✓	✓	✓	✓
Global business experience			✓	✓	✓	✓	✓
M&A experience	✓	✓	✓	✓		✓
Public company board service and governance	✓		✓	✓	✓	✓
Technology/new media business industry experience	✓	✓	✓	✓		✓	✓
Academic/education experience					✓		✓
Brand/marketing expertise							✓

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Each director’s biographical information below describes certain key business experiences, qualifications and skills regarding our nominees for director and our current executive officers in more detail.

Director Nominees

Boland T. Jones, Chairman of the Board and Chief Executive Officer, Premiere Global Services, Inc.

Director since July 1991

As our company’s founder, Mr. Jones’ nearly two decades of experience leading our company provides an in-depth understanding of our history and complexity and adds a valuable perspective for board decision making, which supports his nomination to our board.

Mr. Jones, 54, our founder, has served as Chief Executive Officer since our inception in July 1991. Since September 1993, Mr. Jones has also served as Chairman of the Board. From February 1993 until August 1998, Mr. Jones was our President.

Former Directorships:

HSW International, Inc.

WebMD, Inc.

Wilkie S. Colyer, Advisor and Former Principal and Partner of The Breckenridge Group, Inc.

Presiding independent director since January 2007 and director since March 2004

Mr. Colyer brings more than 30 years of investment banking experience, including a focus on the telecommunications industry, to our board, which supports his nomination to our board. His considerable investment banking experience qualifies him as an audit committee financial expert.

Mr. Colyer, 64, joined The Breckenridge Group, Inc., an Atlanta-based investment banking firm, as a principal and partner in 1988 and currently serves in an advisory role. He has advised clients across a broad range of industries and transactions, including mergers and acquisitions, public offerings and private placement of equity and debt, recapitalizations and fairness opinions. Prior to joining Breckenridge, Mr. Colyer served with Robinson-Humphrey Company, Inc. and The Citizens and Southern National Bank.

Former Directorships:

Moeller Products Company, Inc.

SouthernNet Inc.

K. Robert Draughon, Chief Administrative Officer, Senior Executive Vice President of Health Grades, Inc.

Independent Director since August 2011

Mr. Draughon brings extensive financial and investment experience in public and private companies as well as strategic business development and planning knowledge to our board, all of which supports his nomination to our board. His service as a chief financial officer and his considerable strategic M&A experience qualify him as an audit committee financial expert.

Mr. Draughon, 54, has served as Chief Administrative Officer, Senior Executive Vice President of Health Grades, Inc., a leading online resource that helps consumers search, evaluate, compare and connect with physicians and hospitals, since September 2012. Prior to joining Health Grades, he served in various positions with Press Ganey Associates, Inc., a leader in quality measurement and performance improvement solutions for the health care industry, until August 2012, most recently as the President and a director from February 2010 and as the Chief Financial Officer from February 2009. Mr. Draughon also served as Press Ganey’s interim Chief Executive Officer from July 2011 to February 2012. Prior to these positions, he was Managing Partner of Forest Hills Capital Management, LLC, a private equity investment firm, from March 2008 to February 2009. He also held a variety of positions in finance and corporate development at HLTH Corporation and its subsidiary, WebMD Health Corp., from March 1998 to March

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2008, including as Chief Financial Officer of WebMD prior to its merger with HLTH, where Mr. Draughon developed and led multiple strategic partnerships with many of the world’s largest technology companies.

Former Directorships:

Press Ganey Associates, Inc.

John R. Harris, Operating Partner of glendonTodd Capital LLC

Independent director since November 2003

Having served as the chief executive officer and director of various public companies with global operations, Mr. Harris brings to our board significant expertise in domestic and international operations, including a focus on information technology and business process outsourcing, all of which supports his nomination to our board. Although no longer serving as a member of our audit committee, his service on public company audit committees and as chief executive officer of several public companies qualifies him as an audit committee financial expert.

Mr. Harris, 65, has served as an Operating Partner of glendonTodd Capital LLC, a private equity firm focused on companies in the technology-enabled business services and healthcare sectors, since February 2011. He served as Chief Executive Officer of Chemical Information Services LLC, a glendonTodd portfolio company that provides information services to the pharmaceutical and chemical industries, from February 2011 to November 2012. Mr. Harris served as President and Chief Executive Officer of eTelecare Global Solutions, Inc., a leading provider of outsourced customer care solutions, from February 2006 to October 2009, when eTelecare Global Solutions was acquired by Stream Global Services, Inc. He was Chief Executive Officer of Seven Worldwide, Inc., a digital content management company, from December 2003 to January 2005 when it was sold to Schawk, Inc. He was Chief Executive Officer and President of Delinea Corporation from July 2002 to December 2003, Chief Executive Officer and President of Exolink from August 2001 to July 2002 and Chairman and Chief Executive Officer of Ztango, Inc. from 1999 to 2001. Prior to these positions, he served in various executive positions with Electronic Data Systems Corporation for over 25 years as a corporate officer.

Current Public Directorships:

The Hackett Group, Inc. (member, audit, compensation and nominating and corporate governance committees)

Mobivity Holdings Corp. (f/k/a Commercetel Corp.) (chairman, compensation committee)

Sizmek Inc. (chairman of the board and member, nominating and corporate governance committee)

Current Private Directorships:

Working Solutions, Inc.

Former Directorships:

BancTec, Inc.

Caprock Telecommunications Corp.

Digital Generation, Inc.

eTelecare Global Solutions, Inc.

Genuity, Inc.

inVentive Health, Inc.

Principal Solar, Inc.

Seven Worldwide, Inc.

StarTek, Inc.

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W. Steven Jones, Professor of Strategy and Organizational Behavior at the Kenan-Flagler Business School of the University of North Carolina at Chapel Hill

Independent director since April 2007

Mr. Jones brings substantial expertise in international business and strategic planning due to his experience as Chief Executive Officer of one of Australia’s largest companies, as a director of Fortune 500 companies and as a management consultant with McKinsey & Company, Inc. All of this supports his nomination to our board. His service on public company audit committees and as a public company chief executive officer qualify him as an audit committee financial expert.

Mr. Jones, 62, is a Professor of Strategy and Organizational Behavior at the Kenan-Flagler Business School of the University of North Carolina at Chapel Hill, where he also served as Dean from August 2003 to August 2008. Before becoming Dean, Mr. Jones was a 15-year resident of Australia and New Zealand where he was Chief Executive Officer and Managing Director of Suncorp Metway Ltd., a publicly listed Australian banking, insurance and funds management company in Brisbane, Queensland, from 1997 through 2002. Prior to Suncorp, he was Chief Executive Officer and Managing Director of ANZ Banking Group, N.Z., Ltd. in Wellington, New Zealand and before that was a management consultant with McKinsey & Company in Australia and the United States.

Current Private Directorships:

State Farm Mutual Automobile Insurance Company

State Farm Bank

State Farm Life Insurance Company

Glen Raven, Inc.

Former Directorships:

Progress Energy, Inc.

Bank of America Corporation

Raymond H. Pirtle, Jr., Chief Manager of Claridge Company, LLC

Independent director since June 1997

As one of our longest tenured directors, Mr. Pirtle provides our board with an in-depth understanding of our company’s history as well as his extensive public company board experience and over 40 years of investment banking and financial services experience, with significant ties to the institutional investment community, all of which supports his nomination to our board. Mr. Pirtle’s considerable investment banking and financial services experience and his service on public company audit committees qualify him as an audit committee financial expert.

Mr. Pirtle, 72, has served as Chief Manager of Claridge Company, LLC, a privately-held financial services firm whose primary focus is to link small corporations with professional investors, since March 2005. He was a founder and Senior Managing Director of Avondale Partners, LLC, an independently-owned, Nashville-based financial services firm dedicated to equity research, investment banking activities and equity capital markets, from June 2001 to March 2005. He previously served as Managing Director and as a director of SunTrust Equitable Securities Corporation from February 1989 to June 2001.

Current Public Directorships:

IceWEB, Inc. (member, audit committee)

Former Directorships:

CNPV Solar Power SA

Cleantech Solutions International, Inc.

eNucleus, Inc.

Finova Group

Tricell, Inc.

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J. Walker Smith, Jr., Global Executive Chairman of The Futures Company

Independent director since June 2001

Mr. Smith brings to our board over 30 years of extensive experience in global marketing as a recognized leading authority on marketplace trends and consumer buying motivations, which supports his nomination to our board.

Mr. Smith, 58, has served as Global Executive Chairman of The Futures Company, a global marketing research company specializing in future-facing research and consulting, since the merger of Yankelovich, Inc. with Henley Centre Headlight Vision in January 2008. Mr. Smith previously was a director and President of Yankelovich, Inc., a private market services company specializing in database marketing solutions and consumer lifestyles consulting, from May 1999 to January 2008. Mr. Smith was a 2012 inductee into the North Carolina Halls of Fame in Journalism, Advertising and Public Relations.

Current Advisory and Foundation Boards:

Board of Advisors, School of Journalism and Mass Communications, University of North Carolina at Chapel Hill

Foundation Board, School of Journalism and Mass Communications, University of North Carolina at Chapel Hill

Executive Advisory Board, American Marketing Association, Atlanta Chapter

Former Directorships/Advisory Boards:

Cyber Dialog (n/k/a Fulcrum Analytics)

Screen4Me

A.C. Nielson Masters in Marketing Research Program

American Marketing Association Foundation

We believe that the individual attributes of each of our directors as described above, along with their leadership skills and other collective experience, provide us with perspectives and viewpoints to advance the long-term interests of our shareholders.

Executive Officers

Theodore P. Schrafft, President

Mr. Schrafft, 58, has served as our President since July 2006 and previously served in various executive positions with us since October 1997, including as President of our former Conferencing & Collaboration business unit and President of our former Voice and Data Messaging division. From June 1996 until October 1997, he served as President and Chief Operating Officer of Voicecom Systems, Inc., an integrated messaging and 800-based services company, which was acquired by us in October 1997. Mr. Schrafft serves as a member of the board of Junior Achievement of Georgia, Inc.

David E. Trine, Chief Financial Officer

Mr. Trine, 54, has served as our Chief Financial Officer since March 2009 and as our Executive Vice President, Finance since February 2009. He was Chief Financial Officer of LexisNexis Risk & Information Analytics Group, a Reed Elsevier company, from September 2008 to February 2009. Mr. Trine served in various roles at ChoicePoint, Inc., which is now part of LexisNexis, including as Chief Financial Officer and Senior Vice President, from October 2005 to September 2008, Treasurer from February 2000 to October 2005 and Vice President, Finance and Accounting and Corporate Controller from August 1987 to February 2000.

David M. Guthrie, Chief Technology Officer

Mr. Guthrie, 47, has served as our Chief Technology Officer since February 2004 and previously served as our Chief Strategy Officer from February 2003 to February 2004. Prior to joining us, Mr. Guthrie was a Partner with Fuqua Ventures, LLC from February 2000 to February 2003. He was Senior Vice President, Technology

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and Content of WebMD from January 1996 to February 2000. From September 1990 to January 1996, Mr. Guthrie was Chief Technology Officer of ISSI, Inc. (n/k/a DevGuru.com).

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL

OWNERS AND MANAGEMENT

Officers and Directors

The following table sets forth to the best of our knowledge certain information as of April 10, 2014, unless otherwise noted, regarding the beneficial ownership of our voting stock by:

•	each of our current directors;

•	each of our named executive officers; and

•	all of our current executive officers and directors as a group.

As of April 10, 2014, there were 48,443,924 shares of our common stock issued and outstanding. Unless otherwise indicated, the address for each person named below is 3280 Peachtree Road, NE, The Terminus Building, Suite 1000, Atlanta, Georgia 30305.

Name of Beneficial Owner	Shares of Common Stock Beneficially Owned (1)		Percent of Common Stock Owned
Boland T. Jones	3,228,496	(2)	6.7
David E. Trine	218,526	(3)	*
Theodore P. Schrafft	294,333	(4)	*
David M. Guthrie	158,970	(5)	*
Wilkie S. Colyer	144,473	(6)	*
K. Robert Draughon	32,593	(7)	*
John R. Harris	40,720	(8)	*
W. Steven Jones	54,638	(9)	*
Raymond H. Pirtle, Jr.	11,217	(10)	*
J. Walker Smith, Jr.	55,400	(11)	*
All current executive officers and directors as a group (10 persons)	4,239,366		8.8

*	Less than one percent.

(1)	Beneficial ownership is determined in accordance with the rules of the SEC that deem shares to be beneficially owned by any person who has voting or investment power with respect to such shares.

(2)	Includes 1,452,391 shares and 440,060 restricted shares held of record by Mr. Boland Jones, 4,702 shares held in our 401(k) plan for the benefit of Mr. Jones, 590 shares held of record by Mr. Jones’ spouse for which Mr. Jones holds the right to vote pursuant to an irrevocable proxy granted by Mr. Jones’ spouse to Mr. Jones and 1,330,753 shares held by Seven Gables Partnership, L.P., a limited partnership whose general partner is Seven Gables Management Company, LLC, a limited liability company whose only members are Mr. Jones and his spouse. Does not include the following shares for which Mr. Jones disclaims beneficial ownership: 55,427 shares held in a grantor retained annuity trust and 450 shares held of record by Mr. Jones’ spouse, as custodian for the benefit of two unrelated minor children under the Uniform Gifts to Minors Act.

(3)	Includes 120,793 shares and 97,733 restricted shares held of record by Mr. Trine.
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(4)	Includes 152,280 shares and 137,352 restricted shares held of record by Mr. Schrafft and 4,701 shares held in our 401(k) plan for the benefit of Mr. Schrafft.

(5)	Includes 110,529 shares and 48,441 restricted shares held of record by Mr. Guthrie.

(6)	Includes 144,473 shares held of record by Mr. Colyer and does not include 3,642 shares of which Mr. Colyer elected to defer receipt.

(7)	Includes 32,193 shares held of record by Mr. Draughon and 400 shares as custodian for the benefit of his minor children under the Uniform Gift to Minors Act.

(8)	Includes 40,720 shares held of record by Mr. Harris and does not include 28,431 shares of which Mr. Harris elected to defer receipt.

(9)	Includes 18,691 shares held of record by Mr. Steve Jones and 35,947 shares held by his trust.

(10)	Includes 11,217 shares held of record by Mr. Pirtle.

(11)	Includes 54,400 shares held of record by Mr. Smith and 1,000 shares held of record jointly by Mr. Smith and his spouse.

Principal Shareholders

The following table sets forth to the best of our knowledge each person (other than management) who is known by us to be the beneficial owner of more than five percent of any class of our voting securities as of December 31, 2013 based on filings made under Section 13(d) and Section 13(g) of the Exchange Act.

Name of Beneficial Owner	Shares of Common Stock Beneficially Owned	Percent of Common Stock Owned
T. Rowe Price Associates, Inc.	5,461,200 (1)	11.2
Goldman Sachs Asset Management	4,230,985 (2)	8.8
BlackRock, Inc.	3,032,340 (3)	6.3

(1)	On February 11, 2014, T. Rowe Price Associates, Inc., or Price Associates, (100 E. Pratt Street, Baltimore, Maryland 21202) filed a Schedule 13G/A with the SEC, which states that these securities are owned by various individual and institutional investors, which Price Associates serves as investment advisor, and beneficially owns 5,461,200 shares of our common stock with sole voting power over 1,317,460 shares of our common stock and sole dispositive power over 5,461,200 shares. For purposes of the reporting requirements of the Exchange Act, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities. According to the Schedule 13G/A, none of Price Associates’ investors individually owns five percent or more of our common stock.

(2)	On February 13, 2014, Goldman Sachs Asset Management, L.P., together with GS Investment Strategies, LLC, collectively referred to as Goldman Sachs Asset Management, (200 West Street, New York, NY 10282) filed a Schedule 13G/A with the SEC, which states that Goldman Sachs Asset Management is a registered investment adviser and beneficially owns 4,230,985 shares of our common stock, without sole voting or dispositive power, shared voting power over 3,975,490 shares and shared dispositive power over 4,230,985 shares. According to the Schedule 13G/A, none of Goldman Sachs Asset Management’s clients individually owns five percent or more of our common stock.

(3)	On January 30, 2014, BlackRock, Inc., or BlackRock, (40 East 52nd Street, New York, New York 10022) filed a Schedule 13G/A with the SEC, which states that BlackRock is a parent holding company and beneficially owns 3,032,340 shares of our common stock with sole voting and dispositive power over 3,032,340 shares. According to the Schedule 13G/A, none of BlackRock’s subsidiaries individually owns five percent or more of our common stock.

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COMPENSATION COMMITTEE REPORT

Our compensation committee has reviewed and discussed the following Compensation Discussion and Analysis section of this proxy statement with management, and based on such review and discussions, our compensation committee recommended to our board of directors that the Compensation Discussion and Analysis be included in our proxy statement.

The foregoing report has been submitted by the following members of the compensation committee.

Wilkie S. Colyer, Chairman
John R. Harris

The foregoing Report of the Compensation Committee does not constitute “soliciting material” and should not be deemed to be “filed” with the SEC or incorporated by reference into any of our other filings under the Securities Act of 1933, as amended, or the Securities Act, or the Exchange Act, except to the extent that we specifically incorporate this report by reference in any of those filings.

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COMPENSATION DISCUSSION AND ANALYSIS

Our executive compensation program is designed to deliver on our commitment to build long-term shareholder value and to pay for performance by using a balanced framework aligned with our key strategic company objectives.

Executive Summary

2013 Company Performance

Financial

•	Grew net revenues by approximately 4.3% over 2012, despite a negative impact of approximately 0.8% from fluctuations in foreign currency exchange rates
•	Grew revenues from PGi SaaS products by nearly 75% as compared to 2012
•	Generated significant free cash flow, approaching $1.00 per share*
•	Increased the borrowing capacity, extended the term and improved the pricing and covenants of our credit facility

*	See Appendix B to this proxy statement for the calculation of this non-GAAP financial measure and for a reconciliation to the most directly comparable GAAP measure.

Strategic

•	Completed three strategic acquisitions, which expand our global customer base and provide new opportunities for us to sell our SaaS-based collaboration products:
o	Powwownow
o	ACT Conferencing
o	Copper Services
•	Expanded our global distribution by entering into strategic alliances with leading international telecommunications carriers and enterprise application software and technology distribution providers:
o	Ingram Micro
o	SAP
o	Tech Data
o	TeliaSonera
•	Earned multiple awards and accolades for our product innovation, including:
o	iMeet named a Top 10 mobile application at 2013 International CES Mobile Apps Showdown
o	PGi named a Top 10 Innovative Technology Company in Georgia by the Technology Association of Georgia (TAG)

Commitment to Return Value to Our Shareholders

Total Shareholder Return (TSR)

•	Delivered approximately 18.5% year-over-year stock price increase from 2012

•	Outperformed our peer group as well as major stock indices, including the S&P 500, Russell 3000, Dow Jones US Industrial Average, NASDAQ Composite and S&P 500 Software & Services, on a three-year basis

Share Repurchase Program

•	Repurchased an aggregate of approximately $59 million, $22 million and $28 million in 2010, 2011 and 2012, respectively, of shares of our common stock
•	Additional share repurchase of an aggregate of approximately $3.5 million in 2013 and the first quarter of 2014
•	Over five million shares available for repurchase under our board-approved stock repurchase programs

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COMPARISON OF 3-YEAR CUMULATIVE TOTAL RETURN*

Among Premiere Global Services, Inc., the S&P 500 Index, the Russell 3000 Index, the Dow Jones US Industrial Average Index, the NASDAQ Composite Index, S&P 500 Software & Services and our peer group*

	12/31/10	12/31/11	12/31/12	12/31/13

Premiere Global Services, Inc.	100.00	124.56	143.82	170.44
S&P 500	100.00	102.11	118.45	156.82
Russell 3000	100.00	101.03	117.61	157.07
Dow Jones US Industrial Average	100.00	108.38	105.94	154.91
NASDAQ Composite	100.00	100.42	117.24	166.13
S&P 500 Software & Services	100.00	104.99	123.93	168.10
Peer Group**	100.00	105.61	115.91	166.69

*	This graph shows the cumulative three-year TSR of our common stock or the applicable index for fiscal years 2011, 2012 and 2013 and assumes an investment of $100 on December 31, 2010, including reinvestment of dividends. The stock price performance in this graph is not necessarily indicative of the future performance of our common stock. Total return calculations were prepared by the Research Data Group. The information provided in this table and graph shall not be deemed “soliciting material” or “filed” with the SEC or subject to Regulation 14A or 14C under the Exchange Act, other than as provided in Item 201 to Regulation S-K under the Exchange Act, or subject to the liabilities of Section 18 of the Exchange Act and shall not be deemed incorporated by reference into any filings under the Securities Act, except to the extent we specifically request that it be treated as soliciting material or specifically incorporate it by reference.

**	This graph does not include the TSR of the following peer group companies, which have been acquired and, therefore, were not publicly traded at 2013 year end: Ariba, Inc., Kenexa Corporation, Quest Software, Inc. and Websense, Inc.

Commitment to Pay for Performance

•	Our executive compensation program aligns pay with performance. The pay components of our named executive officers’ total target compensation, excluding perks, for 2013 were approximately:

	At- Risk%	Performance- Based%	Equity- Based%
CEO	80	50	60
Other NEOs (average)	71	48	47

CEO Pay Components

•	No increases in base salaries, target bonus opportunities, perquisites or severance amounts for our CEO since 2005, for our President since 2008 and for each of our CFO and CTO since 2009
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•	Strong correlation between our CEO’s total compensation and indexed TSR, as demonstrated in the chart below:

*	Total compensation is calculated based on our Summary Compensation Table.

**	Assumes investment of $100 on December 31, 2010, including reinvestment of dividends.

•	Increasingly challenging and aggressive performance targets for incentive awards demonstrated by the achievement of 100% of target incentives for revenues only in the last three years, with no executive officer achieving maximum incentives in the last eight years
•	Our CEO’s target and actual 2013 pay is below the 50th percentile of our peer group

Consideration of Say-on-Pay Votes on Executive Compensation

More than 99% shareholder support for 2013 say-on-pay

At our 2013 annual meeting, our shareholders approved our executive compensation program, with approximately 99.1% of our shareholders voting for our say-on-pay proposal. While we were pleased with our strong shareholder support, our compensation committee remains mindful of our continuing focus to further strengthen the link between our executive compensation programs and our financial performance. In response to feedback we received through our substantial ongoing shareholder outreach efforts and prior years’ say-on-pay votes, our compensation committee has taken the following actions and made significant changes to our executive compensation program:

•	Completed comprehensive compensation study
o	Utilized new independent compensation consultant for 2013 pay decisions
o	Developed revised peer group to reflect our size, strategic focus and business model
•	Eliminated the use of employment agreements for our named executive officers and entered into severance agreements that provide our executive officers with certain severance benefits upon involuntary termination, but do not otherwise provide a contractual right to base salary, bonus opportunities or perquisites
•	Increased focus on long-term performance by adjusting our CEO’s compensation mix through elimination of his stock bonus opportunity
•	Implemented an annual LTI program for our named executive officers:
o	Eliminated historical practice of granting triennial awards in favor of smaller annual awards
o	Granted 2013 LTI awards in accordance with our renewed commitment to pay-for-performance adopted in 2012, with 50% of awards being performance-based
o	Eliminated automatic single trigger vesting acceleration upon a change in control
o	Eliminated overlap of performance targets for short- and long-term incentive awards
•	Implemented robust stock ownership guidelines
•	Adopted incentive compensation recovery, or clawback, policy
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Impact of 2013 Business Results on Executive Compensation

2013 was another year of significant performance improvement for our company. We continued to make meaningful progress against our strategic initiatives to transition PGi to a SaaS model in order to increase the market opportunity for our next-generation collaboration products, as evidenced by the key highlights of our financial and strategic accomplishments set forth in “— Executive Summary.” We believe that the efforts and leadership of our senior management team, in particular our named executive officers, allowed us to successfully navigate challenging economic times and produce greatly improved results that strengthened our business and improved shareholder value. These positive developments were reflected in the third year of double digit increases in our stock price, with our stock outperforming several major stock indices, as well as our peer group on a three-year basis, as illustrated on the Comparison of 3-Year Cumulative Total Return graph in “— Executive Summary.”

We took decisive action during the economic turmoil of the last several years, including the sale of our under-performing, non-core PGiSend messaging business in 2010 in order to become a focused, pure-play collaboration company. We also pursued a number of strategic initiatives, including the development and launch of our iMeet and GlobalMeet virtual meeting solutions, along with subsequent, significant upgrades and enhancements to these solutions to increase their functionality and improve their competitive position. We believe these strategic actions will accelerate the transition of our company to a SaaS model. In addition, we entered into strategic alliances to further expand our global distribution. As a result of these actions, which entailed added expense in the short term with the objective of enhanced profitability over the long term, we have emerged with our vision set to execute on our strategy for increasing our customer value and accelerating our growth. We believe the success of our efforts is reflected in our positive stock price performance.

Our financial results and operational accomplishments achieved due to the execution of our business plan provide significant context for compensation decisions in 2013 and will continue to affect decisions for 2014. We believe our executive compensation program in recent years has resulted in compensation amounts consistent with company performance during periods of economic challenges and recovery and long-term incentives that align with our efforts to position our company for continued growth. In addition, we believe that our executives’ compensation appropriately reflects our company’s improved financial performance and recovery following the extraordinary challenges precipitated by the global recession.

Consideration of Say-on-Pay Votes on Executive Compensation

Shareholder Outreach Efforts

We have continued our ongoing shareholder engagement efforts that began prior to our initial say-on-pay vote in 2011. We believe that our shareholder outreach efforts have strengthened our compensation program, as well as our understanding of any shareholder concerns and the issues on which our shareholders are focused. We sought shareholder feedback and engaged in substantive discussions relating to our executive compensation program again in 2013 with the vast majority of our top 25 institutional investors, representing institutional holders of greater than 0.5% of our common stock, and we responded to investors who own smaller percentages who had previously reached out to us. While not all of these investors chose to engage in a dialogue with us about our executive compensation program, we continue to invite discussions with all of our shareholders and to explore ways to continue to further improve our compensation program and practices. In addition, we have also maintained an active dialogue with leading proxy advisory firms in order to better understand their evaluation of our executive compensation programs.

We appreciated the opportunity to engage in thorough discussions about our executive compensation program, and a number of our shareholders informed us that the dialogue had enabled them to increase their understanding of our program. Several of our shareholders focused our discussions on matters related to various internal and external compensation screening models used by them in formulating their voting decisions, specifically the valuation of equity awards (including the difference between reported and realized value) and a consideration of the merits of disclosure of performance goals with the potential for competitive harm to our business. In addition, some of our shareholders provided suggestions to further enhance and simplify our executive compensation disclosure. We continue to value the insights we gain through such discussions. Further, we believe that we have

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been responsive and implemented a number of recommended meaningful changes, as discussed in “— Compensation Practices that Benefit Our Shareholders.”

Executive Compensation Program Changes

Our compensation committee appreciates and values the views of our shareholders and undertakes an in-depth, comprehensive review of the investor feedback received in connection with our annual meeting and deliberates extensively concerning the results of the votes on our executive compensation program. In light of our prior year say-on-pay vote results and in consideration of ongoing shareholder input obtained, evolving market practices and our compensation study findings, our compensation committee took a number of specific actions with respect to the compensation of our named executive officers in 2013, which are described below:

Completion of Comprehensive Compensation Study

Our compensation committee engaged a new independent compensation consultant, Aon Hewitt, to design, review and comment on our existing executive compensation program and to assist with the design of future programs that enhance our pay-for-performance philosophy and closely align our compensation practices with shareholder value. In November 2012, Aon Hewitt completed a comprehensive study of our executive and director compensation using a revised compensation peer group that reflects our size, strategic focus and business model.

Elimination of the Use of Employment Agreements for our Named Executive Officers

Our comprehensive compensation study reviewed the employment, severance and change in control agreements among our peer group, including severance pay and triggers. Our compensation committee determined that it was in the best interests of our company and our shareholders to eliminate the use of employment agreements for our named executive officers. Accordingly, in December 2012, with each of our named executive officer’s support and consent, our compensation committee terminated the employment agreements then in place and entered into severance agreements with each of them, effective January 1, 2013. Each of our severance arrangements with executive officers utilize “double trigger” provisions upon termination following a change in control, which our compensation committee believes is competitive with the market.

Implementation of New Annual LTI Program

With the implementation of our new LTI program, we eliminated our historical practice of granting triennial LTI equity awards and shifted to granting smaller, annual equity awards beginning in 2013. Pursuant to our renewed commitment to pay-for-performance adopted in 2012, the annual equity awards for 2013 were divided equally between performance-based awards and time-based awards, which strengthened our prior practice that at least one-third of LTI shares be performance-based. In addition, we eliminated single trigger vesting acceleration upon a change in control. Based on the feedback received during our shareholder outreach efforts, our compensation committee also eliminated the overlap of performance targets for short-term and long-term incentive awards by utilizing a metric for our performance-based LTI awards that is different from the metrics used for our incentive cash bonuses. Although our shareholders can begin to see the impact of these changes as reflected in our Summary Compensation Table for 2013, it will take several years to see the full effect as prior LTI awards to certain of our named executive officers continue to vest and the vesting periods of our annual LTI awards begin to overlap over several performance periods.

Increased Focus on Long-Term Performance by Adjusting our CEO’s Compensation Mix

Historically, in addition to his cash bonus opportunity, our CEO was also eligible to receive incentive stock bonuses having a value equal to the cash bonuses he earned during the relevant fiscal year granted in the form of restricted stock and subject to an 18-month holding period. Based on our compensation study findings and feedback from some of our investors, our compensation committee determined to adjust our CEO’s compensation mix to better align with market and competitive practices to tie more of his compensation to long-term performance. Accordingly, our compensation committee eliminated our CEO’s stock bonus opportunity beginning in 2013.

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Implementation of Robust Stock Ownership Guidelines

Our board implemented stock ownership guidelines that require our named executive officers and directors to hold a meaningful level of stock ownership in our company. Our stock ownership guidelines are based on a multiple of base salary or base cash retainer as set forth in the table below, which also illustrates compliance with these requirements by each of our executive officers and by our directors:

	Target Multiple	Actual Multiple (*)
CEO	6x base salary	37.0x
CFO	3x base salary	4.5x
President	3x base salary	4.5x
CTO	3x base salary	3.5x
Non-Employee Directors (average)	5x base cash retainer	14.2x

(*)	Calculated as of our record date of April 10, 2014 and in accordance with our stock ownership guidelines, which differ from the calculation of beneficial ownership reported in “Security Ownership of Certain Beneficial Owners and Management – Officers and Directors.”

Our named executive officers and directors have five years from adoption of the policy in April 2012 to comply with the guidelines. In addition, executive officers and directors must hold 50% of net after-tax shares issued upon vesting of restricted stock until the respective ownership levels are achieved. Once the ownership requirements are achieved, the holding period no longer applies.

Our CEO’s stock ownership significantly exceeds the guidelines as he is one of our largest shareholders and beneficially owns approximately 6.7% of our common stock. Each of our named executive officers and our directors either exceeds or is on track to achieve the ownership requirements within the time frame established.

Adoption of Compensation Clawback Policy

Our board adopted an incentive compensation clawback policy. In the event that we are required to prepare an accounting restatement due to material noncompliance with financial reporting requirements, we will require reimbursement of compensation from each executive officer who received incentive bonus awards or realized compensation from equity awards during the three-year period preceding the restatement, regardless of whether the officer engaged in misconduct or otherwise caused or contributed to the requirement for the restatement. Our board will amend the clawback policy, as needed, once the SEC adopts the final implementing rules regarding compensation clawbacks mandated by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010.

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Compensation Practices that Benefit Our Shareholders

Our executive compensation program is characterized by the following key practices and policies that reinforce our retention strategies while implementing what our compensation committee considers to be best practices to drive performance and align our executive officers’ interests with those of our shareholders:

What We Do

✓	Align pay with company performance through our renewed commitment to pay-for-performance, with 50% of awards under our annual LTI program performance-based

✓	Intend for a significant portion of executive compensation to be at risk, either in the form of incentive cash bonuses or LTI awards, to align compensation with sustained shareholder value

✓	Engage in ongoing substantial shareholder outreach efforts

✓	Utilize an independent compensation consultant engaged by, and reporting directly to, our compensation committee who provides no other services to our company

✓	Utilize multiple performance goals, which decrease the named executive officers’ incentive to focus on a single performance metric to the detriment of others

✓	Utilize challenging performance targets, consisting of clearly defined and measurable financial and non-financial metrics

✓	Include thresholds and caps for incentive awards that define a minimum level achievement before any payout is earned and protects against unintended excessive payouts

✓	Maintain robust ownership guidelines for our named executive officers and directors

✓	Utilize a compensation clawback policy

✓	Mitigate potential dilutive effect of equity awards through our board-approved share repurchase program

What We Don’t Do

Ð	No employment agreements for our named executive officers

Ð	No guaranteed salary increases or guaranteed bonuses

Ð	No single trigger severance payments or vesting acceleration upon a change in control

Ð	No excise tax gross-ups

Ð	No pension plans or supplemental executive retirement plans

Ð	No repricing or replacing underwater stock options without shareholder approval

Ð	No engaging in speculative transactions in our securities by our named executive officers, directors and other designated employees

Ð	No current payment of dividends or dividend equivalent rights on unvested shares of our LTI awards

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Executive Compensation Program Objectives

We believe that the performance and contribution of our named executive officers are critical to our overall success. The goal of our executive compensation program is the same as our goal for operating our company – to create long-term value for our shareholders. Our objective is to have a compensation program that will allow us to attract and retain highly-qualified executives, motivate them to achieve our overall business objectives, reward superior performance and align the interests of our executive officers with our shareholders. We believe that in order to effectively accomplish these objectives our program must:

•	provide our executive officers with total compensation opportunities at levels that are competitive for comparable positions at companies with whom we compete for talent;

•	tie a significant portion of each executive officer’s compensation to performance and success in achieving our business strategy, management initiatives and financial, operational and other goals through at-risk incentive awards;

•	provide an appropriate balance of rewards for the short- and long-term financial and strategic business decisions needed to ensure sustained business performance over time without encouraging excessive risk taking;

•	provide meaningful upside opportunities for exceptional performance, which may result in differentiated compensation among executive officers based on performance; and

•	closely align our executive officers’ interests with those of our shareholders by making equity-based incentives a core element of our executive compensation program.

Executive Compensation Determinations and Assessments

Role of the Compensation Committee

Our compensation committee is responsible for setting and approving the compensation of our named executive officers. Information about the compensation committee and its composition, responsibilities and operations can be found under “Corporate Governance Matters — Committees of the Board of Directors — Compensation Committee.”

Our goal is to reward the achievement of performance objectives and the assumption of additional responsibilities by our named executive officers. Determinations and assessments of executive compensation primarily are driven by the consideration of:

•	information regarding the compensation levels, programs and practices for comparable executive positions at certain similarly-situated companies; and

•	company and individual performance, which results in a significant portion of the total compensation of each executive officer being at risk based on short- and long-term performance.

Role of Management

Certain of our named executive officers participate in gathering and presenting facts relating to compensation matters as requested by our compensation committee. Our CEO participates in discussions and makes compensation recommendations to our compensation committee with respect to executive officers other than himself, but does not participate in the final determination of his own compensation. In making these recommendations, our CEO evaluates and considers our other executive officers’ performance, scope of responsibilities and accountability for overall company objectives and their compensation in relation to other executive officers. Our compensation committee considers these recommendations, along with their own assessment of each executive officer’s individual performance and overall contribution to our company, in

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determining the compensation for each of our executive officers.

Role of the Independent Compensation Consultant

As needed and pursuant to authority under its charter, our compensation committee may periodically retain outside compensation consultants and advisers to provide analysis of compensation packages of other companies in order to gauge the competitiveness of our programs.

In the fall of 2012, our compensation committee engaged Aon Hewitt as its new independent compensation consultant to conduct a comprehensive study of our executive compensation programs, including assistance with the design of our annual LTI program to enhance our pay-for-performance philosophy and more closely align our compensation practices with shareholder value. Our compensation committee has also subsequently engaged Aon Hewitt again to conduct an executive compensation study, which was completed in early 2014.

Aon Hewitt annually certifies to our compensation committee the independence of its executive compensation services and adherence to strict independence policies, practices and procedures. Aon Hewitt does not perform any other services for us. Our compensation committee reviewed its relationship with Aon Hewitt and considered all relevant factors including those set forth in Rule 10C-1(b)(4)(i) through (vi) under the Exchange Act. Based on this review, our compensation committee believes that there is no conflict of interest raised by the work performed by Aon Hewitt.

Role of Peer Companies and Competitive Market Data

Aon Hewitt provided an analysis of relevant market data relating to the compensation of our named executive officers derived from a peer group of comparable companies. Our peer group for 2013 consisted of the following companies:

• Ariba, Inc.*	• Informatica Corporation	• The Ultimate Software Group, Inc.
• Blackbaud, Inc.	• Kenexa Corporation*	• TIBCO Software Inc.
• Concur Technologies, Inc.	• NetSuite Inc.	• Verint Systems Inc.
• DealerTrack Technologies, Inc.	• Quest Software, Inc.*	• VeriSign, Inc.
• Digital River, Inc.	• RealPage, Inc.	• Websense, Inc.*
• Epiq Systems, Inc.

*	These peer group companies have been acquired and, therefore, were not publicly traded at 2013 year end. As a result, they are not a part of our 2014 peer group.

Aon Hewitt recommended these companies because they are similarly situated to us in terms of size and industry, they have executive officer positions that are comparable to ours in terms of breadth and scope of responsibilities and we compete with them for director and executive talent. In constructing our peer group, our compensation committee, with Aon Hewitt’s assistance, included SaaS companies within Standard and Poor’s Global Industry Classification Standard, or GICS industry group, for “Information Technology — Software & Services,” including application systems or Internet software companies. Our compensation committee also considered companies that were in potential peer companies’ own compensation peer groups. While not necessarily direct competitors of ours, our peer group includes companies that frequently offer their services through online, on-demand or subscription business models similar to ours. Our compensation committee only selected peer companies that fell within the range of 0.5 to 2.0 times our revenues, with our revenues above the peer group median at the 67th percentile. In addition, our peer group excludes certain direct competitors listed in our annual report on Form 10-K for the years ended December 31, 2012 and 2013, because while such companies may offer competing services their revenues fell outside this range. Our compensation committee selected the revised peer group to ensure that it was more closely aligned with our company’s strategy, focus and size, particularly in light of the sale of our PGiSend messaging business in late 2010 and our transition to a SaaS business model.

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Aon Hewitt analyzed base salary, target bonus, long-term incentives and total target compensation of our named executive officers relative to the peer group. The compensation study concluded that the total target compensation for each of our executive officers for 2013 was at or below the 50th percentile of our peer group, primarily due to below-market LTI opportunities. Our compensation committee does not target or set compensation as a specific percentile of the peer group data or apply a specific formula to determine any adjustments to overall or individual executive pay. Instead, our compensation committee considers the results of the compensation study and the publicly-available compensation data as reported by our peer group as one of many factors and as a basis for general guidance and comparison in determining compensation for our executive officers. Accordingly, our compensation committee used the findings of our 2012 compensation study in determining the relative amounts of the elements of the compensation of our executive officers for 2013.

Our compensation committee generally strives to maintain internal pay equity among our named executive officers, while recognizing that exceptional performance on the part of any one executive can result in differentiated compensation among our executive officers. For example, our CEO’s 2013 total target compensation is approximately 2.08 times our next highest paid officer and 2.98 times the average of our other named executive officers, which our compensation committee believes is reasonable. In addition, our CEO’s compensation package differs from that of our other executive officers given his role and responsibilities for the management and strategic direction of our company as a whole, as well as his substantial obligations as the voice and vision of our company. Our compensation committee also recognizes that he was our founder and has been a contributing factor to our success since our inception.

Elements of Our Executive Compensation Program

Our executive compensation program consists primarily of the following integrated components: base salary, incentive cash bonuses and long-term equity incentive awards, which together make up an executive officer’s total direct compensation in a given year or performance period. This program is rounded out with perquisites and other executive benefits and severance arrangements. Our compensation committee has chosen these elements of compensation in order to create flexible packages that reflect the long-term interests of our business while rewarding both the achievement of the short- and long-term performance goals of our company and the individual named executive officer.

Compensation Component	Link to Compensation Objectives	Key 2013 Actions
Base Salary	Fixed compensation component for performing day-to-day responsibilities, intended to compensate executive officers for level of position held.	No base salary increases in 2013.
Incentive Cash Bonuses	Variable, performance-based compensation component to motivate and reward achievement of our short-term financial and strategic objectives.	No target bonus opportunity increases in 2013. Total potential payouts range from 0% to 150% of target performance. Our executive officers achieved 90.7% of the possible target incentive cash bonus payouts against our shared financial metrics.
Long-Term Equity Incentive Awards	At-risk compensation component with combination of performance shares and restricted stock awards. Amount actually earned will vary based on company performance and stock appreciation. Aligns our executive officers’ long-term compensation interests with our shareholders’ investment interests and creates a retention incentive through multi-year vesting and performance cycles.	Implementation of new annual LTI program utilizing non-GAAP EPS financial metric over a two-year performance period with an additional one-year time-based vesting requirement.
Perquisites and Other Executive Benefits	Limited perquisites offered to provide business-related benefit to our company and to ensure competitiveness to attract and retain executive officers.	No changes to types of perquisite benefits in 2013.
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Compensation Component	Link to Compensation Objectives	Key 2013 Actions
Post-Employment Compensation	Severance arrangements intended to provide temporary income following an executive officer’s involuntary termination of employment and, in the case of a change in control, to also provide continuity of management and a measure of financial motivation to eliminate, or at least reduce, any reluctance of our executive officers to pursue change in control transactions that may be in the best interest of our shareholders.	No increases in severance amount formulas in 2013. Elimination of employment agreements for our executive officers and single trigger stock acceleration on a change in control of our company. No pension plans or supplemental executive retirement plans offered.

Base Salary

Base salary is a fixed component of each named executive officer’s total direct compensation, in contrast to incentive and equity compensation, which is at risk based on performance, continued employment or both. Other elements of our executive compensation, such as incentive cash bonuses, are determined as a percentage of base salary. In setting base salaries, our compensation committee considers the executive officer’s experience, length of service, scope of responsibility and accountability and his personal contribution to the financial and operational performance of our company.

The table below sets forth the annual base salaries of our named executive officers for 2013, as well as the year-over-year percentage change and the date the salary went into effect:

Named Executive Officer	2013 Salary ($)	Change from 2012 (%)	Salary Effective Since
Boland T. Jones	900,000	—	January 1, 2005
David E. Trine	375,000	—	February 19, 2009
Theodore P. Schrafft	500,000	—	January 23, 2008
David M. Guthrie	400,000	—	June 30, 2008

Incentive Cash Bonuses

We design our incentive cash bonuses to reward our named executive officers for short-term performance and the achievement of financial and strategic results on a quarterly and annual basis. Each executive officer’s bonus is at risk based on how well our company and the executive officer perform.

All of our named executive officers were eligible for incentive cash bonuses in 2013, with 80% of the target bonuses for our executive officers for the calendar year allocated to the achievement of quarterly targets (20% per quarter) and 20% allocated to the achievement of annual targets. Because financial bonus metrics are based upon cumulative rather than stand-alone quarterly targets, we effectively pay 40% of bonuses based on annual targets. We do not guarantee any bonus for any of our executive officers.

Target Opportunities

Our incentive cash bonuses are designed to focus management attention and effort on the attainment of objective financial and strategic performance goals. Each named executive officer is assigned a target award opportunity, expressed as a percentage of base salary, as further described below. Each executive officer’s bonus depends on his performance against pre-established objectives, which can be 0% for failure to achieve minimum threshold performance or as much as 150% of the target opportunity for overachievement on superior performance.

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The table below sets forth the annual target bonus opportunity of our named executive officers for 2013, as well as the year-over-year percentage change and the date the target bonus opportunity went into effect:

Named Executive Officer	2013 Target Bonus Opportunity (as a % of base salary)	2013 Target Bonus Opportunity ($)	Change from 2012 (%)	Target Bonus Opportunity Effective Since
Boland T. Jones	100	900,000	—	January 1, 2005
David E. Trine	60	225,000	—	January 21, 2010
Theodore P. Schrafft	150	750,000	—	January 23, 2008
David M. Guthrie	60	240,000	—	January 21, 2010

Performance Goals

Each named executive officer’s performance and contribution towards the success of our company is reflected in what he receives as an incentive cash bonus. These incentives reflect an assessment of an executive officer’s contribution to our achievement of corporate goals, including financial measures, as well as the degree of challenge in their position. Our compensation committee establishes performance goals each year, generally in January, using pre-determined, objective targets based upon company financial metrics, as well as certain individual objectives based upon company strategic initiatives depending on each executive officer’s role in our company. The performance objectives are based on our internal operating plan budget each year, as recommended by our executive management to, and approved by, our board in December of the prior year. We believe that these performance goals appropriately motivate our executive officers to meet company objectives which, if achieved, will result in value to our shareholders.

Specific performance goals and the relative weightings varied among our named executive officers depending on individual position, priorities and effects on financial results and represent areas where our compensation committee believes that our executive officers should focus their energies to drive growth in our business. We believe that this individual assessment promotes accountability for each executive officer’s performance and helps differentiate our executive compensation based on performance.

Bonus criteria for all of our named executive officers:

•	include shared financial metrics of revenues and adjusted EBITDA as performance targets;

•	are based on constant foreign currency exchange rates; and

•	provide an opportunity to achieve greater than 100% of the target opportunity for superior financial performance, with sliding scales and data between points interpolated on a straight-line basis, based upon cumulative rather than stand-alone quarterly targets.

We believe that including shared financial metrics and increased bonus opportunity for overachievement in our named executive officers’ bonus criteria is appropriate because our executive management group needs to operate as a team to achieve our company objectives. In addition, we fund the bonus pool for other eligible employees based upon our achievement of these shared financial metrics. In January 2013, our compensation committee approved the performance targets for incentive cash bonuses for 2013 for our named executive officers, as set forth below:

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Each of our named executive officers may earn between 70% and 150% of his target bonus awards applicable to revenues and adjusted EBITDA criteria in the differing percentages set forth above based on a sliding scale for achievement of at least 90% to greater than or equal to 110% of goals related to these bonus criteria. This sliding scale is set forth below, with data between points interpolated on a straight-line basis:

Performance Percentage of Target	Payout Percentage of Bonus Earned
<90	0
90	70
95	85
100	100
105	125
110 or greater	150

Our CFO’s network margin metric is also subject to the sliding scale set forth above. Our CTO’s technology development goals are not subject to this sliding scale, but are subject to pro rata achievement.

Our 2013 operating plan goals were based on the expectation that the global economy would grow modestly during 2013 and contemplated our continued increase in revenue growth. We achieved 100% of our revenues target and slightly above our minimum threshold on our adjusted EBITDA target, which resulted in achievement and payout of approximately 95.9% and 87.8%, respectively, against target on our shared financial metrics on a combined annual basis.

Our actual 2013 year end results as compared to the shared financial metrics from our 2013 internal operating plan budget were as follows (in thousands):

Performance Target	2013 Operating Plan ($)	2013 Actual Results (at constant currency rates) ($) (*)	Achievement (%)	Payout (%)
Revenues	529,008	529,783	100.1	100.7
Adjusted EBITDA	98,222	89,981	91.6	74.8

(*)	See Appendix A to this proxy statement for calculation of these non-GAAP financial measures and for reconciliation to the most directly comparable GAAP measures.

We do not publicly disclose certain specific quarterly or annual operating objectives, which are based on our confidential, internal operating plan for the fiscal year. We generally do not provide public financial guidance on a quarterly basis and only provide annual ranges for revenues and earnings. We are not disclosing the specific quarterly or annual performance targets for the other goals discussed above because we believe such disclosure would cause us competitive harm by providing competitors and other third parties with insights into our targeted financial metrics and planning process that may indicate the priority we place on certain strategic initiatives. For example, we do not disclose our CFO’s network margin goals as they are calculated using specific detail about our cost strategies included in line items to our financial statements related to our costs associated with telecommunications service and third-party web providers. Similarly, our CTO’s technology goals are linked

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directly to releases of, and enhancements and upgrades to, our SaaS-based collaboration solutions, which are inherently sensitive in nature and reflect the intended timing of the introduction of our new services. We believe that competitors could use this information in devising their own market and growth strategies in attempts to compete more successfully with us.

The performance targets are intended to be challenging, but realistic and reasonable, in order to drive sustainable growth and performance and are generally set at amounts to show improvement over prior years. Overall, we believe that our incentive cash bonuses require strong performance in order to achieve target compensation and that our named executive officers’ relative pay is aligned with relative performance.

The following chart illustrates the achievement against target and maximum incentive cash bonus payouts for our CEO from 2009 – 2013, which we believe demonstrates the challenging nature of our financial targets:

We have achieved 100% of target incentives for revenues in the past three years and have not achieved 100% of target for adjusted EBITDA in any of the last five years.

Despite continued improvement in our financial results in 2013, we only achieved 90.7% of the possible target incentive cash bonus payouts against our shared financial metrics. Performance against these metrics resulted in the following percentage achievement against target in each quarter and for fiscal year 2013:

Percentage Achievement

Performance Target	Q1	Q2	Q3	Q4	Annual
Revenues	99.7	99.7	99.6	100.1	100.1
Adjusted EBITDA	95.9	95.3	95.0	91.6	91.6
Network Margin	99.0	98.2	98.0	98.7	98.7
Technology Development	100.0	100.0	95.0	83.3	94.6

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Based on these achievements, our named executive officers earned the following 2013 bonuses as a percentage of their target bonus award payouts:

Named Executive Officer	Target ($)	Actual ($)	Percentage of Target
Boland T. Jones	900,000	816,284	90.7
David E. Trine	225,000	207,693	92.3
Theodore P. Schrafft	750,000	680,236	90.7
David M. Guthrie	240,000	221,399	92.2

The Grants of Plan-Based Awards in Fiscal Year 2013 table shows the threshold, target and maximum incentive cash bonuses that each of our named executive officers was eligible to receive in 2013. Their actual incentive cash bonus awards earned in 2013 are shown in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.

Long-Term Equity Incentive Awards

We believe that long-term equity incentive awards reward and assist with the retention of company leaders. By aligning financial rewards with the economic interests of our shareholders, named executive officers are encouraged to be proactive and forward-looking in meeting challenges in our competitive business and in working toward achieving our long-term strategic objectives. In addition, we believe that equity incentive awards vesting over multiple years serve as an important compensation link between an executive officer’s decision making and the long-term outcomes of decisions. In order to foster this perspective, we currently use restricted stock awards as our long-term equity vehicle for our executive officers. Our compensation committee believes that restricted stock is a useful equity award vehicle because both increases and decreases in stock price affect the value of restricted stock, which provides a level of incentive even during periods of general market or industry stagnation or declines, when our stock price may be affected by such conditions or when favorable company performance may not be reflected in our stock price. Restricted stock awards encourage our executive officers to manage our company from the perspective of an owner with a continuing equity stake in our business. Award recommendations are made on the basis of an executive officer’s level of responsibility, contribution and value to the overall management of our company.

In March 2013, our compensation committee completed the design of our new annual LTI program. Our compensation committee approved an LTI award of restricted shares, with a grant date of March 31, 2013, to each of our named executive officers as follows:

Named Executive Officer	Number of Performance-Based Restricted Shares	Number of Time-Based Restricted Shares
Boland T. Jones	125,900	125,900
David E. Trine	27,300	27,300
Theodore P. Schrafft	34,950	34,950
David M. Guthrie	17,150	17,150

Our compensation study concluded that the value of LTI awards for each of our named executive officers was at or below market with our peer group.

With the implementation of our new LTI program, we eliminated our historical practice of granting triennial LTI equity awards and shifted to granting smaller, annual equity awards beginning in 2013. In addition, we have eliminated single trigger vesting acceleration upon a change in control for all awards.

Pursuant to our renewed commitment to pay-for-performance adopted in 2012, annual LTI awards for our named executive officers for 2013 are divided equally between performance-based awards and time-based awards, which strengthened our prior practice that at least one-third of LTI shares be performance-based. Our compensation

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committee believes this allocation provides for a good alignment of incentives with company performance and a fair balance in the extent to which executive compensation is at risk both by being tied to the performance of our company’s business and to the value of our company’s shares.

Our compensation committee selected a two-year performance period because of the inherent difficulty in setting meaningful long-term goals beyond two years given the continued uncertainty in global economic conditions, particularly during this pivotal transformation time for our company as we transition to a SaaS business model. Our compensation committee included an additional one-year time vesting period after the performance period ends for 50% of the earned shares, so that awards earned do not fully vest until the end of a three-year period, with the final value of those shares being dependent on our stock price performance in the third year.

Our compensation committee established a specified non-GAAP earnings per share from continuing operations, or non-GAAP EPS, target as the sole performance target for our 2013 LTI performance-based equity awards for simplicity of administration and to incentivize our officers to achieve maximum bottom line growth. Our compensation committee also selected this target because our compensation study found that the vast majority of our peer group used an earnings target for their LTI program and because we provide financial guidance, and analysts’ estimates are based, on our non-GAAP EPS. We reconcile non-GAAP EPS to the most comparable GAAP measure in our quarterly and year-end earnings releases. In addition, we view non-GAAP EPS growth as a key long-term driver of TSR. Our compensation committee decided to utilize non-GAAP EPS as the 2013 LTI performance target in order to diversify between, and eliminate overlap from, the long- and the short-term incentive goals by incorporating an earnings component. Our compensation committee considered internal pay equity in its determination to decrease the annual LTI award for each of Messrs. Schrafft and Guthrie by the amount of any unvested shares from prior LTI awards as we transition to our annual program.

Up to 50% of the performance-based shares will vest based on achievement of the two-year non-GAAP EPS performance target as certified by our compensation committee on the date of the first payroll following our fourth quarter and year-end earnings release for 2014, based upon the following sliding scale, with data between points interpolated on a straight-line basis (which is the same sliding scale set forth above for our inventive cash bonus awards, capped at 100% payout):

Performance Percentage of Target	Payout Percentage of LTI Earned
<90	0
90	70
95	85
100	100

A number of shares equal to the number of shares that are earned in that first tranche will vest on March 31, 2016, provided the named executive officer is still employed by us. Any shares that are not earned upon the determination of the achievement of the performance target are forfeited. Consistent with past practice, the time-based LTI awards vest for Messrs. Jones and Schrafft in equal quarterly installments and for Messrs. Trine and Guthrie in annual installments of 25%, 25% and 50%.

Perquisites and Other Executive Benefits

We provide our named executive officers with various retirement savings, health and welfare and other broad-based employee benefits generally available to all of our employees. We maintain a broad-based qualified 401(k) defined contribution plan in which our executive officers are eligible to participate, along with a substantial majority of our employees. Given the continued uncertainty of global economic conditions, we suspended any discretionary match of employee contributions indefinitely as part of our initiatives to evaluate our cost structure beginning in the second quarter of 2009. We do not offer pension plans or supplemental retirement programs to any of our employees.

We also offer limited perquisites to our named executive officers to ensure competitiveness at the senior leadership level and in order to minimize distractions from, and allow our executive officers to devote additional time to, our company initiatives. We generally provide our executive officers with some or all of the following

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perquisites: enhanced life insurance and supplemental disability premiums, professional fees associated with tax and estate planning and tax preparation, club membership dues, auto allowance and work place secured parking.

In addition, each year we hold a company sales incentive trip to award the top achievers in our sales and service organization. If they so choose, all participants may be accompanied by their spouse or a guest, and in certain years depending upon the location of the trip, their children. In 2013, all of our named executive officers attended the trip accompanied by their spouses, for whom we paid the cost of the trip, except for Mr. Trine. For information on the incremental cost of these perquisites and other personal benefits to our company, see footnote 4 to the Summary Compensation Table. In addition, on certain occasions, a named executive officer’s spouse or other family member may accompany him while traveling on business on a charter flight when such family member is invited to attend an event or for an appropriate business purpose or if the aircraft is already flying to a destination for business purposes. In each of those instances in 2013, the additional incremental costs as a result of any family members accompanying such officers was considered to be de minimis and, as a result, we do not include such amounts in the Summary Compensation Table in this proxy statement.

Severance Arrangements

Our compensation study reviewed the employment, severance and change in control agreements among our peer group, including severance pay and triggers. After taking into account views of some of our shareholders received during our substantial ongoing shareholder outreach efforts, evolving market practices and our compensation study findings, our compensation committee determined that it was in the best interests of our company and shareholders to eliminate the use of employment agreements for our named executive officers. In order to attract and retain highly-qualified executive officers, severance agreements with our executive officers contain specified severance benefits under certain conditions and upon a double trigger termination following a change in control of the company. Our compensation committee has eliminated single trigger acceleration upon a change in control. Our compensation committee believes that our severance arrangements, including the conditions under which such benefits are triggered and the amount of such benefits, are comparable to those provided by similarly-situated companies and are designed to be competitive with market practices. Our severance agreements do not provide for a contractual right to base salary, bonus opportunities or perquisites and did not increase the severance amounts for any of our executive officers. We have not increased the severance amounts for Mr. Jones since 2005, for Mr. Schrafft since 2008 and for each of Messrs. Trine and Guthrie since 2009. Termination, severance payments and benefits and change in control provisions for our executive officers are described under “— Potential Payments upon Termination or Change in Control.”

Other Compensation Considerations

Anti-Pledging and Hedging Policies

Our insider trading policy prohibits our directors, named executive officers and other designated personnel from engaging in short sales or transactions in puts, calls or other derivative securities involving our common stock, holding our stock in a margin account or pledging our stock as collateral for a loan. In addition, our insider trading policy requires that our directors, executive officers and other designated personnel obtain pre-clearance from our audit committee for any transaction that allows the person to continue to own our stock without the full risks and rewards of ownership, including certain forms of hedging or monetizing transactions such as zero-cost collars and forward sale contracts. No such pre-clearance has ever been requested or granted.

Tax Deductibility

Section 162(m) of the Internal Revenue Code of 1986, as amended, or tax code, places a limit of $1.0 million on the amount of compensation that we may deduct in any one year with respect to any one of our named executive officers (with the exception of our chief financial officer). However, qualifying performance-based compensation will not be subject to the deduction limit if certain requirements are met. While our compensation committee generally seeks to maximize the deductibility of compensation to our executive officers, to maintain flexibility in compensating our executive officers, our compensation committee reserves the right to use its judgment to authorize compensation payments that may be subject to the limit when it believes that such payments are appropriate. Accordingly, certain components of our executive compensation program are designed to be

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eligible to qualify for the performance-based compensation under Section 162(m), while others may not be.

Equity Grant Practices

We do not seek to time the grant of stock awards to take advantage of the release of material non-public information. Under our general practices, all equity awards are approved before or on the date of grant, generally on the last day of a fiscal quarter or year. We may make grants on other dates, but strive to avoid “off cycle” grants to the extent possible. Stock awards for our named executive officers are approved by our compensation committee. Stock awards for our other employees are approved pursuant to delegated authority to our CEO and ratified by our compensation committee. Compensation committee meetings to approve stock awards are generally scheduled a year in advance. Beginning in 2013, we use our common stock’s trailing 20-day average closing price on grant date in order to determine the number of shares under our annual LTI program for our executive officers and for the equity component of our non-employee director compensation. Our compensation committee believes that this approach mitigates any potential extremes in a single day’s stock price movement.

EXECUTIVE COMPENSATION

The following table sets forth the compensation for our named executive officers.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus	Stock Awards ($) (1) (2)	Non-Equity Incentive Plan Compensation ($) (3)	All Other Compensation ($) (4)	Total ($)
Boland T. Jones Chairman of the Board and Chief Executive Officer	2013 2012 2011	900,000 900,000 900,000	— — —	2,767,282 1,000,092 965,824	816,284 1,000,092 965,824	94,091 100,256 90,222	4,577,657 3,000,440 2,921,870
David E. Trine Executive Vice President, Finance and Chief Financial Officer	2013 2012 2011	375,000 375,000 375,000	— — —	600,054 209,750 —	207,693 245,695 234,075	— — —	1,182,747 830,445 609,075
Theodore P. Schrafft President	2013 2012 2011	500,000 500,000 500,000	— — —	768,201 — —	680,236 833,410 804,853	30,073 27,128 27,859	1,978,510 1,360,538 1,332,712
David M. Guthrie Chief Technology Officer	2013 2012 2011	400,000 400,000 400,000	— — —	376,957 — 762,000	221,399 256,222 251,168	— — —	998,356 656,222 1,413,168

(1)	Amounts shown reflect the aggregate fair value of the awards on the date they were granted, computed in accordance with ASC 718. The grant date fair value of the time-based restricted stock awards granted in 2013, 2012 and 2011 was computed by multiplying (a) the number of restricted shares awarded to each named executive officer by (b) the fair market value per share of our common stock on the date of grant. The grant date fair value of the performance-based restricted stock awards granted in 2013 was computed by multiplying (a) the target number of restricted shares awarded to each named executive officer, which was the assumed probable outcome as of the grant date, by (b) the fair market value per share of our common stock on the date of grant. For Mr. Jones, amounts reported also include certain de minimis amounts (less than $20) for each award that were paid in cash in lieu of fractional shares from his restricted stock bonus awards earned in 2012 and 2011. Our compensation committee eliminated our CEO’s stock bonus opportunity beginning in 2013.

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(2)	Amounts include LTI restricted stock awards for named executive officers granted in 2013, 2012 and 2011. For Mr. Jones, amounts also include quarterly and annual incentive stock bonus awards earned during 2012 and 2011, with the fourth quarter and annual incentive stock bonus awards issued in the first quarter of the following year on the date of the first payroll following our fourth quarter and year-end earnings release (which is the same date that cash bonuses were paid by us to all of our eligible employees, as practical). The incentive bonus criteria under which these restricted stock awards were made are described under “Compensation Discussion and Analysis — Elements of Our Executive Compensation Program — Long-Term Equity Incentive Awards.”

(3)	Amounts include quarterly and annual incentive cash bonus awards earned in 2013, 2012 and 2011, including fourth quarter and annual incentive cash bonus awards that are paid in the first quarter of the following year. The 2013 incentive bonus criteria under which the incentive cash bonuses were made are described under “Compensation Discussion and Analysis – Elements of Our Executive Compensation Program — Incentive Cash Bonuses.”

(4)	“All Other Compensation” for 2013 for the named executive officers includes the following:

•	For Mr. Jones, various perquisites and benefits, including $30,000 in life insurance premiums, $28,660 in club membership dues, supplemental disability premiums, professional fees associated with tax and estate planning and tax preparation, auto allowance, work place secured parking and spousal and family travel for our annual sales incentive trip.

•	For Mr. Schrafft, various perquisites and benefits, including life insurance and supplemental disability premiums, auto allowance, work place secured parking and spousal and family travel for our annual sales incentive trip.

•	For Mr. Guthrie, the aggregate incremental cost of his perquisites was less than $10,000.

•	For Mr. Trine, the aggregate incremental cost of his perquisites was less than $10,000.

Supplemental Realized Compensation Table

The calculation of total compensation as reported in the Summary Compensation Table is based upon SEC rules and may include compensation that is not received or “realized” by our named executive officers for the applicable year. For example, reported total compensation on the Summary Compensation Table includes the full grant date fair value of performance-based and time-based restricted stock awards. Therefore, it does not necessarily reflect our executive officers’ actual pay, which for any given year could be greater or less than total compensation reported on the Summary Compensation Table depending on our executive officers’ performance, our company’s financial results and fluctuations in our stock price on the grant and vesting dates of stock awards.

Our compensation committee believes that analyzing realized pay is an important consideration in understanding the relationship of targeted compensation that was approved for our named executive officers and the compensation that was actually earned. In addition, our compensation committee believes that presenting the realized value for LTI awards more closely reflected and approximated our compensation study’s methodology, which utilized a straight-line amortization method of valuing LTI awards over their vesting periods. We believe that the implementation of our annual LTI program will assist in alleviating any potential concerns resulting from changes in total reported pay in the Summary Compensation Table depending on the year of grant for LTI awards and our stock price upon grant.

To supplement the disclosure in the Summary Compensation Table set forth above required under applicable SEC rules, we have included the additional table below to assist our shareholders’ understanding of our compensation actions by providing year-over-year comparisons of the total compensation for each of our named executive officers reporting stock awards based upon their realized value rather than the full grant date fair value in the year of grant. This difference causes the stock awards and total amounts reported on the Supplemental Realized Compensation Table below to differ substantially from the amounts determined under SEC rules as reported in the Summary Compensation Table. This information is for illustrative purposes only and is not intended to replace or be a substitute for the Summary Compensation Table. We believe this presentation more closely aligns with actual pay received by our executive officers. There is no assurance that our executive officers will actually receive the value attributed to these awards even in this supplemental table, since the ultimate value of the restricted stock will depend on when the executive officer sells the shares. Our executive officers are also subject to trading restrictions and our stock ownership guidelines, which limit their ability to sell our stock received as compensation.

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Name and Principal Position	Year	Realized Value of Stock Awards ($) (1)	Total Realized Compensation ($) (2)
Boland T. Jones Chairman of the Board and Chief Executive Officer	2013 2012 2011	352,707 3,141,804 2,823,942	2,163,082 5,142,152 4,779,988
David E. Trine Executive Vice President, Finance and Chief Financial Officer	2013 2012 2011	244,500 452,000 190,500	827,193 1,072,695 799,575
Theodore P. Schrafft President	2013 2012 2011	290,083 474,949 412,916	1,500,392 1,835,487 1,745,628
David M. Guthrie CTO	2013 2012 2011	295,647 264,171 101,950	917,046 920,393 753,118

(1)	Represents the value of performance-based stock awards that were earned based on 2013 performance and time-based awards for which the service condition was satisfied in 2013, determined by multiplying the number of shares vesting by the closing price of our common stock on the vesting date.

(2)	Represents the sum of salary, bonus, non-equity incentive plan compensation and all other compensation computed in accordance with the Summary Compensation Table plus the realized value of stock awards.

We have included realized compensation in our proxy statements since 2011, including in the past two years in which realized compensation was significantly higher than reported compensation. The table below illustrates that the implementation of our new annual LTI program resulted in the increase in reported compensation and the significant decrease in realized pay for our CEO in 2013 as we transition from our historical triennial LTI awards to our annual LTI program.

Year	Reported Pay* ($)	Year-over Year Change (%)	Realized Pay* ($)	Year-over-Year Change (%)	Realized Pay as % of Reported Pay

2013	4,577,657	53	2,163,082	(58)	47
2012	3,000,440	3	5,142,152	8	171
2011	2,921,870	(64)	4,779,988	18	164

*	Amounts computed in accordance with our Summary Compensation Table and Supplemental Realized Compensation Table, respectively.

In addition, the graph below illustrates that the implementation of our annual LTI program brings reported compensation in line with historical realized pay:

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CEO Reported vs. Realized Pay

Although our shareholders can begin to see the impact of the change to annual LTI awards in our Summary Compensation Table, it will take several years to see the full effect as prior LTI awards to certain of our executive officers continue to vest and the vesting periods of our new annual awards begin to overlap over several performance periods.

GRANTS OF PLAN-BASED AWARDS IN FISCAL YEAR 2013

	Grant Date (1)	Compensation Committee Approval Date (1)	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (2)			Estimated Possible Payouts Under Equity Incentive Plan Awards (3)			All Other Stock Awards: Number of Shares of Stock or Units (#) (4)	Grant Date Fair Value of Stock and Option Awards ($) (5)
Name			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)

Boland T. Jones	3/31/13 3/31/13	1/22/13 1/22/13 1/22/13 1/22/13 3/29/13 3/29/13	— — — — — —	180,000 180,000 180,000 360,000 — —	270,000 270,000 270,000 540,000 — —	— — — — — —	— — — — 125,900 —	— — — — 125,900 —	— — — — — 125,900	— — — — 1,383,641 1,383,641
David E. Trine	3/31/13 3/31/13	1/22/13 1/22/13 1/22/13 1/22/13 3/29/13 3/29/13	— — — — — —	45,000 45,000 45,000 90,000 — —	67,500 67,500 67,500 135,000 — —	— — — — — —	— — — — 27,300 —	— — — — 27,300 —	— — — — — 27,300	— — — — 300,027 300,027
Theodore P. Schrafft	3/31/13 3/31/13	1/22/13 1/22/13 1/22/13 1/22/13 3/29/13 3/29/13	— — — — — —	150,000 150,000 150,000 300,000 — —	225,000 225,000 225,000 450,000 — —	— — — — — —	— — — — 34,950 —	— — — — 34,950 —	— — — — — 34,950	— — — — 384,100 384,100
David M. Guthrie	3/31/13 3/31/13	1/22/13 1/22/13 1/22/13 1/22/13 3/29/13 3/29/13	— — — — — —	48,000 48,000 48,000 96,000 — —	62,400 62,400 62,400 124,800 — —	— — — — — —	— — — — 17,150 —	— — — — 17,150 —	— — — — — 17,150	— — — — 188,478 188,478

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(1)	Our compensation committee approved the 2013 cash incentive bonus criteria subject to achievement of performance targets as described under “Compensation Discussion and Analysis — Elements of Our Executive Compensation Program — Incentive Cash Bonuses” on January 22, 2013 for all of our named executive officers. Our compensation committee approved the LTI awards under our annual LTI plan, as described under “Compensation Discussion and Analysis — Elements of our Executive Compensation Program — Long-Term Equity Incentive Awards” on March 29, 2013.

(2)	Amounts shown reflect our named executive officers’ opportunities to earn incentive cash bonus awards. 2013 incentive cash bonus criteria were set and incentive bonuses were earned during 2013, even though the fourth quarter and annual incentive cash bonuses were paid in the first quarter of 2014. If earned, the bonus amounts were paid on the date of the first payroll following our earnings release to which the bonus relates (which are the same dates that cash bonuses were paid by us to all eligible employees, as practical). Because these awards are quarterly or annual and are all earned in 2013, the actual incentive cash bonus amounts are reported in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table. None of our executive officers were guaranteed any bonus, and each of our executive officers could have earned an amount less than or greater than his target bonus awards applicable to the shared financial metrics of revenues and adjusted EBITDA in differing percentages based on the sliding scale under “Compensation Discussion and Analysis — Elements of our Compensation Program — Incentive Cash Bonus.” For Mr. Trine and Guthrie, only 66% and 60%, respectively, of their bonuses are based on these shared financial targets. Mr. Trine’s network margin target is subject to the same sliding scale as applicable to our shared financial metrics. Mr. Guthrie’s technology development metrics are not subject to a sliding scale but are subject to pro rata achievement. For example, at least 90% of the performance target must be achieved to receive any payout for, and each of our executive officers may earn between 70% and 150% of his target bonus awards applicable to, financial metrics based on the sliding scale achievement of 90% to greater than or equal to 110% of these metrics. Upon achievement of 90% of any financial metrics subject to a sliding scale, our executive officers would receive the following 70% bonus payouts: (i) for Mr. Jones, $126,000, $126,000, $126,000 and $252,000; (ii) for Mr. Trine, $31,500, $31,500, $31,500 and $63,000; (iii) for Mr. Schrafft, $105,000, $105,000, $105,000 and $210,000; and (iv) for Mr. Guthrie, $20,160, $20,160, $20,160 and $40,320. Information regarding the incentive cash bonus criteria and a general description of the formula used to calculate these incentive cash bonuses is described under “Compensation Discussion and Analysis — Elements of Our Executive Compensation Program — Incentive Cash Bonuses.”

(3)	Amounts represent performance-based restricted stock granted to the executives during 2013 pursuant to our annual LTI plan as described under “Compensation Discussion and Analysis – Elements of our Executive Compensation Program — Long-Term Incentive Awards.” These awards have a two-year performance period and may be earned based on our company’s achievement of a specified target of non-GAAP EPS for 2014. Each of our executive officers may earn a number of shares less than his target award for the performance in differing percentages based on the same sliding scale set forth above for our incentive bonus awards, capped at 100% payout. As a result, our target payout for such awards is equal to our maximum payout. For example, at least 90% of the performance target must be achieved to earn any shares, and each of our named executive officers may earn between 70% and 100% of his target LTI award based on the sliding scale achievement of 90% to 100% of the performance target. Upon achievement of 90% of the performance target, our executive officers would earn the following number of shares: 88,130 for Mr. Jones; 19,110 for Mr. Trine; 24,465 for Mr. Schrafft; and 12,005 for Mr. Guthrie. Up to 50% of the performance-based shares will vest on the date of the first payroll following our fourth quarter and year-end earnings release for 2014, and an equal number of shares will vest on March 31, 2016, provided the executive officer is still employed by us. Information regarding the LTI performance criteria and a general description of the formula used to calculate these awards is described under “Compensation Discussion and Analysis — Elements of Our Executive Compensation Program — Long-Term Equity Incentive Awards.”

(4)	Amounts shown represent time-based restricted stock granted to the executives during 2013 pursuant to our annual LTI plan as described under “Compensation Discussion and Analysis – Elements of our Executive Compensation Program — Long-Term Incentive Awards.” For Messrs. Jones and Schrafft, shares will vest in 12 approximately equal quarterly installments (as set forth in “Outstanding Equity Awards at Fiscal Year-End 2013” below) beginning on June 30, 2014. For Messrs. Trine and Guthrie, shares will vest in three annual installments equal to 25%, 25% and 50% on each of the first three anniversaries of the grant date.

(5)	Grant date fair values of stock awards are calculated according to ASC 718. Amounts may not sum to “Stock Awards” on our Summary Compensation Table due to rounding.

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OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END 2013

Name	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($) (7)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (7)
Boland T. Jones	94,427 (1)	1,094,409	125,900 (6)	1,459,181
David E. Trine	27,300 (2)	316,407	27,300 (6)	316,407
Theodore P. Schrafft	26,214 (3)	303,820	34,950 (6)	405,071
David M. Guthrie	11,610 (4) 50,484 (5)	134,560 585,110	— 17,150 (6)	— 198,769

(1)	10,491 shares of restricted stock vested on March 31, 2014 and 10,492 shares vest in eight quarterly installments beginning June 30, 2014.

(2)	6,825 shares of restricted stock vested on March 31, 2014, 6,825 shares vest on March 31, 2015 and 13,650 shares vest on March 31, 2016.

(3)	2,912 shares of restricted stock vested on March 31, 2014, 2,912 shares vest on each of June 30 and September 30, 2014 and 2,913 shares vest in six quarterly installments beginning December 31, 2014.

(4)	Shares of performance-based restricted stock were earned and vested for fiscal year 2013 in the first quarter of 2014, based upon achievement of specified annual revenue and adjusted EBITDA performance targets. Amount includes 1,897 shares which were forfeited in 2014.

(5)	37,621 shares of restricted stock vested on March 31, 2014, 4,288 shares vest on March 31, 2015 and 8,575 shares vest on March 31, 2016.

(6)	Up to 50% of the performance-based shares will vest on the date of the first payroll following our fourth quarter and year-end earnings release for fiscal year 2014, and an equal number of shares will vest on March 31, 2016, provided the executive officer is still employed by us.

(7)	Calculated using the closing price of our common stock on December 31, 2013 of $11.59.

OPTION EXERCISES AND STOCK VESTED IN FISCAL YEAR 2013

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (5)
Boland T. Jones	142,998 (1)	1,509,222
David E. Trine	25,000 (2)	244,500
Theodore P. Schrafft	41,824 (3)	460,359
David M. Guthrie	27,613 (4)	296,680

(1)	Includes 37,638 shares for the stock bonus award for the fourth quarter and year ended 2012, which was issued in the first quarter of 2013. 16,316 shares were withheld to pay the tax liability upon vesting and 21,322 net shares were issued, which had a net realized value of $221,109. These shares vested the next business day after date of grant and are subject to 18-month holding period restriction from date of grant. Our compensation committee eliminated our CEO’s stock bonus opportunity beginning in 2013. Includes 73,887 shares for the performance-based portion achieved of Mr. Jones’ 2010 LTI
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award, which vested on February 19, 2013. 31,974 shares were withheld to pay the tax liability upon vesting and 41,913 net shares were issued, which had a net realized value of $434,638. 12,408 shares of this 2010 LTI performance-based award were forfeited. Includes an aggregate of 31,473 shares for the time-vested portion of Mr. Jones’ 2013 LTI award, which vested on June 30, September 30 and December 31, 2013. An aggregate of 15,090 of these shares were withheld to pay the tax liability upon vesting. An aggregate of 16,383 net shares were issued, which had a net realized value of $183,599.

(2)	Amounts represent a bridge grant of time-based restricted stock, which was granted on June 30, 2012 and fully vested on January 1, 2013. 8,774 of these shares were withheld to pay the tax liability upon vesting and 16,226 net shares were issued, which had a net realized value of $158,690.

(3)	Includes 16,420 shares for the performance-based portion achieved of Mr. Schrafft’s 2010 LTI award, which vested on February 19, 2013. 7,224 of these shares were withheld to pay the tax liability upon vesting and 9,196 net shares were issued, which had a net realized value of $95,363. 2,757 shares of this 2010 LTI performance-based award were forfeited. Includes 16,668 shares for the time-based portion of Mr. Schrafft’s 2010 LTI award, which vested on March 31 and June 30, 2013. An aggregate of 5,558 of these shares were withheld to pay the tax liability upon vesting and an aggregate of 11,110 net shares were issued, which had a net realized value of $128,098. Includes an aggregate of 8,736 shares for the time-vested portion of Mr. Schrafft’s 2013 LTI award, which vested on June 30, September 30 and December 31, 2013. An aggregate of 3,614 of these shares were withheld to pay the tax liability upon vesting and an aggregate of 5,122 net shares were issued, which had a net realized value of $57,582.

(4)	Includes 10,946 shares for the performance-based portion achieved of Mr. Guthrie’s 2011 LTI award, which vested on February 19, 2013. 3,873 of these shares were withheld to pay the tax liability upon vesting and 7,073 net shares were issued, which had a net realized value of $73,347. Includes 16,667 shares for the time-based portion of Mr. Guthrie’ 2011 LTI award, which vested on March 31, 2014. 5,558 of these shares were withheld to pay the tax liability upon vesting and 11,109 net shares were issued, which had a net realized value of $122,088. 1,897 shares of this 2011 LTI performance-based award were forfeited.

(5)	Value realized on vesting represents the fair market value of the underlying shares on the vesting dates multiplied by the number of shares vested.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Our comprehensive compensation study reviewed the employment, severance and change in control agreements among our peer group, including severance pay and triggers. After taking into account views of some of our shareholders received during our substantial ongoing shareholder outreach efforts, evolving market practices and our compensation study findings, our compensation committee determined that it was in the best interests of our company and our shareholders to eliminate the use of employment agreements for our named executive officers. Accordingly, in December 2012, with each of our named executive officer’s support and consent, our compensation committee terminated the employment agreements then in place and entered into severance agreements with each of them, effective January 1, 2013.

The severance agreements do not provide for a contractual right to base salary, bonus opportunities or perquisites. The severance agreements do not increase the amount of severance our named executive officers could receive upon termination of employment as compared to each officer’s previous employment agreement. We have not increased the severance amounts for Mr. Jones since 2005, for Mr. Schrafft since 2008 and for each of Messrs. Trine and Guthrie since 2009. In addition, the severance agreements continue to require a double trigger termination following a change in control of our company for severance amounts to be paid.

For additional information regarding these severance agreements, see “— Individual Severance Agreements.”

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Voluntary Termination

Our named executive officers are not entitled to receive any severance payment or benefits upon their voluntary decision to terminate employment with us. Our executive officers would be entitled to receive a pro rata portion of base salary through their termination date and any earned and accrued bonus compensation, as applicable.

Termination With or Without Cause

Our named executive officers are not entitled to receive any severance payment or benefits upon termination for cause. Our executive officers would be entitled to receive a pro rata portion of base salary through their termination date and any earned and accrued bonus compensation, as applicable. They are entitled to receive severance payments and certain benefits upon termination by us without cause, as provided in each executive officer’s severance agreement.

The new severance agreement substantially conformed the definition of “cause” for all of our named executive officers. Termination for cause generally includes:

•	the willful and continued failure of an executive to perform substantially his duties;

•	the willful engaging by an executive in illegal conduct or gross misconduct, which has, or reasonably may be expected to have, a substantial, adverse effect upon us;

•	the executive’s indictment, conviction or entry of a plea of guilty or nolo contendere for the commission or perpetration of any felony or any crime involving dishonesty, embezzlement, theft, moral turpitude or fraud; and

•	the executive’s breach of any material term or covenant of his severance agreement.

Termination for Good Reason

Our named executive officers are entitled to receive severance payments and certain benefits upon termination for good reason by the executive officer, as provided in each executive officer’s severance agreement. Only Mr. Jones is entitled to severance for termination for good reason before a change in control pursuant to his severance agreement. The severance agreements for our other executive officers provide for severance benefits upon termination for good reason following a change in control. Termination for good reason requires prior written notice by an executive officer.

Termination for good reason generally includes:

•	the assignment to the executive of any duties inconsistent with the executive’s position, authority, duties or responsibilities with us or any other action by us that results in a diminution in such position, authority, duties or responsibilities;

•	a material reduction in the executive’s base salary or, with respect to each of Messrs. Jones and Schrafft, his bonus opportunity;

•	a material breach by us of any of the provisions in an executive’s severance agreement; or

•	requiring the executive to be based at any office or location other than at specified company office locations.

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Change in Control

When evaluating a potential change in control, our named executive officers face possible loss of employment and previously granted unvested restricted stock awards. We believe that providing change in control benefits should eliminate, or at least reduce, the reluctance of these executive officers to pursue potential change in control transactions that may be in the best interests of our shareholders by providing our executive officers with a measure of financial protection. The severance agreements and restricted stock agreements with our executive officers do not provide for single trigger severance payments or single trigger vesting acceleration upon a change of control. Instead, these agreements require a double trigger whereby certain severance payments and benefits would be paid or accelerated only if the executive officer is terminated without cause or terminates his employment for good reason following the occurrence of a change in control of our company. In addition, our severance agreements and stock plans do not contain liberal change in control definitions, and define a change in control of our company as the consummation of a transaction to ensure that our executive officers will not receive severance payments or acceleration of stock awards without an actual change in control occurring, which we believe is better aligned with corporate governance best practices.

A change in control of our company includes the occurrence of any of the following events:

•	the acquisition of 50% or more of our voting securities;

•	the members of our board ceasing to constitute at least 60% of our board;

•	Consummation of:

o	a merger, consolidation or reorganization involving our company if a majority of the voting power is held by different shareholders following the transaction;

o	a complete liquidation or dissolution of our company; or

o	the sale or other disposition of all or substantially all of our assets.

The following table describes the potential payments and benefits to which each of our named executive officers would be entitled upon termination of employment either before or after a change in control or by reason of disability or death. The values assume the termination of employment or change in control was effective as of December 31, 2013. The amounts in the table below exclude distributions under our 401(k) plan that are generally available to all participating salaried employees, as well as the value of equity awards that were vested by their terms on December 31, 2013.

Name	Benefit	Termination without Cause or for Good Reason before a Change in Control ($)	Termination without Cause or for Good Reason after a Change in Control ($)	Disability ($)	Death ($)
Boland T. Jones	Salary (1)	2,691,000	2,691,000	1,125,000 (5)	—
	Bonus (1)	5,545,852	5,545,852	316,010	316,010
	Acceleration of equity awards (2)	1,094,409	2,553,590	2,553,590	2,553,590
	Health and welfare benefits continuation (1) (3)	47,735	47,735	—	5,000 (5)
	Life insurance continuation (4)	45,000	45,000	—	—
	Total	9,423,996	10,883,177	3,994,600	2,874,600

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Name	Benefit	Termination without Cause before a Change in Control ($)	Termination without Cause or for Good Reason after a Change in Control ($)	Disability or Death ($)

David E. Trine	Salary (1)	750,000	750,000	—
	Bonus (1)	81,505	81,505	81,505
	Acceleration of equity awards (2)	79,102	632,814	632,814
	Health and welfare benefits continuation (1) (3)	22,393	22,393	—
	Total	933,000	1,486,712	714,319

Theodore P. Schrafft	Salary(1)	1,000,000	1,000,000	—
	Bonus(1)	263,342	263,342	263,342
	Acceleration of equity awards (2)	33,750	708,891	708,891
	Health and welfare benefits continuation (1) (3)	27,402	27,402	—
	Total	1,324,494	1,999,635	972,233

David M. Guthrie	Salary (1)	800,000	800,000	—
	Bonus (1)	84,719	84,719	84,719
	Acceleration of equity awards (2)	436,027	896,452	896,452
	Health and welfare benefits continuation (1) (3)	29,157	29,157	—
	Total	1,349,903	1,810,328	981,171

(1)	See “— Individual Severance Agreements” for a description of these severance benefits.

(2)	All named executive officers’ equity awards fully vest upon a double trigger termination following a change in control of our company and upon disability or death. All of Mr. Jones’ time-based equity awards also fully vest upon a termination without cause or for good reason prior to a change in control, and his performance-based awards would be forfeited. The next tranche of equity awards vest upon a termination without cause for Messrs. Trine, Schrafft and Guthrie, and their performance-based awards would be forfeited. Our compensation committee has eliminated single trigger vesting acceleration upon a change in control of all new equity awards beginning in 2013. The dollar value is based on the $11.59 closing price of our common stock on December 31, 2013.

(3)	Health and welfare benefits continuation amounts are based upon the type of insurance we carried on each applicable named executive officer valued at the premium in effect on January 1, 2014.

(4)	Life insurance continuation amounts are based on the life insurance carried on Mr. Jones valued at the premium in effect on January 1, 2014, as disclosed in our Summary Compensation Table.

(5)	Mr. Jones’ maximum disability benefit equals 100% of his base salary payable for the first year, then 50% of his base salary for the next six months. Mr. Jones’ severance agreement also provides for a $5,000 death benefit.

Individual Severance Agreements

CEO

The severance agreement for Mr. Jones changed the formula used to calculate the potential severance amount in his prior employment agreement from a multiple of his highest base salary and bonus to an average over the three years prior to his termination date and decreased the time period for his benefits continuation provided by his prior employment agreement. His severance agreement provides that if we terminate his employment without cause, or if he resigns for good reason, either before or after a change in control, Mr. Jones will be entitled to severance compensation equal to 2.99 times the greater of (1) the sum of his annual base salary in effect at the date of his termination plus 200% of his target cash bonus for the year in which his termination occurs or (2) the sum of the average annual base salary paid to him for any of the three calendar years prior to the date of termination plus 200% of the average cash bonus paid to him for any of the three calendar years prior to the date of termination. These amounts will be payable in a lump sum within 75 days following the date of termination. In addition, upon termination of Mr. Jones’ employment without cause or for good reason, he will continue to participate in any of our disability, life or similar programs in which he participated immediately prior to termination for 18 months

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following the date of termination and in any of our medical, dental or health plans and programs in which he participated immediately prior to such termination for a period of 24 months following the date of termination.

Other Named Executive Officers

The severance agreements for our other named executive officers provide that if we terminate the executive officer’s employment without cause either before or after a change in control or, if the executive terminates his employment for good reason following a change in control, the executive will be entitled to severance compensation equal to 200% of his base annual salary in effect on the date of termination and a pro rata portion of any bonus earned with respect to the performance period in which the date of termination occurs. In addition to this severance amount, the executive will receive an amount equal to the cost of COBRA coverage for 18 months following the date of termination. These amounts will be payable in a lump sum within 75 days following the date of termination.

Restrictive Covenants

For all of our named executive officers, the severance agreements revised the restrictive covenants the executive must adhere to in order to comply with the state of Georgia’s recently enacted Restrictive Covenants Act. In accordance with this new Georgia law, the severance agreements provide that each of our executive officers will not compete with our company during his employment and for one year thereafter, increased the restricted period during which our executives may not solicit any of our employees or customers to two years after the executive’s termination of employment and increased the time period during which our executives cannot disclose confidential information to so long as such information is confidential.

PROPOSAL 2

ADVISORY VOTE TO APPROVE THE COMPENSATION

OF OUR NAMED EXECUTIVE OFFICERS

Consistent with the recommendation of our board of directors and the preference of our shareholders and pursuant to Section 14A of the Exchange Act, we are holding an annual advisory vote to approve the compensation of our named executive officers as described in this proxy statement. This say-on-pay proposal affords our shareholders the opportunity to express their views on our overall compensation philosophy, policies and program described in this proxy statement for our executive officers. This vote is not intended to address any specific compensation element or decision, but rather our overall executive compensation program and practices.

We believe that our substantial ongoing shareholder outreach efforts undertaken in response to our say-on-pay votes, together with specific changes we have made to address concerns expressed by some of our shareholders have resulted in an executive compensation program with a strong pay-for-performance approach that effectively aligns the interests of our executives with those of our shareholders. We encourage you to carefully review the disclosure in the “Compensation Discussion and Analysis” and “Executive Compensation” sections of this proxy statement for additional details about our executive compensation program.

Our board endorses our company’s executive compensation program as disclosed in this proxy statement under the headings “Compensation Discussion and Analysis” and “Executive Compensation” and the accompanying compensation tables and related narrative disclosure and recommends that shareholders vote in favor of the following resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K of the Securities Exchange Act of 1934, as amended, including the Compensation Discussion and Analysis section, compensation tables and narrative disclosure is hereby APPROVED.”

Because the vote is advisory, it will not be binding upon our board or our compensation committee, and neither our board nor our compensation committee will be required to take any action as a result of the outcome of the vote on this proposal. In addition, your vote does not affect or otherwise limit any existing compensation or

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award to any of our named executive officers. Although the resolution is non-binding, our board and our compensation committee value the opinions of our shareholders and will continue to consider the outcome of the advisory vote on executive compensation and those opinions when making future compensation decisions. Following this vote, the next non-binding shareholder vote on executive compensation will occur at our 2015 annual meeting of shareholders.

Our board unanimously recommends a vote “FOR” the approval of the compensation of our named executive officers, as disclosed in this proxy statement.

AUDIT COMMITTEE REPORT

Our board has determined that each of our audit committee members qualifies as an audit committee financial expert under SEC rules and NYSE listing standards, and each is financially literate and “independent” as independence for audit committee members is defined in our independence guidelines, SEC rules and NYSE listing standards. Our amended and restated audit committee charter specifies the scope of our audit committee’s oversight role and how it carries out its activities. See “Corporate Governance Matters — Committees of the Board — Audit Committee.” Our management has primary responsibility for our financial statements and reporting process, including our internal control over financial reporting. Our independent registered public accounting firm is responsible for performing an independent audit of our consolidated financial statements and our internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States), or PCAOB, and issuing reports thereon. Our audit committee oversees these processes and annually appoints our independent registered public accounting firm for the upcoming year.

Our audit committee has:

•	reviewed and discussed our December 31, 2013 audited financial statements with management and with KPMG, our independent registered public accounting firm for 2013, the matters required to be discussed by Auditing Standard 16 “Communications with Audit Committees,” as adopted by the PCAOB, and those matters required to be discussed by the auditors with the audit committee under the rules adopted by the PCAOB;

•	received and discussed with KPMG their annual written report on their independence from our company and management, as required by the PCAOB rules and considered with KPMG whether the provision of non-audit services provided by them to our company during 2013 was compatible with their independence; and

•	based on the review and discussions referred to above, recommended to the board, and our board approved, the inclusion of the 2013 audited financial statements in our annual report on Form 10-K for the year ended December 31, 2013 that was filed with the SEC on March 17, 2014.

The foregoing report has been submitted by the current members of our audit committee.

K. Robert Draughon, Chairman
Wilkie S. Colyer
W. Steven Jones
Raymond H. Pirtle, Jr.

The foregoing Report of the Audit Committee does not constitute “soliciting material” and should not be deemed to be “filed” with the SEC or incorporated by reference into any of our other filings under the Securities Act or the Exchange Act, except to the extent that we specifically incorporate this report by reference in any of those filings.

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INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

On April 15, 2014, our audit committee engaged KPMG as our independent registered public accounting firm for the year ended December 31, 2014. KPMG also served as our independent registered public accounting firm for the year ended December 31, 2013.

AUDIT MATTERS AND FEES

Our audit committee appointed KPMG to serve as our independent registered public accounting firm for the year ended December 31, 2013, which decision was ratified by our shareholders at our 2013 annual meeting. Ernst & Young LLP had previously served as our independent registered public accountant for the year ended December 31, 2012. The following table shows the aggregate fees billed to us for audit and permitted non-audit services in the years ended December 31, 2013 and 2012 by KPMG and Ernst & Young, respectively:

	2013 ($)	2012($)
Audit fees	1,751,474	1,242,529
Audit-related fees	87,796	—
Tax fees	—	386,740
All other fees	—	—
Total fees	1,839,270	1,629,269

“Audit fees” include fees for professional services rendered by KPMG and Ernst & Young in the years ended December 31, 2013 and 2012, respectively, for the audits of our annual consolidated financial statements included in our annual reports on Form 10-K and for the reviews of our condensed consolidated quarterly financial statements included in our quarterly reports on Form 10-Q. The audit fees also included fees associated with the audit of the effectiveness of our internal control over financial reporting as required by Section 404 of the Sarbanes-Oxley Act of 2002. In addition, the audit fees include statutory audits of certain of our foreign subsidiaries’ financial statements. We have converted amounts relating to international statutory audits to U.S. dollars.

“Audit-related fees” consist of fees for Service Organization Control (SOC) 2 audit.

“Tax fees” include fees for domestic and international tax compliance, planning and advice.

Our amended and restated audit committee charter requires our audit committee to pre-approve all audit and permitted non-audit services provided to us by our independent registered public accounting firm and permits our audit committee to delegate pre-approval authority to a member or members of the audit committee provided that any pre-approvals made pursuant to such delegated authority are presented to the full audit committee at its next meeting. Our audit committee has delegated such authority to our audit committee chairman.

Our audit committee pre-approved all audit and permitted non-audit services provided by KPMG and Ernst & Young in 2013 and 2012, respectively, and has considered whether the provision of such permitted non-audit services was compatible with maintaining KPMG’s and Ernst & Young’s respective independence.

PROPOSAL 3

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our audit committee has appointed KPMG to serve as our independent registered public accounting firm for the year ending December 31, 2014. KPMG also served in this capacity for fiscal year 2013, with our shareholders ratifying the appointment for 2013 at last year’s annual meeting. As part of the selection process, our

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management and audit committee members reviewed KPMG’s performance for 2013 and considered the following matters:

•	the firm’s independence and any relationships between us (including our officers and directors) and the firm that may bear on the independence of the accounting firm;

•	the quality of the audit engagement team;

•	the firm’s experience, client service, responsiveness and technical experience;

•	the firm’s leadership, management structure and compliance programs;

•	the firm’s role and performance of permitted non-audit services for us; and

•	the appropriateness of fees proposed.

Representatives of KPMG are expected to be present at our annual meeting via conference through iMeet, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Shareholder ratification of the appointment of KPMG as our independent registered public accounting firm is not required by our bylaws or otherwise. Our board, however, is submitting the selection of KPMG to our shareholders for ratification as a matter of good corporate governance. If our shareholders fail to ratify the selection, our audit committee will reconsider whether to retain KPMG. Even if the selection is ratified, our audit committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of our company and our shareholders.

Our board unanimously recommends a vote “FOR” the ratification of the appointment of KPMG as our independent registered public accounting firm for the year ending December 31, 2014.

PROPOSAL 4

APPROVAL OF 2014 INCENTIVE PLAN

We are asking our shareholders to approve the Premiere Global Services, Inc. 2014 Incentive Plan, or our 2014 plan, to replace our 2004 Long-Term Incentive Plan, as amended, or our 2004 plan. Our 2004 plan is the only plan under which equity-based compensation may currently be awarded to our executive officers and other employees. As of our record date, there were 520,333 shares of our common stock remaining available for the grant of equity awards under our 2004 plan. In order to enable us to continue to offer meaningful equity-based incentives, as well as cash-based incentives, to our employees, officers, directors and consultants, our board of directors believes that it is both necessary and appropriate to increase the number of shares of our common stock available for these purposes. As a result, on April 15, 2014, upon the recommendation of our compensation committee, our board approved and adopted our 2014 plan, subject to approval by our shareholders at this annual meeting.

If our 2014 plan is approved by our shareholders, it will become effective on June 18, 2014, and the maximum number of shares reserved for issuance under our 2014 plan will be 2.25 million shares plus (a) the number of shares that remain available for issuance under our 2004 plan as of June 18, 2014 and (b) the number of shares underlying awards outstanding as of June 18, 2014 under our 2004 plan that thereafter terminate or expire unexercised or are cancelled, forfeited or lapse for any reason, without a distribution of shares to the recipient and consistent with the terms of our 2004 plan. If shareholders approve our 2014 plan, no further awards will be granted under our 2004 plan, and our 2004 plan shall remain in effect only for so long as awards granted thereunder remain outstanding. If our 2014 plan is not approved by our shareholders, no awards will be made under our 2014 plan, and our 2004 plan will remain in effect as it existed immediately prior to our 2014 annual meeting. However, if the 2014 plan is not approved, we will likely not have enough shares under our 2004 plan to grant equity awards in our 2015 annual award cycle.

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In addition to requesting shareholder approval of our 2014 plan and the new shares being reserved for issuance, we also are requesting that our shareholders approve the material terms of the performance goals contained in our 2014 plan in order to allow certain awards to be potentially eligible for exemption from the $1.0 million deduction limit imposed by Section 162(m) of the tax code, as discussed under “Summary of Material Terms of our 2014 Plan — Performance Goals” below. For purposes of Section 162(m), the material terms of the performance goals for awards granted under our 2014 plan include:

•	the employees eligible to receive compensation;

•	the description of the business measures on which the performance goals may be based; and

•	the maximum amount, or the formula used to calculate the maximum amount, of compensation that can be paid to an employee under the arrangement.

Each of these aspects is discussed in this proposal 4, and shareholder approval of this proposal 4 constitutes approval of each of these aspects for purposes of the Section 162(m) shareholder approval requirements.

Directors Stock Plan Share Authorization Reduction

We also maintain our directors stock plan, as previously approved by our shareholders in June 2010, which we will continue to use for grants to our non-employee directors. However, if our shareholders approve our 2014 plan, our board has approved the termination of the authority to issue 600,000 shares under our directors stock plan. As of our record date, there were 1,080,001 shares of our common stock remaining available for the grant of equity awards under our directors stock plan. As described under “Director Compensation — Equity Awards,” we no longer grant stock options to a director upon joining our board, and the equity component of our director compensation arrangements utilizes grants in the form of restricted stock awards. Delivering equivalent value in the form of restricted stock awards requires the issuance of fewer shares as compared to stock options.

During each of 2013, 2012 and 2011, we have granted an aggregate of 92,260, 57,056 and 68,668 shares, respectively, to our non-employee directors. If our 2014 plan is approved by shareholders, we anticipate the total number of shares available for grant under our directors stock plan to be approximately 480,001. We expect this amount to last for approximately five years of awards. This estimate is based on the 2013 historical aggregate non-employee director grants, which reflect our current director compensation arrangements, as described above. While we believe this modeling provides a reasonable estimate of how long such a share reserve would last, there are a number of factors that could impact our future equity share usage. Among the factors that will impact our actual share usage are changes in market grant values, changes in the number of non-employee directors, changes in our stock price or changes in the structure of our director compensation arrangements.

Background for the Current Share Reserve Request

In setting the number of proposed shares issuable under our 2014 plan, our compensation committee and our board considered a number of factors, including the following (each of which are discussed further below):

•	Key data relating to outstanding equity awards and shares available for grant;

•	Significant historical award information, including burn rate, overhang and dilution;

•	Commitment to an average annual burn rate of 4.22%; and

•	Future share needs.

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Key Data Relating to Outstanding Equity Awards and Shares Available

The following table includes information regarding outstanding equity awards and shares available for future awards under our 2004 plan as of our record date (and without giving effect to approval of our 2014 plan under this proposal, except as indicated):

	2004 Plan(2)	Directors Stock Plan(3)	Total
Total shares underlying outstanding stock options	102,325	—	102,325
Weighted-average exercise price of outstanding stock options	$11.37	—	$11.37
Weighted-average remaining contractual life of outstanding stock options	0.91 years	—	0.91 years
Total shares underlying full value awards outstanding (1)	2,167,277	—	2,167,277
Total shares currently available for grant	520,333	480,001	1,000,334

(1)	Excludes 32,073 vested but deferred shares under our directors stock plan as of our record date.

(2)	If our shareholders approve our 2014 plan, all future equity awards will be made from our 2014 plan, and we will not grant any additional awards under our 2004 plan.

(3)	Amounts reflect board-approved share authorization reduction of 600,000 shares to our directors stock plan if our shareholders approve our 2014 plan, as described under “— Directors Stock Plan Share Authorization Reduction.”

Information Regarding our Authorized Shares and Stock Price

Our amended and restated articles of incorporation authorize the issuance of 150 million shares of common stock. As of our record date, there were 48,443,924 shares of common stock issued and outstanding and the closing price of a share of our common stock as of that date was $11.85.

Significant Historical Award Information

Common measures of a stock plan’s cost include burn rate, overhang and dilution. The burn rate refers to how fast a company uses the supply of shares authorized for issuance under its stock plan. Over the last three years, we have maintained an average adjusted burn rate (1) of 4.29% of shares of our common stock outstanding per year. Dilution measures the degree to which our shareholders’ ownership has been diluted by stock-based compensation awarded under our various equity plans and also includes shares that may be awarded under our various equity plans in the future, which is commonly referred to as “overhang.”

Key Equity Metrics	2013 (%)	2012 (%)	2011 (%)
Adjusted Burn Rate (1)	4.45	4.11	4.32
Overhang (2)	8.5	10.2	11.8
Dilution (3)	4.2	3.9	3.9

(1)	Adjusted burn rate is calculated under Institutional Shareholder Services, or ISS, methodology by dividing the number of shares subject to equity awards granted during the applicable fiscal period, adjusted to address the dilutive effect of stock-based awards other than stock options and SARs, by the total weighted-average number of shares outstanding during the applicable fiscal period. The adjustment is based on the volatility of a company’s stock price, and in 2013, the applicable adjustment factor was 2 for our company.

(2)	Overhang is calculated by dividing (a) the sum of (x) the number of shares subject to equity awards outstanding at the end of the year and (y) the number of shares available for future grants, by (b) the number of shares outstanding at the end of the year.

(3)	Dilution is calculated by dividing the number of shares subject to equity awards outstanding at the end of the fiscal year by the number of shares outstanding at the end of the fiscal year.

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Limitation on Annual Burn Rate

Our board has committed to our shareholders that, with respect to the number of shares subject to awards granted during the three-year period beginning on January 1, 2014 and ending on December 31, 2016, we will maintain an average annual burn rate over that period that does not exceed 4.22% of weighted common shares outstanding, which is the burn rate cap established by ISS for companies in our GICS code. For purposes of calculating the number of shares granted in a particular year, all awards will first be converted into option-share equivalents. In this case, each share that is subject to awards other than options will count as equivalent to 2 option shares.

Future Share Needs

If our 2014 plan is approved by shareholders, we anticipate the total number of shares available for grant as of our 2014 plan’s effective date to be approximately 2.77 million(1), composed of 2.25 million new shares requested under our 2014 plan and 0.52 million shares carried forward from our 2004 plan. We expect this amount to last for approximately three years of awards. This estimate is based on a maximum average annual burn rate of 4.22%, as described above. While we believe this modeling provides a reasonable estimate of how long such a share reserve would last, there are a number of factors that could impact our future equity share usage. Among the factors that will impact our actual share usage are changes in market grant values, changes in the number of recipients, changes in our stock price, payout levels of performance-based awards, changes in the structure of our LTI program and forfeitures of outstanding awards.

(1)	Does not include the number of shares underlying awards outstanding as of June 18, 2014 under our 2004 plan that thereafter terminate or expire unexercised or are cancelled, forfeited or lapse for any reason without a distribution of shares to the recipient and consistent with the terms of our 2004 plan.

The total overhang resulting from the share request, including awards outstanding under all of our equity plans, represents approximately 11% of the shares of our common stock outstanding as of our record date.

Highlights of our 2014 Plan

•	No repricing of stock options or SARs. Our 2014 plan prohibits the repricing of stock options or stock appreciation rights, or SARs, without shareholder approval. This prohibition includes reducing the exercise price or base price after the date of grant or replacing, regranting or canceling a stock option or SAR for cash or another award (including following a participant’s voluntary surrender of underwater stock options or SARs).

•	No discounted stock options or SARs. All stock options and SARs must have an exercise price or base price equal to or greater than the fair market value of the underlying stock on the date of grant.

•	No liberal change in control definition. The change in control definition contained in our 2014 plan is not a “liberal” definition that would be activated on mere shareholder approval of a transaction.

•	Double-trigger change in control vesting. If awards granted under our 2014 plan are assumed by a successor in connection with a change in our control, such awards will not automatically vest and pay out solely as a result of the change in control.

•	No liberal share recycling. Shares used to pay the exercise price or withholding taxes related to an outstanding award and unissued shares resulting from net settlement of outstanding stock options and SARs do not become available for issuance as future awards under our 2014 plan.

•	No award may be transferred for value. Our 2014 plan prohibits the transfer of unexercised, unvested or restricted awards to independent third parties for value.

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•	Limit on awards to non-employee directors. Our 2014 plan imposes a maximum number of shares (30,000) that may be awarded to any non-employee director in any calendar year.

•	No dividends on unearned awards. Our 2014 plan prohibits the current payment of dividends or dividend equivalent rights on unearned awards.

•	Limitation on amendments. No material amendments to our 2014 plan can be made without shareholder approval if any such amendment would materially increase the number of shares reserved or the per-participant award limitations under the plan or that would diminish the prohibitions on repricing stock options or SARs.

Summary of Material Terms of our 2014 Plan

A summary of the material terms of our 2014 plan is set forth below. This summary is qualified in its entirety by the full text of our 2014 plan, which is attached to this proxy statement as Appendix A.

Purpose. The purpose of our 2014 plan is to promote our success by linking the personal interests of our employees, officers, directors and consultants to those of our shareholders and by providing participants with an incentive for outstanding performance. Our 2014 plan is also intended to enhance our ability to motivate, attract and retain the services of employees, officers, directors and consultants upon whose judgment, interest and special effort the successful conduct of our operation is largely dependent.

Administration. Our 2014 plan will be administered by our compensation committee, which is made up entirely of independent directors. Our compensation committee will have the authority to:

•	grant awards;

•	designate participants;

•	determine the type or types of awards to be granted to each participant and the number, terms and conditions thereof;

•	establish, adopt or revise any plan, program or policy for the grant of awards as it may deem necessary or advisable, including but not limited to short-term incentive programs;

•	establish, adopt or revise any rules and regulations as it may deem advisable to administer our 2014 plan; and

•	make all other decisions and determinations that may be required under our 2014 plan.

Our board may at any time administer our 2014 plan. If it does so, it will have all the powers of our compensation committee under our 2014 plan.

Eligibility. Our 2014 plan permits the grant of incentive awards to our employees, officers, directors and consultants as selected by our compensation committee. The number of eligible participants in our 2014 plan will vary from year to year. As of our record date, the number of eligible participants was approximately 2,100.

Permissible Awards. Our 2014 plan authorizes the granting of awards in any of the following forms:

•	options to purchase shares of our common stock, which may be designated under the tax code as nonstatutory stock options (which may be granted to all participants) or incentive stock options (which may be granted to officers and employees but not to non-employee directors or consultants);

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•	SARs, which give the holder the right to receive the difference (payable in cash or stock, as specified in the award agreement) between the fair market value per share of our common stock on the date of exercise over the base price of the award (which cannot be less than the fair market value of our underlying stock as of the grant date);

•	restricted stock, which is subject to restrictions on transferability and subject to forfeiture on terms set by our compensation committee;

•	restricted stock units, or RSUs, which represent the right to receive shares of our common stock (or an equivalent value in cash or other property, as specified in the award agreement) in the future, based upon the attainment of stated vesting or performance criteria;

•	deferred stock units, or DSUs, which represent the right granted to receive shares of our common stock (or an equivalent value in cash or other property, as specified in the award agreement) at a future time as determined by our compensation committee or as determined by the recipient within guidelines established by our compensation committee in the case of voluntary deferral elections;

•	performance awards, which are awards payable in cash or stock upon the attainment of specified performance goals (any award that may be granted under our 2014 plan may be granted in the form of a performance award);

•	other stock-based awards in the discretion of our compensation committee, including unrestricted stock grants; and

•	any other right or interest relating to stock or cash.

Dividend equivalent rights, which entitle the participant to payments in cash or property calculated by reference to the amount of dividends paid on the shares of stock underlying an award, may be granted with respect to awards other than options or SARs.

Shares Available for Awards. Subject to adjustment as provided in our 2014 plan, the maximum number of shares reserved for issuance under our 2014 plan will be 2.25 million shares plus (a) the number of shares that remain available for issuance under our 2004 plan as of June 18, 2014 and (b) the number of shares underlying awards outstanding as of June 18, 2014 under our 2004 plan that thereafter terminate or expire unexercised or are cancelled, forfeited or lapse for any reason without a distribution of shares to the recipient and consistent with the terms of our 2004 plan. The maximum number of shares that may be issued upon exercise of incentive stock options granted under our 2014 plan is 2.25 million shares.

Share Counting. Shares subject to awards that terminate or expire unexercised or are cancelled, forfeited or lapse for any reason, and shares underlying awards that are ultimately settled in cash, will become available for future grants of awards under our 2014 plan. The following may not again be made available for issuance as awards under our 2014 plan:

•	shares of our common stock not issued or delivered as a result of the net settlement of an outstanding option or SAR; or

•	shares of our common stock used to pay the exercise price or withholding taxes related to an outstanding award.

Limitations on Individual Awards. The maximum aggregate number of shares of our common stock subject to stock-based awards that may be granted under our 2014 plan in any one calendar year to any one participant is as follows:

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•	options – 1.0 million;

•	stock appreciation rights – 1.0 million; and

•	performance-based stock awards – 1.0 million.

The maximum aggregate amount awarded or credited with respect to cash-based awards under our 2014 plan to any one participant in any one calendar year is $8.0 million.

Grants to Non-Employee Directors. We currently grant equity awards to our non-employee directors under our directors stock plan. If we grant awards to our non-employee directors under our 2014 plan in the future, such awards will be made only in accordance with the terms, conditions and parameters of a plan, program or policy for the compensation of non-employee directors as in effect from time to time. Our compensation committee may not make discretionary grants under our 2014 plan to our non-employee directors. The maximum aggregate number of shares of our common stock subject to any award that may be granted under our 2014 plan in any 12-month period to any one non-employee director is 30,000 shares.

Performance Goals. All options and SARs granted under our 2014 plan are designed to be exempt from the $1.0 million deduction limit imposed by Section 162(m) under the tax code. Our compensation committee may designate any other award granted under our 2014 plan as a qualified performance-based award potentially eligible for exemption from the $1.0 million deduction limit imposed by Section 162(m) of the tax code. If an award is so designated, our compensation committee must establish objectively determinable performance goals for the award based on one or more of the following business criteria, which may be expressed in terms of company-wide objectives or in terms of objectives that relate to the performance of an affiliate or a division, business unit, region, department or function within our company or any affiliate:

•	Revenue;

•	Sales;

•	Days payable outstanding;

•	Days sales outstanding;

•	Profit (net profit, gross profit, operating profit, economic profit, profit margins or other corporate profit measures);

•	Earnings (EBIT, EBITDA, earnings per share or other corporate earnings measures);

•	Net income (before or after taxes, operating income or other income measures);

•	Cash (cash flow, cash generation or other cash measures);

•	Stock price or performance;

•	Total shareholder return (stock price appreciation plus reinvested dividends);

•	Return on equity;

•	Return on assets;

•	Return on investment;

•	Market share or market penetration with respect to specific designated products or product groups and/or specific geographic areas;

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•	Timely and successful completion of key strategic projects (including, for example, timely completion within budget);

•	Expenses (expense management, expense ratio or other expense measures);

•	Business expansion or consolidation (acquisitions, divestitures, joint ventures and similar transactions);

•	Product development (including, but not limited to, progression of products in the development pipeline, product release schedules, product enhancements and updates and technology integration);

•	Technology development (including, but not limited to, improvements in network infrastructure and development of strategic technology partners);

•	Economic value added; and

•	Personal professional objectives, including any of the foregoing performance goals.

Each of the foregoing performance goals may be determined either in accordance with GAAP or on a non-GAAP basis and shall be subject to certification by our compensation committee; provided that, to the extent an award is intended to satisfy the performance-based compensation exception to the limits of Section 162(m) and then to the extent consistent with such exception, our compensation committee will have the authority to make equitable adjustments to the performance goals in recognition of unusual or non-recurring events affecting us or any of our subsidiaries or our financial statements in response to changes in applicable laws or regulations or to account for items of gain, loss or expense determined to be extraordinary or unusual in nature or infrequent in occurrence or related to a change in accounting principles. Awards that are not intended to qualify under Section 162(m) and awards that are issued to persons who are not “covered employees” within the meaning of Section 162(m) may take into account any other factors deemed appropriate by our compensation committee. Our compensation committee must establish such goals within 90 days after the beginning of the period for which such performance goal relates, or, if less, the number of days which is equal to 25% of the relevant performance period.

Limitations on Transfer; Beneficiaries. A participant generally may not assign or transfer an award other than by will or the laws of descent and distribution, or, except in the case of incentive stock options, pursuant to a domestic relations order that would satisfy Section 414(p)(1)(A) of the tax code if such section applied to an award under our 2014 plan. However, our compensation committee may permit other transfers (other than transfers for value) where it concludes that such transferability does not result in accelerated taxation, does not cause any option intended to be an incentive stock option to fail to qualify as such, and is otherwise appropriate and desirable, taking into account any factors deemed relevant, including without limitation, any state or federal tax or securities laws or regulations applicable to transferable awards. A participant may, in the manner determined by our compensation committee, designate a beneficiary to exercise the rights of the participant and to receive any distribution with respect to any award upon the participant’s death.

Treatment of Awards upon Death or Disability. Unless otherwise provided in an award certificate, any special plan document or separate agreement with a participant governing an award, if a participant’s service terminates by reason of death or disability, then (a) all of that participant’s outstanding options and SARs will become fully exercisable; (b) all time-based vesting restrictions on that participant’s outstanding awards will lapse; and (c) the payout level under all of that participant’s outstanding performance-based awards will be determined and deemed to have been earned as of the date of termination based upon the assumed achievement of all relevant performance goals at the target level.

Treatment of Awards upon a Change in Control. In the event of a change in control of our company, our 2014 plan provides for unvested awards to fully vest upon a double trigger termination within one year following a change in control, provided that such awards are assumed by the acquiror or equitably converted in the transaction. If the awards are not assumed by the acquiror or equitably converted in the transaction, then unvested

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awards would become immediately vested. Specifically, unless otherwise provided in an award certificate, any special plan document or separate agreement with a participant governing an award:

•	with respect to awards assumed by the surviving entity or otherwise equitably converted or substituted in connection with a change in control of our company, if within one year after the effective date of the change in control, a participant’s employment is terminated without cause or the participant resigns for good reason, then (a) all of that participant’s outstanding options and SARs will become fully exercisable; (b) all time-based vesting restrictions on that participant’s outstanding awards will lapse; and (c) the payout level under all of that participant’s outstanding performance-based awards will be determined and deemed to have been earned as of the date of termination based upon the assumed achievement of all relevant performance goals at the target level;

or

•	if, upon the occurrence of a change in control of our company, awards are not assumed by the surviving entity or otherwise equitably converted or substituted in connection with the change in control in a manner approved by our compensation committee or our board, then, as of the effective date of such change in control, (a) all of that participant’s outstanding options and SARs will become fully exercisable; (b) all time-based vesting restrictions on that participant’s outstanding awards will lapse; and (c) the payout level under all of that participant’s outstanding performance-based awards will be determined and deemed to have been earned as of the date of the change in control based upon (x) the assumed achievement of all relevant performance goals at the target level, if the change in control occurs during the first half of the performance period, or (y) the actual level of achievement of all relevant performance goals (measured as of the date of the change in control), if the change in control occurs during the second half of the performance period.

Discretionary Acceleration. Our compensation committee may in its sole discretion at any time determine that all or a portion of a participant’s awards will become fully vested. Our compensation committee may discriminate among participants or among awards in exercising such discretion.

Adjustments. In the event of a transaction between our company and our shareholders that causes the per-share value of our common stock to change (including, without limitation, any stock dividend, stock split, spin-off, rights offering or large nonrecurring cash dividend), our compensation committee shall make such adjustments to our 2014 plan and awards as it deems necessary, in its sole discretion, to prevent dilution or enlargement of rights immediately resulting from such transaction. In the event of a stock split, a stock dividend or a combination or consolidation of our outstanding common stock into a lesser number of shares, the authorization limits under our 2014 plan will automatically be adjusted proportionately, and the shares then subject to each award will automatically be adjusted proportionately without any change in the aggregate purchase price.

Termination and Amendment. Our board or compensation committee may, at any time and from time to time, terminate or amend our 2014 plan, but if an amendment would constitute a material amendment requiring shareholder approval under applicable listing requirements, laws, policies or regulations, then such amendment will be subject to shareholder approval. In addition, our board or compensation committee may condition any amendment on the approval of our shareholders for any other reason. No termination or amendment of our 2014 plan may, without the written consent of the participant, reduce or diminish the value of an outstanding award.

Our compensation committee may amend or terminate outstanding awards. However, such amendments may require the consent of the participant and, unless approved by our shareholders, the exercise price of an outstanding option may not be reduced, directly or indirectly, and the original term of an option or SAR may not be extended.

Prohibition on Repricing. As indicated above under “Termination and Amendment,” outstanding stock options and SARs cannot be repriced, directly or indirectly, without shareholder approval. This prohibition includes reducing the exercise price or base price after the date of grant or replacing, regranting or canceling a stock option or SAR for cash or another award (including following a participant’s voluntary surrender of underwater stock options or SARs).

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Certain Federal Income Tax Effects

The U.S. federal income tax discussion set forth below is intended for general information only and does not purport to be a complete analysis of all of the potential tax effects of our 2014 plan. It is based upon laws, regulations, rulings and decisions now in effect, all of which are subject to change. State and local income tax consequences are not discussed and may vary from locality to locality.

Nonstatutory Stock Options. There will be no federal income tax consequences to the optionee or to us upon the grant of a nonstatutory stock option under our 2014 plan. When the optionee exercises a nonstatutory option, however, he or she will recognize ordinary income in an amount equal to the excess of the fair market value of our common stock received upon exercise of the option at the time of exercise over the exercise price, and we will be allowed a corresponding federal income tax deduction. Any gain that the optionee realizes when he or she later sells or disposes of the option shares will be short-term or long-term capital gain, depending on how long the shares were held.

Incentive Stock Options. There typically will be no federal income tax consequences to the optionee or to us upon the grant or exercise of an incentive stock option. If the optionee holds the acquired option shares for the required holding period of at least two years after the date the option was granted and one year after exercise, the difference between the exercise price and the amount realized upon sale or disposition of the option shares will be long-term capital gain or loss, and we will not be entitled to a federal income tax deduction. If the optionee disposes of the option shares in a sale, exchange or other disqualifying disposition before the required holding period ends, he or she will recognize taxable ordinary income in an amount equal to the excess of the fair market value of the option shares at the time of exercise over the exercise price, and we will be allowed a federal income tax deduction equal to such amount. While the exercise of an incentive stock option does not result in current taxable income, the excess of the fair market value of the option shares at the time of exercise over the exercise price will be an item of adjustment for purposes of determining the optionee’s alternative minimum taxable income.

SARs. A participant receiving a SAR under our 2014 plan will not recognize income, and we will not be allowed a tax deduction, at the time the award is granted. When the participant exercises a SAR, the amount of cash and the fair market value of any shares of common stock received will be ordinary income to the participant, and we will be allowed a corresponding federal income tax deduction at that time.

Restricted Stock. Unless a participant makes an election to accelerate recognition of the income to the date of grant as described below, a participant will not recognize income, and we will not be allowed a tax deduction, at the time a restricted stock award is granted, provided that the award is nontransferable and is subject to a substantial risk of forfeiture. When the restrictions lapse, the participant will recognize ordinary income equal to the fair market value of our common stock as of that date (less any amount he or she paid for the stock), and we will be allowed a corresponding federal income tax deduction at that time, subject to any applicable limitations under Section 162(m) of the tax code. If the participant files an election under Section 83(b) of the tax code within 30 days after the date of grant of the restricted stock, he or she will recognize ordinary income as of the date of grant equal to the fair market value of the stock as of that date (less any amount paid for the stock), and we will be allowed a corresponding federal income tax deduction at that time, subject to any applicable limitations under Section 162(m) of the tax code. Any future appreciation in the stock will be taxable to the participant at capital gains rates. However, if the stock is later forfeited, the participant will not be able to recover the tax previously paid pursuant to the Section 83(b) election.

Restricted or Deferred Stock Units. A participant will not recognize income, and we will not be allowed a tax deduction, at the time a stock unit award is granted. When the participant receives or has the right to receive shares of common stock (or the equivalent value in cash or other property) in settlement of a stock unit award, a participant will recognize ordinary income equal to the fair market value of our common stock or other property as of that date (less any amount he or she paid for the stock or property), and we will be allowed a corresponding federal income tax deduction at that time, subject to any applicable limitations under Section 162(m) of the tax code.

Performance Awards Payable in Cash. A participant will not recognize income, and we will not be allowed a tax deduction, at the time a performance award payable in cash is granted (for example, when the performance goals are established). Upon receipt of cash in settlement of the award, a participant will recognize

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ordinary income equal to the cash received, and we will be allowed a corresponding federal income tax deduction at that time, subject to any applicable limitations under Section 162(m) of the tax code.

Performance-Based Compensation under Section 162(m). Section 162(m) imposes a $1.0 million limit on the amount that we may deduct for compensation paid to our chief executive officer or any of our three other most highly compensated executive officers (other than our chief financial officer) who are employed as of the end of the year. This limitation does not apply to compensation that meets the requirements under Section 162(m) for “qualified performance-based” compensation. One of the requirements for compensation to qualify as performance-based under Section 162(m) is that the material terms of the performance goals for such compensation be disclosed to and approved by shareholders every five years. In accordance with Section 162(m), the material terms that our shareholders approve constitute the framework for our compensation committee to establish programs and awards under which compensation provided by our company may qualify as performance-based compensation for purposes of Section 162(m). A number of additional requirements must be met for particular compensation to so qualify, however, so there can be no assurance that such compensation under our 2014 plan will be fully deductible under all circumstances. In addition, to maintain flexibility in compensating our executive officers, our compensation committee reserves the right to use its judgment to authorize compensation payments that may be subject to the Section 162(m) deduction limit when our compensation committee believes that such payments are appropriate. Accordingly, even if approved by our shareholders, this proposal would not limit our right to pay compensation that does not qualify as performance-based compensation for purposes of Section 162(m) of the tax code, in whole or in part.

Section 409A. Our 2014 plan permits the grant of various types of incentive awards, which may or may not be exempt from Section 409A of the tax code. If an award is subject to Section 409A, and if the requirements of Section 409A are not met, the taxable events as described above could apply earlier than described, and could result in the imposition of additional taxes and penalties. Restricted stock awards, stock options and SARs that comply with the terms of our 2014 plan are generally exempt from the application of Section 409A of the tax code. Stock units, other stock-based awards and cash-based awards that are granted in one year and payable in a later year generally are subject to Section 409A unless they are designed to satisfy the short-term deferral exemption from such law. If not exempt, such awards must be specially designed to meet the requirements of Section 409A in order to avoid early taxation and penalties.

Tax Withholding. Our company and any of our affiliates have the right to deduct or withhold, or require a participant to remit to us, an amount sufficient to satisfy federal, state and local taxes (including employment taxes) required by law to be withheld with respect to any exercise, lapse of restriction or other taxable event arising as a result of our 2014 plan.

Benefits to Named Executive Officers and Others

As of our record date, no awards had been granted under our 2014 plan. If our 2014 plan is approved by our shareholders, all awards under our 2014 plan will be made at the discretion of our compensation committee. Therefore, it is not presently possible to determine the benefits or amounts that will be received by any individuals or groups pursuant to our 2014 plan in the future.

Our board unanimously recommends a vote “FOR” the approval of our 2014 incentive plan.

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EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information, as of December 31, 2013 and as of our record date of April 10, 2014, about our common stock that may be issued under all of our existing equity compensation plans.

	As of December 31, 2013					As of April 10, 2014
Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		(b) Weighted Average Exercise Price of Outstanding Options, Warrants and Rights ($)	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))		(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		(b) Weighted Average Exercise Price of Outstanding Options, Warrants and Rights ($)	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity compensation plans approved by security holders (1)	107,668	(2)	11.29	2,063,406	(3)	102,325	(2)	11.37	1,600,334	(3)
Equity compensation plans not approved by security holders	—		—	—		—		—	—
Total	107,668		11.29	2,063,406		102,325		11.37	1,600,334

(1)	Includes our 2004 plan and directors stock plan.

(2)	Includes shares issuable pursuant to the exercise of stock options outstanding under our 2004 plan. As of December 31, 2013, these stock options have a weighted-average remaining term of 1.19 years. As of April 10, 2014, we have an aggregate of 102,325 stock options outstanding over a weighted average remaining term of 0.91 years.

(3)	As of December 31, 2013, we had 962,437 and 1,100,969 remaining shares available for issuance under our 2004 plan and directors stock plan, respectively, and an aggregate of 1,943,760 shares of restricted stock or other full value awards outstanding. As of April 10, 2014, we have 520,333 and 1,080,001 remaining shares available for issuance under our 2004 plan and directors stock plan, respectively, and an aggregate of 2,167,277 shares of restricted stock or other full value awards outstanding. Amounts do not reflect the 600,000 share authorization reduction to our directors stock plan if our shareholders approve our 2014 plan, as approved by our board on April 15, 2014 and described under “Proposal 4 — Approval of our 2014 Incentive Plan – Directors Stock Plan Authorization Reduction.”

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our executive officers, directors and persons who own more than ten percent of a registered class of our equity securities to file reports of ownership and changes in ownership of such securities with the SEC. Executive officers, directors and greater than ten percent beneficial owners are required by applicable regulations to furnish us with copies of all Section 16(a) forms they file.

We are required to describe in this proxy statement whether we have knowledge that any person required to file such a report may have failed to do so in a timely manner. In this regard, all of our directors, all executive officers subject to the reporting requirements and each beneficial owner of more than ten percent of any class of our common stock satisfied all applicable filing requirements. The foregoing is based upon reports furnished to us and questionnaires from our directors and executive officers.

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OTHER MATTERS

We do not know of any other matters to be submitted at the annual meeting. If any other matters properly come before the annual meeting, the persons named in the enclosed form of proxy intend to vote the shares they represent in accordance with their judgment.

A copy of our annual report on Form 10-K for the year ended December 31, 2013, including financial statements, exhibits and any amendments thereto, our 2014 proxy statement and proxy card as filed with the SEC, may be obtained without charge upon written request to Premiere Global Services, Inc., c/o Investor Relations, 3280 Peachtree Road, NE, The Terminus Building, Suite 1000, Atlanta, Georgia 30305, by emailing investors@pgi.com or by calling 1-800-749-9111, extension 8462. Our 2013 Form 10-K and our 2014 proxy statement are also available on our website at ar2013.pgi.com.

By Order of the Board of Directors,
Atlanta, Georgia	Scott Askins Leonard
April 24, 2014	Secretary
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APPENDIX A

PREMIERE GLOBAL SERVICES, INC.

2014 INCENTIVE PLAN

ARTICLE 1

PURPOSE

1.1. GENERAL. The purpose of the Premiere Global Services, Inc. 2014 Incentive Plan (the “Plan”) is to promote the success, and enhance the value, of Premiere Global Services, Inc. (the “Company”) by linking the personal interests of employees, officers, directors and consultants of the Company or any Affiliate (as defined below) to those of Company shareholders and by providing such persons with an incentive for outstanding performance. The Plan is further intended to provide flexibility to the Company in its ability to motivate, attract, and retain the services of employees, officers, directors and consultants upon whose judgment, interest and special effort the successful conduct of the Company’s operation is largely dependent. Accordingly, the Plan permits the grant of incentive awards from time to time to selected employees, officers, directors and consultants of the Company and its Affiliates.

ARTICLE 2

DEFINITIONS

2.1. DEFINITIONS. When a word or phrase appears in this Plan with the initial letter capitalized, and the word or phrase does not commence a sentence, the word or phrase shall generally be given the meaning ascribed to it in this Section or in Section 1.1 unless a clearly different meaning is required by the context. The following words and phrases shall have the following meanings:

(a)                 “Affiliate” means: (i) any Subsidiary or Parent, or (ii) an entity that directly or through one or more intermediaries controls, is controlled by or is under common control with, the Company, as determined by the Committee.

(b)                “Award” means an award of Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Deferred Stock Units, Performance Awards, Other Stock-Based Awards, or any other right or interest relating to Stock or cash, granted to a Participant under the Plan.

(c)                 “Award Certificate” means a written document, in such form as the Committee prescribes from time to time, setting forth the terms and conditions of an Award. Award Certificates may be in the form of individual award agreements or certificates or a program document describing the terms and provisions of an Award or series of Awards under the Plan. The Committee may provide for the use of electronic, Internet or other non-paper Award Certificates and the use of electronic, Internet or other non-paper means for the acceptance thereof and actions thereunder by a Participant.

(d)                “Beneficial Owner” shall have the meaning given such term in Rule 13d-3 of the General Rules and Regulations under the 1934 Act.

(e)                 “Board” means the Board of Directors of the Company.

(f)                  “Cause” as a reason for a Participant’s termination of Continuous Service shall have the meaning assigned such term in the employment, consulting, severance or similar agreement, if any, between such Participant and the Company or an Affiliate; provided, however, that if there is no such agreement in which such term is defined, and unless otherwise defined in the applicable Award Certificate, “Cause” shall mean any of the following acts by the Participant, as determined by the Committee: (i) gross neglect of duty; (ii) prolonged absence from duty without the consent of the Company; (iii) intentionally engaging in any activity that is in conflict with or adverse to the business or other interests of the Company; or (iv) willful misconduct, misfeasance or malfeasance of duty which is reasonably determined to be detrimental to the Company.

(g)               “Change in Control” with respect to any Award has the meaning assigned such term in the employment, consulting, severance or similiar agreement, if any, between the grantee of such Award

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and the Company or an Affiliate; provided, however, that if there is no such agreement in which such term is defined, “Change in Control” means and includes the occurrence of any one of the following events:

(i) An acquisition (other than directly from the Company) of any voting securities of the Company (“Voting Securities”) by any Person immediately after which such Person is a Beneficial Owner of 50% or more of the combined voting power of the Company’s then outstanding Voting Securities; provided, however, that in determining whether a Change in Control has occurred, Voting Securities that are acquired in an acquisition by: (1) an employee benefit plan (or a trust forming a part thereof) maintained by: (A) the Company or (B) a Subsidiary; (2) the Company or any Subsidiary; or (3) any Person in connection with a “Non-Control Transaction” (as hereinafter defined), shall not constitute an acquisition for purposes for this clause (i); or

(ii) The individuals who, as of the Effective Date, are members of the Board (the “Incumbent Board”) cease for any reason to constitute at least 60% of the Board; provided, however, that if the election, or nomination for election by the Company’s shareholders, of any new director was approved by a vote of at least 80% of the Incumbent Board, such new director shall, for purposes of the Plan, be considered as a member of the Incumbent Board; provided further, however, that no individual shall be considered a member of the Incumbent Board if such individual initially assumed office as a result of either an actual or threatened “Election Contest” (as described in Rule 14a-11 promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board (a “Proxy Contest”), including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest; or

(iii)           Consummation of:

(1)           A merger, consolidation or reorganization involving the Company, unless:

(A)           the shareholders of the Company, immediately before such merger, consolidation or reorganization, own, directly or indirectly, immediately following such a merger, consolidation or reorganization, at least 51% of the combined voting power of the outstanding voting securities of the corporation resulting from such merger, consolidation or reorganization (the “Surviving Corporation”) in substantially the same proportion as their ownership of the Voting Securities immediately before such merger, consolidation or reorganization; and

(B)           the individuals who were members of the Incumbent Board immediately prior to the execution of the agreement providing for such merger, consolidation or reorganization constitute at least 2/3 of the members of the board of directors of the Surviving Corporation. (A transaction in which both of clauses (A) and (B) above shall be applicable is hereinafter referred to as a “Non-Control Transaction.”);

(2)           A complete liquidation or dissolution of the Company; or

(3)           An agreement for the sale or other disposition of all or substantially all of the assets of the Company to any Person (other than a transfer to a Subsidiary).

(h)                 “Code” means the Internal Revenue Code of 1986, as amended from time to time. For purposes of this Plan, references to sections of the Code shall be deemed to include references to any applicable regulations thereunder and any successor or similar provision.

(i)                   “Committee” means the committee of the Board described in Article 4.

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(j)                  “Company” means Premiere Global Services, Inc., a Georgia corporation, or any successor corporation.

(k)                 “Continuous Service” means the absence of any interruption or termination of service as an employee, officer, director or consultant of the Company or any Affiliate, as applicable; provided, however, that for purposes of an Incentive Stock Option, “Continuous Service” means the absence of any interruption or termination of service as an employee of the Company or any Parent or Subsidiary, as applicable, pursuant to applicable tax regulations. Continuous Service shall not be considered interrupted in the following cases: (i) a Participant transfers employment between the Company and an Affiliate or between Affiliates; (ii) in the discretion of the Committee as specified at or prior to such occurrence, in the case of a spin-off, sale or disposition of the Participant’s employer from the Company or any Affiliate; (iii) a Participant transfers from being an employee of the Company or an Affiliate to being a director of the Company or of an Affiliate, or vice versa; (iv) in the discretion of the Committee as specified at or prior to such occurrence, a Participant transfers from being an employee of the Company or an Affiliate to being a consultant to the Company or of an Affiliate, or vice versa; or (v) any leave of absence authorized in writing by the Company prior to its commencement; provided, however, that for purposes of Incentive Stock Options, no such leave may exceed 90 days, unless re-employment upon expiration of such leave is guaranteed by statute or contract. If re-employment upon expiration of a leave of absence approved by the Company is not so guaranteed, on the 91st day of such leave any Incentive Stock Option held by the Participant shall cease to be treated as an Incentive Stock Option and shall be treated for tax purposes as a Nonstatutory Stock Option. Whether military, government or other service or other leave of absence shall constitute a termination of Continuous Service shall be determined in each case by the Committee at its discretion, and any determination by the Committee shall be final and conclusive; provided, however, that for purposes of any Award that is subject to Code Section 409A, the determination of a leave of absence must comply with the requirements of a “bona fide leave of absence” as provided in Treas. Reg. Section 1.409A-1(h).

(l)                   “Covered Employee” means a covered employee as defined in Code Section 162(m)(3).

(m)               “Deferred Stock Unit” means a right granted to a Participant under Article 9 to receive Shares (or the equivalent value in cash or other property if the Committee so provides) at a future time as determined by the Committee, or as determined by the Participant within guidelines established by the Committee in the case of voluntary deferral elections.

(n)                 “Disability” has the same meaning as provided in the long-term disability plan or policy maintained by the Company or, if applicable, most recently maintained by the Company or, if applicable, an Affiliate for the Participant, whether or not such Participant actually receives disability benefits under such plan or policy. If no long-term disability plan or policy was ever maintained on behalf of Participant or if the determination of Disability relates to an Incentive Stock Option, Disability means Permanent and Total Disability as defined in Section 22(e)(3) of the Code. In the event of a dispute, the determination whether a Participant is disabled will be made by the Committee and may be supported by the advice of a physician competent in the area to which such Disability relates.

(o)                 “Dividend Equivalent” means a right granted with respect to an Award pursuant to Article 12.

(p)                 “Effective Date” has the meaning assigned such term in Section 3.1.

(q)                 “Eligible Participant” means an employee, officer, director or consultant of the Company or any Affiliate.

(r)                  “Exchange” means any national securities exchange on which the Stock may from time to time be listed or traded.

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(s)                  “Fair Market Value,” on any date, means: (i) if the Stock is listed on a securities exchange, the closing sales price on the principal such exchange on such date or, in the absence of reported sales on such date, the closing sales price on the immediately preceding date on which sales were reported; or (ii) if the Stock is not listed on a securities exchange, the mean between the bid and offered prices as quoted by the applicable interdealer quotation system for such date; provided, however, that if the Stock is not quoted on an interdealer quotation system or it is determined that the fair market value is not properly reflected by such quotations, Fair Market Value will be determined by such other method as the Committee determines in good faith to be reasonable and in compliance with Code Section 409A.

(t)                  “Full-Value Award” means an Award other than in the form of an Option or SAR, which is settled by the issuance of Stock (or at the discretion of the Committee, settled in cash valued by reference to Stock value).

(u)                 “Good Reason” shall have the meaning, if any, assigned such term in the employment, consulting, severance or similar agreement, if any, between a Participant and the Company or an Affiliate; provided, however, that if there is no such agreement in which such term is defined, “Good Reason” shall have the meaning, if any, given such term in the applicable Award Certificate. If not defined in either such document, the term “Good Reason” as used herein shall not apply to a particular Award.

(v)                 “Grant Date” of an Award means the first date on which all necessary corporate action has been taken to approve the grant of the Award as provided in the Plan or such later date as is determined and specified as part of that authorization process. Notice of the grant shall be provided to the grantee within a reasonable time after the Grant Date.

(w)                “Incentive Stock Option” means an Option that is intended to be an incentive stock option and meets the requirements of Section 422 of the Code or any successor provision thereto.

(x)                 “Independent Directors” means those members of the Board of Directors who qualify at any given time as: (i) an “independent” director under the applicable rules of each Exchange on which the Shares are listed; (ii) a “non-employee” director under Rule 16b-3 of the 1934 Act; and (iii) an “outside” director under Section 162(m) of the Code.

(y)                 “Non-Employee Director” means a director of the Company who is not a common law employee of the Company or an Affiliate.

(z)                 “Nonstatutory Stock Option” means an Option that is not an Incentive Stock Option.

(aa)             “Option” means a right granted to a Participant under Article 7 to purchase Stock at a specified price during specified time periods. An Option may be either an Incentive Stock Option or a Nonstatutory Stock Option.

(bb)             “Other Stock-Based Award” means a right granted to a Participant under Article 13 that relates to or is valued by reference to Stock or other Awards relating to Stock.

(cc)              “Parent” means a corporation, limited liability company, partnership or other entity which owns or beneficially owns a majority of the outstanding voting stock or voting power of the Company. Notwithstanding the above, with respect to an Incentive Stock Option, Parent shall have the meaning set forth in Section 424(e) of the Code.

(dd)             “Participant” means an Eligible Participant who has been granted an Award under the Plan; provided that in the case of the death of a Participant, the term “Participant” refers to a beneficiary designated pursuant to Section 14.4 or the legal guardian or other legal representative acting in a fiduciary capacity on behalf of the Participant under applicable state law and court supervision.

(ee)              “Performance Award” means any award granted under the Plan pursuant to Article 10.

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(ff)               “Person” means any individual, entity or group, within the meaning of Section 3(a)(9) of the 1934 Act and as used in Section 13(d)(3) or 14(d)(2) of the 1934 Act.

(gg)              “Plan” means the Premiere Global Services, Inc. 2014 Incentive Plan, as amended from time to time.

(hh)             “Qualified Performance-Based Award” means an Award that is either: (i) intended to qualify for the Section 162(m) Exemption and is made subject to performance goals based on Qualified Business Criteria as set forth in Section 11.2; or (ii) an Option or SAR having an exercise price equal to or greater than the Fair Market Value of the underlying Stock as of the Grant Date.

(ii)                 “Qualified Business Criteria” means one or more of the Business Criteria listed in Section 11.2 upon which performance goals for certain Qualified Performance-Based Awards may be established by the Committee.

(jj)                “Restricted Stock” means Stock granted to a Participant under Article 9 that is subject to certain restrictions and to risk of forfeiture.

(kk)             “Restricted Stock Unit” means the right granted to a Participant under Article 9 to receive shares of Stock (or the equivalent value in cash or other property if the Committee so provides) in the future, which right is subject to certain restrictions and to risk of forfeiture.

(ll)                 “Section 162(m) Exemption” means the exemption from the limitation on deductibility imposed by Section 162(m) of the Code that is set forth in Section 162(m)(4)(C) of the Code or any successor provision thereto.

(mm)         “Shares” means shares of the Company’s Stock. If there has been an adjustment or substitution with respect to the Shares (whether or not pursuant to Article 15), the term “Shares” shall also include any shares of stock or other securities that are substituted for Shares or into which Shares are adjusted.

(nn)             “Stock” means the $0.01 par value common stock of the Company and such other securities of the Company as may be substituted for Stock pursuant to Article 15.

(oo)             “Stock Appreciation Right” or “SAR” means a right granted to a Participant under Article 8 to receive a payment equal to the difference between the Fair Market Value of a Share as of the date of exercise of the SAR over the base price of the SAR, all as determined pursuant to Article 8.

(pp)             “Subsidiary” means any corporation, limited liability company, partnership or other entity, domestic or foreign, of which a majority of the outstanding voting stock or voting power is beneficially owned directly or indirectly by the Company. Notwithstanding the above, with respect to an Incentive Stock Option, Subsidiary shall have the meaning set forth in Section 424(f) of the Code.

(qq)             “1933 Act” means the Securities Act of 1933, as amended from time to time.

(rr)                “1934 Act” means the Securities Exchange Act of 1934, as amended from time to time.

ARTICLE 3

EFFECTIVE TERM OF PLAN

                3.1.          EFFECTIVE DATE. The Plan will become effective on the date that it is approved by the Company’s shareholders (the “Effective Date”).

                3.2.          TERMINATION OF PLAN. Unless earlier terminated as provided herein, the Plan shall continue in effect until the date of the Company’s 2024 shareholders’ meeting or, if the shareholders of the Company approve an amendment to the Plan that increases the number of Shares subject to the Plan, the tenth anniversary of the date

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of such approval. The termination of the Plan on such date shall not affect the validity of any Award outstanding on the date of termination, which shall continue to be governed by the applicable terms and conditions of the Plan. Notwithstanding the foregoing, no Incentive Stock Options may be granted more than ten years after the Effective Date.

ARTICLE 4

ADMINISTRATION

                4.1.          COMMITTEE. The Plan shall be administered by a Committee appointed by the Board (which Committee shall consist of at least two directors) or, at the discretion of the Board from time to time, the Plan may be administered by the Board. It is intended that at least two of the directors appointed to serve on the Committee shall be Independent Directors and that any members of the Committee who do not so qualify shall abstain from participating in any decision to make or administer Awards that are made to Eligible Participants who at the time of consideration for such Award: (a) are persons subject to the short-swing profit rules of Section 16 of the 1934 Act; or (b) are reasonably anticipated to become Covered Employees during the term of the Award. However, the mere fact that a Committee member shall fail to qualify as an Independent Director or shall fail to abstain from such action shall not invalidate any Award made by the Committee which Award is otherwise validly made under the Plan. The members of the Committee shall be appointed by, and may be changed at any time and from time to time in the discretion of, the Board. Unless and until changed by the Board, the Compensation Committee of the Board is designated as the Committee to administer the Plan. The Board may reserve to itself any or all of the authority and responsibility of the Committee under the Plan or may act as administrator of the Plan for any and all purposes. To the extent the Board has reserved any authority and responsibility or during any time that the Board is acting as administrator of the Plan, it shall have all the powers and protections of the Committee hereunder, and any reference herein to the Committee (other than in this Section 4.1) shall include the Board. To the extent any action of the Board under the Plan conflicts with actions taken by the Committee, the actions of the Board shall control.

                4.2.          ACTION AND INTERPRETATIONS BY THE COMMITTEE. For purposes of administering the Plan, the Committee may from time to time adopt rules, regulations, guidelines and procedures for carrying out the provisions and purposes of the Plan and make such other determinations, not inconsistent with the Plan, as the Committee may deem appropriate. The Committee may correct any defect, supply any omission or reconcile any inconsistency in the Plan or in any Award in the manner and to the extent it deems necessary to carry out the intent of the Plan. The Committee’s interpretation of the Plan, any Awards granted under the Plan, any Award Certificate and all decisions and determinations by the Committee with respect to the Plan are final, binding and conclusive on all parties and shall be given the maximum deference permitted by applicable law. Each member of the Committee is entitled to, in good faith, rely or act upon any report or other information furnished to that member by any officer or other employee of the Company or any Affiliate, the Company’s or an Affiliate’s independent registered public accounting firm, Company counsel or any executive compensation consultant or other professional retained by the Company or the Committee to assist in the administration of the Plan. No member of the Committee will be liable for any good faith determination, act or omission in connection with the Plan or any Award.

                4.3.          AUTHORITY OF COMMITTEE. Except as provided in Section 4.1 hereof, the Committee has the exclusive power, authority and discretion to:

(a)          Grant Awards;

(b)          Designate Participants;

(c)          Determine the type or types of Awards to be granted to each Participant;

(d)          Determine the number of Awards to be granted and the number of Shares or dollar amount to which an Award will relate;

(e)          Determine the terms and conditions of any Award granted under the Plan;

(f)          Prescribe the form of each Award Certificate, which need not be identical for each Participant;

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(g)          Decide all other matters that must be determined in connection with an Award;

(h)          Establish, adopt or revise any rules, regulations, guidelines or procedures as it may deem necessary or advisable to administer the Plan;

(i)           Make all other decisions and determinations that may be required under the Plan or as the Committee deems necessary or advisable to administer the Plan;

(j)          Amend the Plan or any Award Certificate as provided herein; and

(k)          Adopt such modifications, procedures, and subplans as may be necessary or desirable to comply with provisions of the laws of the United States or any non-U.S. jurisdictions in which the Company or any Affiliate may operate in order to assure the viability of the benefits of Awards granted to participants located in the United States or such other jurisdictions and to further the objectives of the Plan.

Notwithstanding any of the foregoing, grants of Awards to Non-Employee Directors hereunder shall: (i) be subject to the applicable award limits set forth in Section 5.4 hereof; and (ii) be made only in accordance with the terms, conditions and parameters of a plan, program or policy for the compensation of Non-Employee Directors as in effect from time to time that is approved and administered by a committee of the Board consisting solely of Independent Directors. The Committee may not make other discretionary grants hereunder to Non-Employee Directors.

4.4.          DELEGATION.

(a)          Administrative Duties. The Committee may delegate to one or more of its members or to one or more officers of the Company or an Affiliate or to one or more agents or advisors such administrative duties or powers as it may deem advisable, and the Committee or any individuals to whom it has delegated duties or powers as aforesaid may employ one or more individuals to render advice with respect to any responsibility the Committee or such individuals may have under this Plan.

(b)          Special Committee. The Board may, by resolution, expressly delegate to a special committee, consisting of one or more directors who may but need not be officers of the Company, the authority, within specified parameters as to the number and terms of Awards, to: (i) designate officers and/or employees of the Company or any of its Affiliates to be recipients of Awards under the Plan; and (ii) to determine the number of such Awards to be received by any such Participants; provided, however, that such delegation of duties and responsibilities to an officer of the Company may not be made with respect to the grant of Awards to eligible participants: (1) who are subject to Section 16(a) of the 1934 Act at the Grant Date; or (2) who as of the Grant Date are reasonably anticipated to be become Covered Employees during the term of the Award. The acts of such delegates shall be treated hereunder as acts of the Board and such delegates shall report regularly to the Board and the Compensation Committee regarding the delegated duties and responsibilities and any Awards so granted.

4.5.          INDEMNIFICATION. Each person who is or shall have been a member of the Committee, or of the Board, or an officer of the Company to whom authority was delegated in accordance with this Article 4 shall be indemnified and held harmless by the Company against and from any loss, cost, liability or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such action, suit or proceeding against him or her; provided, however, that he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf, unless such loss, cost, liability, or expense is a result of his or her own willful misconduct or except as expressly provided by statute. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s charter or bylaws, as a matter of law, or otherwise or any power that the Company may have to indemnify them or hold them harmless.

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ARTICLE 5

SHARES SUBJECT TO THE PLAN

                5.1.          NUMBER OF SHARES. Subject to adjustment as provided in Sections 5.2 and Section 15.1, the aggregate number of Shares reserved and available for issuance pursuant to Awards granted under the Plan shall be 2,250,000 Shares plus: (a) the number of Shares reserved but unissued as of the Effective Date under the Company’s Amended and Restated 2004 Long-Term Incentive Plan, as amended (the “Prior Plan”); and (b) the number of Shares underlying awards outstanding as of the Effective Date under the Prior Plan that thereafter terminate or expire unexercised or are cancelled, forfeited or lapse for any reason; provided that, as of the Effective Date, no further awards shall be made pursuant to the Prior Plan. The maximum number of Shares that may be issued upon exercise of Incentive Stock Options granted under the Plan shall be 2,250,000.

                5.2.          SHARE COUNTING. Shares covered by an Award shall be subtracted from the Plan share reserve as of the Grant Date, but shall be added back to the Plan share reserve or otherwise treated in accordance with subsections (a) through (g) of this Section 5.2.

(a)                 Shares subject to Awards settled in cash will be added back to the Plan share reserve and again be available for issuance pursuant to Awards granted under the Plan.

(b)                 The full number of Shares subject to an Option shall count against the number of Shares remaining available for issuance pursuant to Awards made under the Plan, even if the exercise price of an Option is satisfied through net-settlement or by delivering Shares to the Company (by either actual delivery or attestation).

(c)                 Upon exercise of Stock Appreciation Rights that are settled in Shares, the full number of Stock Appreciation Rights (rather than the net number of Shares actually delivered upon exercise) shall count against the number of Shares remaining available for issuance pursuant to Awards granted under the Plan.

(d)                 Shares withheld from an Award to satisfy tax withholding requirements shall count against the number of Shares remaining available for issuance pursuant to Awards granted under the Plan, and Shares delivered by a participant to satisfy tax withholding requirements shall not be added to the Plan share reserve.

(e)                 To the extent that all or a portion of an Award is canceled, terminates, expires, is forfeited or lapses for any reason, including by reason of failure to meet time-based vesting requirements or to achieve performance goals, any unissued or forfeited Shares subject to the Award will be added back to the Plan share reserve and again be available for issuance pursuant to Awards made under the Plan.

(f)                  Substitute Awards made pursuant to Section 14.10 shall not count against the Shares otherwise available for issuance under the Plan under Section 5.1.

(g)                 Subject to applicable Exchange requirements, shares available under a shareowner-approved plan of a company acquired by the Company (as appropriately adjusted to Shares to reflect the transaction) may be issued under the Plan pursuant to Awards made to individuals who were not employees of the Company or its Affiliates immediately before such transaction and will not count against the maximum share limitation specified in Section 5.1.

5.3.          STOCK DISTRIBUTED. Any Stock distributed pursuant to an Award may consist, in whole or in part, of authorized and unissued Stock, treasury Stock or Stock purchased on the open market.

5.4.          LIMITATION ON AWARDS. Notwithstanding any provision in the Plan to the contrary (but subject to adjustment as provided in Article 15):

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(a)          Options. The maximum number of Options granted under the Plan in any one calendar year to any one Participant shall be for 1,000,000 Shares.

(b)          SARs. The maximum number of Stock Appreciation Rights granted under the Plan in any one calendar year to any one Participant shall be with respect to 1,000,000 Shares.

(c)          Performance Awards. With respect to any one calendar year: (i) the maximum amount that may be paid to any one Participant for Performance Awards payable in cash or property other than Shares shall be $8,000,000; and (ii) the maximum number of Shares that may be paid to any one Participant for Performance Awards payable in Stock shall be 1,000,000 Shares. For purposes of applying these limits in the case of multi-year performance periods, the amount of cash or property or number of Shares deemed paid with respect to any one calendar year is the total amount payable or Shares earned for the performance period divided by the number of calendar years in the performance period.

(d)          Awards to Non-Employee Directors. The maximum aggregate number of Shares associated with any Award granted under the Plan in any one calendar year to any one Non-Employee Director shall be 30,000 Shares.

ARTICLE 6

ELIGIBILITY

                6.1.          GENERAL. Awards may be granted only to Eligible Participants. Incentive Stock Options may be granted only to Eligible Participants who are employees of the Company or a Parent or Subsidiary as defined in Section 424(e) and (f) of the Code. Eligible Participants who are service providers to an Affiliate may be granted Options or SARs under this Plan only if the Affiliate qualifies as an “eligible issuer of service recipient stock” within the meaning of Treas. Reg. Section 1.409A-1(b)(5)(iii)(E).

ARTICLE 7

STOCK OPTIONS

                7.1.          GENERAL. The Committee is authorized to grant Options to Participants on the following terms and conditions:

(a)          Exercise Price. The exercise price per Share under an Option shall be determined by the Committee; provided that the exercise price for any Option (other than an Option issued as a substitute Award pursuant to Section 14.10) shall not be less than the Fair Market Value as of the Grant Date.

(b)          Prohibition on Repricing. Except as otherwise provided in Article 15, without the prior approval of shareholders of the Company: (i) the exercise price of an Option may not be reduced, directly or indirectly; (ii) an Option may not be cancelled in exchange for cash, other Awards or Options or SARs with an exercise or base price that is less than the exercise price of the original Option, or otherwise; and (iii) the Company may not repurchase an Option for value (in cash or otherwise) from a Participant if the current Fair Market Value of the Shares underlying the Option is lower than the exercise price per share of the Option.

(c)          Time and Conditions of Exercise. The Committee shall determine the time or times at which an Option may be exercised in whole or in part, subject to Section 7.1(e), and may include in the Award Certificate a provision that an Option that is otherwise exercisable and has an exercise price that is less than the Fair Market Value of the Stock on the last day of its term will be automatically exercised on such final date of the term by means of a “net exercise,” thus entitling the optionee to Shares equal to the intrinsic value of the Option on such exercise date, less the number of Shares required for tax withholding. The Committee shall also determine the performance or other conditions, if any, that must be satisfied before all or part of an Option may be exercised or vested.

(d)          Payment. The Committee shall determine the methods by which the exercise price of an Option may be paid, the form of payment, and the methods by which Shares shall be delivered or deemed

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to be delivered to Participants. As determined by the Committee at or after the Grant Date, payment of the exercise price of an Option may be made, in whole or in part, in the form of: (i) cash or cash equivalents; (ii) delivery (by either actual delivery or attestation) of previously-acquired Shares based on the Fair Market Value of the Shares on the date the Option is exercised; (iii) withholding of Shares from the Option based on the Fair Market Value of the Shares on the date the Option is exercised; (iv) broker-assisted market sales; or (iv) any other “cashless exercise” arrangement.

(e)          Exercise Term. Except for Nonstatutory Options granted to Participants outside the United States, no Option granted under the Plan shall be exercisable for more than ten years from the Grant Date.

(f)          No Deferral Feature. No Option shall provide for any feature for the deferral of compensation other than the deferral of recognition of income until the exercise or disposition of the Option.

(g)          No Dividend Equivalents. No Option shall provide for Dividend Equivalents.

7.2.          INCENTIVE STOCK OPTIONS. The terms of any Incentive Stock Options granted under the Plan must comply with the requirements of Section 422 of the Code. Without limiting the foregoing, any Incentive Stock Option granted to a Participant who at the Grant Date owns more than 10% of the voting power of all classes of shares of the Company must have an exercise price per Share of not less than 110% of the Fair Market Value per Share on the Grant Date and an Option term of not more than five years. If all of the requirements of Section 422 of the Code (including the above) are not met, the Option shall automatically become a Nonstatutory Stock Option.

ARTICLE 8

STOCK APPRECIATION RIGHTS

                8.1.          GRANT OF STOCK APPRECIATION RIGHTS. The Committee is authorized to grant Stock Appreciation Rights to Participants on the following terms and conditions:

(a)          Right to Payment. Upon the exercise of a SAR, the Participant has the right to receive, for each Share with respect to which the SAR is being exercised, the excess, if any, of: (i) the Fair Market Value of one Share on the date of exercise over (ii) the base price of the SAR as determined by the Committee and set forth in the Award Certificate, which shall not be less than the Fair Market Value of one Share on the Grant Date.

(b)          Prohibition on Repricing. Except as otherwise provided in Article 15, without the prior approval of shareholders of the Company: (i) the base price of a SAR may not be reduced, directly or indirectly; (ii) a SAR may not be cancelled in exchange for cash, other Awards, Options or SARs with an exercise or base price that is less than the base price of the original SAR, or otherwise; and (iii) the Company may not repurchase a SAR for value (in cash or otherwise) from a Participant if the current Fair Market Value of the Shares underlying the SAR is lower than the base price per share of the SAR.

(c)          Time and Conditions of Exercise. The Committee shall determine the time or times at which a SAR may be exercised in whole or in part, and may include in the Award Certificate a provision that a SAR that is otherwise exercisable and has a base price that is less than the Fair Market Value of the Stock on the last day of its term will be automatically exercised on such final date of the term, thus entitling the holder to cash or Shares equal to the intrinsic value of the SAR on such exercise date, less the cash or number of Shares required for tax withholding. Except for SARs granted to Participants outside the United States, no SAR shall be exercisable for more than ten years from the Grant Date.

(d)          No Deferral Feature. No SAR shall provide for any feature for the deferral of compensation other than the deferral of recognition of income until the exercise or disposition of the SAR.

(e)          No Dividend Equivalents. No SAR shall provide for Dividend Equivalents.

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(f)          Other Terms. All SARs shall be evidenced by an Award Certificate. Subject to the limitations of this Article 8, the terms, methods of exercise, methods of settlement, form of consideration payable in settlement (e.g., cash, Shares or other property) and any other terms and conditions of the SAR shall be determined by the Committee at the time of the grant and shall be reflected in the Award Certificate.

ARTICLE 9

RESTRICTED STOCK AND STOCK UNITS

                9.1.          GRANT OF RESTRICTED STOCK AND STOCK UNITS. The Committee is authorized to make Awards of Restricted Stock, Restricted Stock Units or Deferred Stock Units to Participants in such amounts and subject to such terms and conditions as may be selected by the Committee. An Award of Restricted Stock, Restricted Stock Units or Deferred Stock Units shall be evidenced by an Award Certificate setting forth the terms, conditions and restrictions applicable to the Award.

                9.2.          ISSUANCE AND RESTRICTIONS. Restricted Stock, Restricted Stock Units or Deferred Stock Units shall be subject to such restrictions on transferability and other restrictions as the Committee may impose (including, for example, limitations on the right to vote Restricted Stock or the right to receive dividends on Restricted Stock). These restrictions may lapse separately or in combination at such times, under such circumstances, in such installments, upon the satisfaction of performance goals or otherwise, as the Committee determines at the time of the grant of the Award or thereafter. Except as otherwise provided in an Award Certificate or any special Plan document governing an Award, a Participant shall have none of the rights of a shareholder with respect to Restricted Stock Units or Deferred Stock Units until such time as Shares of Stock are paid in settlement of such Awards.

9.3           DIVIDENDS ON RESTRICTED STOCK. In the case of Restricted Stock, the Committee may provide that ordinary cash dividends declared on the Shares before they are vested: (a) will be forfeited; (b) will be deemed to have been reinvested in additional Shares or otherwise reinvested (subject to Share availability under Section 5.1 hereof); (c) be credited by the Company to an account for the Participant and accumulated without interest until the date upon which the host Award becomes vested, and any dividends accrued with respect to forfeited Restricted Stock will be reconveyed to the Company without further consideration or any act or action by the Participant; or (d) in the case of Restricted Stock that is not subject to performance-based vesting, will be paid or distributed to the Participant as accrued (in which case, such dividends must be paid or distributed no later than the 15th day of the 3rd month following the later of: (i) the calendar year in which the corresponding dividends were paid to shareholders; or (ii) the first calendar year in which the Participant’s right to such dividends is no longer subject to a substantial risk of forfeiture). Unless otherwise provided by the Committee, dividends accrued on Shares of Restricted Stock before they are vested shall be credited by the Company to an account for the Participant and accumulated without interest until the date upon which the host Award becomes vested, and any dividends accrued with respect to forfeited Restricted Stock will be reconveyed to the Company without further consideration or any act or action by the Participant. In no event shall dividends with respect to Restricted Stock that is subject to performance-based vesting be paid or distributed until the performance-based vesting provisions of such Restricted Stock lapse.

                9.4.          FORFEITURE. Subject to the terms of the Award Certificate and except as otherwise determined by the Committee at the time of the grant of the Award or thereafter, upon termination of Continuous Service during the applicable restriction period or upon failure to satisfy a performance goal during the applicable restriction period, Restricted Stock or Restricted Stock Units that are at that time subject to restrictions shall be forfeited.

                9.5.          DELIVERY OF RESTRICTED STOCK. Shares of Restricted Stock shall be delivered to the Participant at the Grant Date either by book-entry registration or by delivering to the Participant, or a custodian or escrow agent (including, without limitation, the Company or one or more of its employees) designated by the Committee, a stock certificate or certificates registered in the name of the Participant. If physical certificates representing shares of Restricted Stock are registered in the name of the Participant, such certificates must bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Restricted Stock.

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ARTICLE 10

PERFORMANCE AWARDS

                10.1.          GRANT OF PERFORMANCE AWARDS. The Committee is authorized to grant any Award under this Plan, including cash-based Awards, with performance-based vesting criteria on such terms and conditions as may be selected by the Committee. Any such Awards with performance-based vesting criteria are referred to herein as Performance Awards. The Committee shall have the complete discretion to determine the number of Performance Awards granted to each Participant, subject to Section 5.4, and to designate the provisions of such Performance Awards as provided in Section 4.3. All Performance Awards shall be evidenced by an Award Certificate or a written program established by the Committee, pursuant to which Performance Awards are awarded under the Plan under uniform terms, conditions and restrictions set forth in such written program.

                10.2.          PERFORMANCE GOALS. The Committee may establish performance goals for Performance Awards which may be based on any criteria selected by the Committee. Such performance goals may be described in terms of Company-wide objectives or in terms of objectives that relate to the performance of the Participant, an Affiliate or a division, business unit, region, department or function within the Company or an Affiliate. If the Committee determines that a change in the business, operations, corporate structure or capital structure of the Company or the manner in which the Company or an Affiliate conducts its business, or other events or circumstances render performance goals to be unsuitable, the Committee may modify such performance goals in whole or in part, as the Committee deems appropriate. If a Participant is promoted, demoted or transferred to a different business unit or function during a performance period, the Committee may determine that the performance goals or performance period are no longer appropriate and may: (a) adjust, change or eliminate the performance goals or the applicable performance period as it deems appropriate to make such goals and period comparable to the initial goals and period; or (b) make a cash payment to the participant in an amount determined by the Committee. The foregoing two sentences shall not apply with respect to a Performance Award that is intended to be a Qualified Performance-Based Award if the recipient of such award: (i) was a Covered Employee on the date of the proposed modification, adjustment, change or elimination of the performance goals or performance period; or (ii) in the reasonable judgment of the Committee, may be a Covered Employee on the date the Performance Award is expected to be paid.

ARTICLE 11

QUALIFIED PERFORMANCE-BASED AWARDS

11.1.          OPTIONS AND SARS. The provisions of the Plan are intended to enable Options and SARs granted hereunder to any Covered Employee to qualify for the Section 162(m) Exemption.

11.2.          OTHER AWARDS. When granting any other Award, the Committee may designate such Award as a Qualified Performance-Based Award, based upon a determination that the recipient is or may be a Covered Employee with respect to such Award, and the Committee wishes such Award to qualify for the Section 162(m) Exemption. If an Award is so designated, the Committee shall establish performance goals for such Award within the time period prescribed by Section 162(m) of the Code based on one or more of the following Qualified Business Criteria, which may be expressed in terms of Company-wide objectives or in terms of objectives that relate to the performance of an Affiliate or a division, business unit, region, department or function within the Company or an Affiliate:

—Revenue

—Sales

—Days payable outstanding

—Days sales outstanding

—Profit (net profit, gross profit, operating profit, economic profit, profit margins or other corporate profit measures)

—Earnings (EBIT, EBITDA, earnings per share or other corporate earnings measures)

—Net income (before or after taxes, operating income or other income measures)

—Cash (cash flow, cash generation or other cash measures)

—Stock price or performance

—Total shareholder return (stock price appreciation plus reinvested dividends)

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—Return on equity

—Return on assets

—Return on investment

—Market share or market penetration with respect to specific designated products or product groups and/or specific geographic areas

—Timely and successful completion of key strategic projects (including, for example, timely completion within budget)

—Expenses (expense management, expense ratio or other expense measures)

—Business expansion or consolidation (acquisitions, divestitures, joint ventures and similar transactions)

—Product development (including, but not limited to, progression of products in the development pipeline, product release schedules, product enhancements and updates and technology integration)

—Technology development (including, but not limited to, improvements in network infrastructure and development of strategic technology partners)

—Economic value added

—Personal professional objectives, including any of the foregoing performance goals.

Performance goals with respect to the foregoing Qualified Business Criteria may be specified in absolute terms, on an adjusted basis, in percentages or in terms of growth from period to period or growth rates over time, as well as measured relative to the performance of a group of comparator companies or a published or special index or a stock market index that the Committee deems appropriate. Any member of a comparator group or an index that ceases to exist during a measurement period shall be disregarded for the entire measurement period. Performance goals need not be based upon an increase or positive result under a business criterion and could include, for example, the maintenance of the status quo or the limitation of economic losses (measured, in each case, by reference to a specific business criterion). Performance measures may be determined in accordance with generally accepted accounting principles (GAAP) or on a non-GAAP basis.

11.3.        PERFORMANCE GOALS. Each Qualified Performance-Based Award (other than a market-priced Option or SAR) shall be earned, vested and payable (as applicable) only upon the achievement of performance goals established by the Committee based upon one or more of the Qualified Business Criteria, together with the satisfaction of any other conditions, such as continued employment, as the Committee may determine to be appropriate; provided, however, that the Committee may provide, either in connection with the grant thereof or by amendment thereafter, that achievement of such performance goals will be waived, in whole or in part, upon: (a) the termination of employment of a Participant by reason of death or Disability; or (b) the occurrence of a Change in Control. Performance periods established by the Committee for any such Qualified Performance-Based Award may be as short as three months and may be any longer period. In addition, the Committee has the right, in connection with the grant of a Qualified Performance-Based Award, to exercise negative discretion to determine that the portion of such Award actually earned, vested and/or payable (as applicable) shall be less than the portion that would be earned, vested and/or payable based solely upon application of the applicable performance goals.

11.4.        INCLUSIONS AND EXCLUSIONS FROM PERFORMANCE CRITERIA. The Committee may provide in any Qualified Performance-Based Award, at the time the performance goals are established, that any evaluation of performance shall exclude or otherwise objectively adjust for any specified circumstance or event that occurs during a performance period, including by way of example but without limitation, in recognition of unusual or non-recurring events affecting the Company or any Subsidiary or the financial statements of the Company, in response to changes in applicable laws or regulations or to account for items of gain, loss or expense determined to be extraordinary or unusual in nature or infrequent in occurrence or related to a change in accounting principles. To the extent such inclusions or exclusions affect Awards to Covered Employees, they shall be prescribed in a form that meets the requirements of Code Section 162(m) for deductibility.

11.5.        CERTIFICATION OF PERFORMANCE GOALS. Any payment of a Qualified Performance-Based Award granted with performance goals pursuant to Section 11.3 above shall be conditioned on the written certification of the Committee in each case that the performance goals and any other material conditions were satisfied. Except as specifically provided in Section 11.3, no Performance Award intended to be a Qualified Performance-Based Award held by a Covered Employee, or by an employee who in the reasonable judgment of the

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Committee may be a Covered Employee on the date of payment, may be amended, nor may the Committee exercise any discretionary authority it may otherwise have under the Plan with respect to a Performance Award intended to be a Qualified Performance-Based Award under the Plan, in any manner to waive the achievement of the applicable performance goal based on Qualified Business Criteria or to increase the amount payable pursuant thereto or the value thereof or otherwise in a manner that would cause the Qualified Performance-Based Award to cease to qualify for the Section 162(m) Exemption.

11.6.        AWARD LIMITS. Section 5.4 sets forth, with respect to any one calendar year: (a) the maximum number of time-vesting Options or SARs that may be granted to any one Participant; (b) the maximum amount that may be paid to any one Participant for Performance Awards payable in cash or property other than Shares; and (c) the maximum number of Shares that may be paid to any one Participant for Performance Awards payable in Stock.

ARTICLE 12

DIVIDEND EQUIVALENTS

12.1.        GRANT OF DIVIDEND EQUIVALENTS. The Committee is authorized to grant Dividend Equivalents with respect to Full-Value Awards granted hereunder, subject to such terms and conditions as may be selected by the Committee. Dividend Equivalents shall entitle the Participant to receive payments equal to ordinary cash dividends or distributions with respect to all or a portion of the number of Shares subject to a Full-Value Award, as determined by the Committee. The Committee may provide that Dividend Equivalents: (a) will be deemed to have been reinvested in additional Shares or otherwise reinvested; (b) will be credited by the Company to an account for the Participant and accumulated without interest until the date upon which the host Award becomes vested, and any Dividend Equivalents accrued with respect to forfeited Awards will be reconveyed to the Company without further consideration or any act or action by the Participant; or (c) except in the case of Performance Awards, will be paid or distributed to the Participant as accrued (in which case, such Dividend Equivalents must be paid or distributed no later than the 15th day of the 3rd month following the later of: (i) the calendar year in which the corresponding dividends were paid to shareholders; or (ii) the first calendar year in which the Participant’s right to such Dividends Equivalents is no longer subject to a substantial risk of forfeiture). Unless otherwise provided by the Committee, Dividend Equivalents accruing on unvested Full-Value Awards shall be credited by the Company to an account for the Participant and accumulated without interest until the date upon which the host Award becomes vested, and any Dividend Equivalents accrued with respect to forfeited Awards will be reconveyed to the Company without further consideration or any act or action by the Participant. In no event shall Dividend Equivalents with respect to a Performance Award be paid or distributed until the performance-based vesting provisions of the Performance Award lapse.

ARTICLE 13

STOCK OR OTHER STOCK-BASED AWARDS

                13.1.        GRANT OF STOCK OR OTHER STOCK-BASED AWARDS. The Committee is authorized, subject to limitations under applicable law, to grant to Participants such other Awards that are payable in, valued in whole or in part by reference to, or otherwise based on or related to Shares, as deemed by the Committee to be consistent with the purposes of the Plan, including without limitation Shares awarded purely as a “bonus” and not subject to any restrictions or conditions, convertible or exchangeable debt securities, other rights convertible or exchangeable into Shares, and Awards valued by reference to book value of Shares or the value of securities of or the performance of specified Parents or Subsidiaries. The Committee shall determine the terms and conditions of such Awards.

ARTICLE 14

PROVISIONS APPLICABLE TO AWARDS

14.1.        AWARD CERTIFICATES. Each Award shall be evidenced by an Award Certificate. Each Award Certificate shall include such provisions, not inconsistent with the Plan, as may be specified by the Committee.

                14.2.        FORM OF PAYMENT FOR AWARDS. At the discretion of the Committee, payment of Awards may be made in cash, Stock, a combination of cash and Stock or any other form of property as the Committee shall

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determine. In addition, payment of Awards may include such terms, conditions, restrictions and/or limitations, if any, as the Committee deems appropriate, including, in the case of Awards paid in the form of Stock, restrictions on transfer and forfeiture provisions. Further, payment of Awards may be made in the form of a lump sum or in installments, as determined by the Committee.

                14.3.        LIMITS ON TRANSFER. No right or interest of a Participant in any unexercised or restricted Award may be pledged, encumbered or hypothecated to or in favor of any party other than the Company or an Affiliate, or shall be subject to any lien, obligation, or liability of such Participant to any other party other than the Company or an Affiliate. No unexercised or restricted Award shall be assignable or transferable by a Participant other than by will or the laws of descent and distribution or, except in the case of an Incentive Stock Option, pursuant to a domestic relations order that would satisfy Section 414(p)(1)(A) of the Code if such Section applied to an Award under the Plan; provided, however, that the Committee may (but need not) permit other transfers (other than transfers for value) where the Committee concludes that such transferability: (a) does not result in accelerated taxation; (b) does not cause any Option intended to be an Incentive Stock Option to fail to be described in Code Section 422(b); and (c) is otherwise appropriate and desirable, taking into account any factors deemed relevant, including without limitation, state or federal tax or securities laws applicable to transferable Awards.

                14.4.        BENEFICIARIES. Notwithstanding Section 14.3, a Participant may, in the manner determined by the Committee, designate a beneficiary to exercise the rights of the Participant and to receive any distribution with respect to any Award upon the Participant’s death. A beneficiary, legal guardian, legal representative or other person claiming any rights under the Plan is subject to all terms and conditions of the Plan and any Award Certificate applicable to the Participant, except to the extent the Plan and Award Certificate otherwise provide, and to any additional restrictions deemed necessary or appropriate by the Committee. If no beneficiary has been designated or survives the Participant, any payment due to the Participant shall be made to the Participant’s estate. Subject to the foregoing, a beneficiary designation may be changed or revoked by a Participant, in the manner provided by the Company, at any time, provided the change or revocation is filed with the Company.

                14.5.        STOCK TRADING RESTRICTIONS. All Stock issuable under the Plan is subject to any stop-transfer orders and other restrictions as the Committee deems necessary or advisable to comply with federal or state securities laws, rules and regulations and the rules of any national securities exchange or automated quotation system on which the Stock is listed, quoted, or traded. The Committee may place legends on any Stock certificate or issue instructions to the transfer agent to reference restrictions applicable to the Stock.

14.6.        ACCELERATION UPON DEATH OR DISABILITY. Except as otherwise provided in the Award Certificate or any special Plan document governing an Award, upon the termination of a person’s Continuous Service by reason of death or Disability: (a) all of that Participant’s outstanding Options and SARs shall become fully exercisable; (b) all time-based vesting restrictions on that Participant’s outstanding Awards shall lapse as of the date of termination; and (c) the payout opportunities attainable under all of that Participant’s outstanding performance-based Awards shall be determined and deemed to have been earned as of the date of termination based upon an assumed achievement of all relevant performance goals at the “target” level. To the extent that this provision causes Incentive Stock Options to exceed the dollar limitation set forth in Code Section 422(d), the excess Options shall be deemed to be Nonstatutory Stock Options.

14.7.        EFFECT OF A CHANGE IN CONTROL. The provisions of this Section 14.7 shall apply in the case of a Change in Control, unless otherwise provided in the Award Certificate or any special Plan document or separate agreement with a Participant governing an Award.

(a)          Awards Assumed or Substituted by Surviving Entity. With respect to Awards assumed by the Surviving Entity or otherwise equitably converted or substituted in connection with a Change in Control: if within one year after the effective date of the Change in Control, a Participant’s employment is terminated without Cause or the Participant resigns for Good Reason, then: (i) all of that Participant’s outstanding Options or SARs shall become fully exercisable; (ii) all time-based vesting restrictions on the his or her outstanding Awards shall lapse; and (iii) the payout level under all of that Participant’s performance-based Awards that were outstanding immediately prior to effective time of the Change in Control shall be determined and deemed to have been earned as of the date of termination based upon an assumed achievement of all relevant performance goals at the “target” level. With regard to each Award, a

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Participant shall not be considered to have resigned for Good Reason unless either: (1) the Award Certificate includes such provision; or (2) the Participant is party to an employment, consulting, severance or similar agreement with the Company or an Affiliate that includes provisions in which the Participant is permitted to resign for Good Reason. Any Options or SARs shall thereafter continue or lapse in accordance with the other provisions of the Plan and the Award Certificate. To the extent that this provision causes Incentive Stock Options to exceed the dollar limitation set forth in Code Section 422(d), the excess Options shall be deemed to be Nonstatutory Stock Options.

(b)          Awards not Assumed or Substituted by Surviving Entity. Upon the occurrence of a Change in Control, and except with respect to any Awards assumed by the Surviving Entity or otherwise equitably converted or substituted in connection with the Change in Control in a manner approved by the Committee or the Board: (i) outstanding Options or SARs shall become fully exercisable; (ii) time-based vesting restrictions on outstanding Awards shall lapse; and (iii) the payout level under outstanding performance-based Awards shall be determined and deemed to have been earned as of the effective date of the Change in Control based upon: (1) an assumed achievement of all relevant performance goals at the “target” level if the Change in Control occurs during the first half of the applicable performance period; or (2) the actual level of achievement of all relevant performance goals against target (measured as of the end of the calendar quarter immediately preceding the date of Change in Control), if the Change in Control occurs during the second half of the applicable performance period. Any Options or SARs shall thereafter continue or lapse in accordance with the other provisions of the Plan and the Award Certificate. To the extent that this provision causes Incentive Stock Options to exceed the dollar limitation set forth in Code Section 422(d), the excess Options shall be deemed to be Nonstatutory Stock Options.

                14.8.        ACCELERATION FOR OTHER REASONS. Regardless of whether an event has occurred as described in Section 14.7 above, and subject to Article 11 as to Qualified Performance-Based Awards, the Committee may in its sole discretion at any time determine that all or a portion of such Participant’s Options or SARs shall become fully or partially exercisable, that all or a part of the restrictions on all or a portion of a Participant’s outstanding Awards shall lapse and/or that any performance-based criteria with respect to any Awards held by that Participant shall be deemed to be wholly or partially satisfied, in each case, as of such date as the Committee may, in its sole discretion, declare. The Committee may discriminate among Participants and among Awards granted to a Participant in exercising its discretion pursuant to this Section 14.8.

14.9.        FORFEITURE EVENTS. Awards under the Plan shall be subject to any compensation recoupment policy that the Company may adopt from time to time that is applicable by its terms to the Participant. In addition, the Committee may specify in an Award Certificate that the Participant’s rights, payments and benefits with respect to an Award shall be subject to reduction, cancellation, forfeiture or recoupment upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions of an Award. Such events may include, but shall not be limited to: (a) termination of employment for Cause; (b) violation of material Company or Affiliate policies; (c) breach of noncompetition, confidentiality or other restrictive covenants that may apply to the Participant; (d) other conduct by the Participant that is detrimental to the business or reputation of the Company or any Affiliate; or (e) a later determination that the vesting of, or amount realized from, a Performance Award was based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria, whether or not the Participant caused or contributed to such material inaccuracy.

14.10.      SUBSTITUTE AWARDS. The Committee may grant Awards under the Plan in substitution for stock and stock-based awards held by employees of another entity who become employees of the Company or an Affiliate as a result of a merger or consolidation of the former employing entity with the Company or an Affiliate or the acquisition by the Company or an Affiliate of property or stock of the former employing corporation. The Committee may direct that the substitute awards be granted on such terms and conditions as the Committee considers appropriate in the circumstances.

ARTICLE 15

CHANGES IN CAPITAL STRUCTURE

                15.1.        MANDATORY ADJUSTMENTS. In the event of a nonreciprocal transaction between the Company and its shareholders that causes the per-share value of the Stock to change (including, without limitation,

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any stock dividend, stock split, spin-off, rights offering or large nonrecurring cash dividend), the Committee shall make such adjustments to the Plan and Awards as it deems necessary, in its sole discretion, to prevent dilution or enlargement of rights immediately resulting from such transaction. Action by the Committee may include: (a) adjustment of the number and kind of Shares that may be delivered under the Plan; (b) adjustment of the number and kind of Shares subject to outstanding Awards; (c) adjustment of the exercise price of outstanding Awards or the measure to be used to determine the amount of the benefit payable on an Award; and (d) any other adjustments that the Committee determines to be equitable. Notwithstanding the foregoing, the Committee shall not make any adjustments to outstanding Options or SARs that would constitute a modification or substitution of the stock right under Treas. Reg. Section 1.409A-1(b)(5)(v) that would be treated as the grant of a new stock right or change in the form of payment for purposes of Code Section 409A. Without limiting the foregoing, in the event of a subdivision of the outstanding Stock (stock-split), a declaration of a dividend payable in Shares or a combination or consolidation of the outstanding Stock into a lesser number of Shares, the authorization limits under Section 5.1 and 5.4 shall automatically be adjusted proportionately, and the Shares then subject to each Award shall automatically, without the necessity for any additional action by the Committee, be adjusted proportionately without any change in the aggregate purchase price therefor.

15.2         DISCRETIONARY ADJUSTMENTS. Upon the occurrence or in anticipation of any corporate event or transaction involving the Company (including, without limitation, any merger, reorganization, recapitalization, combination or exchange of shares or any transaction described in Section 15.1), the Committee may, in its sole discretion, provide: (a) that Awards will be settled in cash rather than Stock; (b) that Awards will become immediately vested and non-forfeitable and exercisable (in whole or in part) and will expire after a designated period of time to the extent not then exercised; (c) that Awards will be assumed by another party to a transaction or otherwise be equitably converted or substituted in connection with such transaction; (d) that outstanding Awards may be settled by payment in cash or cash equivalents equal to the excess of the Fair Market Value of the underlying Stock, as of a specified date associated with the transaction, over the exercise or base price of the Award; (e) that performance targets and performance periods for Performance Awards will be modified, consistent with Code Section 162(m) where applicable; or (f) any combination of the foregoing. The Committee’s determination need not be uniform and may be different for different Participants whether or not such Participants are similarly situated.

15.3         GENERAL. Any discretionary adjustments made pursuant to this Article 15 shall be subject to the provisions of Section 16.2. To the extent that any adjustments made pursuant to this Article 15 cause Incentive Stock Options to cease to qualify as Incentive Stock Options, such Options shall be deemed to be Nonstatutory Stock Options.

ARTICLE 16

AMENDMENT, MODIFICATION AND TERMINATION

                16.1.        AMENDMENT, MODIFICATION AND TERMINATION. The Board or the Committee may, at any time and from time to time, amend, modify or terminate the Plan without shareholder approval; provided, however, that if an amendment to the Plan would, in the reasonable opinion of the Board or the Committee, constitute a material change requiring shareholder approval under applicable laws, policies or regulations or the applicable listing or other requirements of an Exchange, then such amendment shall be subject to shareholder approval; and provided further, that the Board or Committee may condition any other amendment or modification on the approval of shareholders of the Company for any reason, including by reason of such approval being necessary or deemed advisable: (a) to comply with the listing or other requirements of an Exchange; or (b) to satisfy any other tax, securities or other applicable laws, policies or regulations. Without the prior approval of the shareholders of the Company, the Plan may not be amended to permit: (i) the exercise price or base price of an Option or SAR to be reduced, directly or indirectly; (ii) an Option or SAR to be cancelled in exchange for cash, other Awards, or Options or SARs with an exercise or base price that is less than the exercise price or base price of the original Option or SAR, or otherwise; or (iii) the Company to repurchase an Option or SAR for value (in cash or otherwise) from a Participant if the current Fair Market Value of the Shares underlying the Option or SAR is lower than the exercise price or base price per share of the Option or SAR.

                16.2.        AWARDS PREVIOUSLY GRANTED. At any time and from time to time, the Committee may amend, modify or terminate any outstanding Award without approval of the Participant; provided, however:

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(a)          Subject to the terms of the applicable Award Certificate, such amendment, modification or termination shall not, without the Participant’s consent, reduce or diminish the value of such Award determined as if the Award had been exercised, vested, cashed in or otherwise settled on the date of such amendment or termination (with the per-share value of an Option or SAR for this purpose being calculated as the excess, if any, of the Fair Market Value as of the date of such amendment or termination over the exercise or base price of such Award);

(b)          The original term of an Option or SAR may not be extended without the prior approval of the shareholders of the Company;

(c)          Except as otherwise provided in Article 15, without the prior approval of the shareholders of the Company: (i) the exercise price or base price of an Option or SAR may not be reduced, directly or indirectly; (ii) an Option or SAR may not be cancelled in exchange for cash, other Awards, or Options or SARs with an exercise or base price that is less than the exercise price or base price of the original Option or SAR, or otherwise; and (iii) the Company may not repurchase an Option or SAR for value (in cash or otherwise) from a Participant if the current Fair Market Value of the Shares underlying the Option or SAR is lower than the exercise price or base price per share of the Option or SAR; and

(d)          No termination, amendment, or modification of the Plan shall adversely affect any Award previously granted under the Plan, without the written consent of the Participant affected thereby. An outstanding Award shall not be deemed to be “adversely affected” by a Plan amendment if such amendment would not reduce or diminish the value of such Award determined as if the Award had been exercised, vested, cashed in or otherwise settled on the date of such amendment (with the per-share value of an Option or SAR for this purpose being calculated as the excess, if any, of the Fair Market Value as of the date of such amendment over the exercise or base price of such Award).

16.3.        COMPLIANCE AMENDMENTS. Notwithstanding anything in the Plan or in any Award Certificate to the contrary, the Board may amend the Plan or an Award Certificate, to take effect retroactively or otherwise, as deemed necessary or advisable for the purpose of conforming the Plan or Award Certificate to any present or future law relating to plans of this or similar nature (including, but not limited to, Section 409A of the Code), and to the administrative regulations and rulings promulgated thereunder. By accepting an Award under this Plan, a Participant agrees to any amendment made pursuant to this Section 16.3 to any Award granted under the Plan without further consideration or action.

ARTICLE 17

GENERAL PROVISIONS

                17.1.        RIGHTS OF PARTICIPANTS.

(a)          No Participant or any Eligible Participant shall have any claim to be granted any Award under the Plan. Neither the Company, its Affiliates nor the Committee is obligated to treat Participants or Eligible Participants uniformly, and determinations made under the Plan may be made by the Committee selectively among Eligible Participants who receive, or are eligible to receive, Awards (whether or not such Eligible Participants are similarly situated).

(b)          Nothing in the Plan, any Award Certificate or any other document or statement made with respect to the Plan shall interfere with or limit in any way the right of the Company or any Affiliate to terminate any Participant’s employment or status as an officer, or any Participant’s service as a director or consultant, at any time, nor confer upon any Participant any right to continue as an employee, officer, director or consultant of the Company or any Affiliate, whether for the duration of a Participant’s Award or otherwise.

(c)          Neither an Award nor any benefits arising under this Plan shall constitute an employment contract with the Company or any Affiliate and, accordingly, subject to Article 16, this Plan and the

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benefits hereunder may be terminated at any time in the sole and exclusive discretion of the Committee without giving rise to any liability on the part of the Company or an of its Affiliates.

(d)          No Award gives a Participant any of the rights of a shareholder of the Company unless and until Shares are in fact issued to such person in connection with such Award.

                17.2.        WITHHOLDING. The Company or any Affiliate shall have the authority and the right to deduct or withhold, or require a Participant to remit to the Company or such Affiliate, an amount sufficient to satisfy federal, state, and local taxes (including the Participant’s FICA obligation) required by law to be withheld with respect to any exercise, lapse of restriction or other taxable event arising as a result of the Plan. The obligations of the Company under the Plan will be conditioned on such payment or arrangements and the Company or such Affiliate will, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the Participant. Unless otherwise determined by the Committee at the time the Award is granted or thereafter, any such withholding requirement may be satisfied, in whole or in part, by withholding from the Award Shares having a Fair Market Value on the date of withholding equal to the minimum amount (and not any greater amount) required to be withheld for tax purposes, all in accordance with such procedures as the Committee establishes. All such elections shall be subject to any restrictions or limitations that the Committee, in its sole discretion, deems appropriate.

17.3.        SPECIAL PROVISIONS RELATED TO SECTION 409A OF THE CODE.

(a)          General. It is intended that the payments and benefits provided under the Plan and any Award shall either be exempt from the application of, or comply with, the requirements of Section 409A of the Code. The Plan and all Award Certificates shall be construed in a manner that effects such intent. Nevertheless, the tax treatment of the benefits provided under the Plan or any Award is not warranted or guaranteed. Neither the Company, its Affiliates nor any of their respective directors, officers, employees or advisers (other than in his or her capacity as a Participant) shall be held liable for any taxes, interest, penalties or other monetary amounts owed by any Participant or other taxpayer as a result of the Plan or any Award.

(b)          Definitional Restrictions. Notwithstanding anything in the Plan or in any Award Certificate to the contrary, to the extent that any amount or benefit that would constitute non-exempt “deferred compensation” for purposes of Section 409A of the Code (“Non-Exempt Deferred Compensation”) would otherwise be payable or distributable, or a different form of payment (e.g., lump sum or installment) of such Non-Exempt Deferred Compensation would be effected, under the Plan or any Award Certificate by reason of the occurrence of a Change in Control or the Participant’s Disability or separation from service, such Non-Exempt Deferred Compensation will not be payable or distributable to the Participant, and/or such different form of payment will not be effected, by reason of such circumstance unless the circumstances giving rise to such Change in Control, Disability or separation from service meet any description or definition of “change in control event,” “disability” or “separation from service,” as the case may be, in Section 409A of the Code and applicable regulations (without giving effect to any elective provisions that may be available under such definition). This provision does not affect the dollar amount or prohibit the vesting of any Non-Exempt Deferred Compensation upon a Change in Control, Disability or termination of employment, however defined. If this provision prevents the payment or distribution of any Non-Exempt Deferred Compensation, or the application of a different form of payment, such payment or distribution shall be made at the time and in the form that would have applied absent the non-409A-conforming event.

(c)          Allocation among Possible Exemptions. If any one or more Awards granted under the Plan to a Participant could qualify for any separation pay exemption described in Treas. Reg. Section 1.409A-1(b)(9), but such Awards in the aggregate exceed the dollar limit permitted for the separation pay exemptions, the Company (acting through the Committee or the Head of Human Resources) shall determine which Awards or portions thereof will be subject to such exemptions.

(d)          Six-Month Delay in Certain Circumstances. Notwithstanding anything in the Plan or in any Award Certificate to the contrary, if any amount or benefit that would constitute Non-Exempt Deferred

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Compensation would otherwise be payable or distributable under this Plan or any Award Certificate by reason of a Participant’s separation from service during a period in which the Participant is a Specified Employee (as defined below), then, subject to any permissible acceleration of payment by the Committee under Treas. Reg. Section 1.409A-3(j)(4)(ii) (domestic relations order), (j)(4)(iii) (conflicts of interest), or (j)(4)(vi) (payment of employment taxes): (i) the amount of such Non-Exempt Deferred Compensation that would otherwise be payable during the six-month period immediately following the Participant’s separation from service will be accumulated through and paid or provided on the first day of the seventh month following the Participant’s separation from service (or, if the Participant dies during such period, within 30 days after the Participant’s death) (in either case, the “Required Delay Period”); and (ii) the normal payment or distribution schedule for any remaining payments or distributions will resume at the end of the Required Delay Period. For purposes of this Plan, the term “Specified Employee” has the meaning given such term in Code Section 409A and the final regulations thereunder.

(e)          Installment Payments. If, pursuant to an Award, a Participant is entitled to a series of installment payments, such Participant’s right to the series of installment payments shall be treated as a right to a series of separate payments and not to a single payment. For purposes of the preceding sentence, the term “series of installment payments” has the meaning provided in Treas. Reg. Section 1.409A-2(b)(2)(iii) (or any successor thereto).

(f)          Timing of Release of Claims. Whenever an Award conditions a payment on the Participant’s execution and non-revocation of a release of claims, such release must be executed and all revocation periods shall have expired within 60 days after the date of termination of the Participant’s employment, failing which such payment shall be forfeited. If such payment constitutes Non-Exempt Deferred Compensation, then, subject to subsection (d) above: (i) if such 60-day period begins and ends in a single calendar year, the Company may make or commence payment at any time during such period at its discretion; and (ii) if such 60-day period begins in one calendar year and ends in the next calendar year, the payment shall be made or commence during the second such calendar year (or any later date specified for such payment under the applicable Award), even if such signing and non-revocation of the release occur during the first such calendar year included within such 60-day period. If such payment is exempt from Section 409A of the Code, the Company may elect to make or commence payment at any time during such 60-day period.

(g)          Permitted Acceleration. The Company shall have the sole authority to make any accelerated distribution permissible under Treas. Reg. Section 1.409A-3(j)(4) to Participants of deferred amounts, provided that such distribution(s) meets the requirements of Treas. Reg. Section 1.409A-3(j)(4).

17.4.        UNFUNDED STATUS OF AWARDS. The Plan is intended to be an “unfunded” plan for incentive and deferred compensation. With respect to any payments not yet made to a Participant pursuant to an Award, nothing contained in the Plan or any Award Certificate shall give the Participant any rights that are greater than those of a general creditor of the Company or any Affiliate. In its sole discretion, the Committee may authorize the creation of grantor trusts or other arrangements to meet the obligations created under the Plan to deliver Shares or payments in lieu of Shares or with respect to Awards. This Plan is not intended to be subject to ERISA.

                17.5.        RELATIONSHIP TO OTHER BENEFITS. No payment under the Plan shall be taken into account in determining any benefits under any pension, retirement, savings, profit sharing, group insurance, welfare or benefit plan of the Company or any Affiliate unless provided otherwise in such other plan. Nothing contained in the Plan will prevent the Company from adopting other or additional compensation arrangements, subject to shareholder approval if such approval is required, and such arrangements may be either generally applicable or applicable only in specific cases.

                17.6.        EXPENSES. The expenses of administering the Plan shall be borne by the Company and its Affiliates.

                17.7.        TITLES AND HEADINGS. The titles and headings of the Articles and Sections in the Plan are for convenience of reference only, and in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control.

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                17.8.        GENDER AND NUMBER. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine; the plural shall include the singular and the singular shall include the plural.

                17.9.        FRACTIONAL SHARES. No fractional Shares shall be issued and the Committee shall determine, in its discretion, whether cash shall be given in lieu of fractional Shares or whether such fractional Shares shall be eliminated by rounding up or down.

                17.10.      GOVERNMENT AND OTHER REGULATIONS.

(a)          Notwithstanding any other provision of the Plan, no Participant who acquires Shares pursuant to the Plan may, during any period of time that such Participant is an affiliate of the Company (within the meaning of the rules and regulations of the Securities and Exchange Commission under the 1933 Act), sell such Shares, unless such offer and sale is made: (i) pursuant to an effective registration statement under the 1933 Act, which is current and includes the Shares to be sold; or (ii) pursuant to an appropriate exemption from the registration requirement of the 1933 Act, such as that set forth in Rule 144 promulgated under the 1933 Act.

(b)          Notwithstanding any other provision of the Plan, if at any time the Committee shall determine that the registration, listing or qualification of the Shares covered by an Award upon any Exchange or under any foreign, federal, state or local law or practice, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition of, or in connection with, the granting of such Award or the purchase or receipt of Shares thereunder, no Shares may be purchased, delivered or received pursuant to such Award unless and until such registration, listing, qualification, consent or approval shall have been effected or obtained free of any condition not acceptable to the Committee. Any Participant receiving or purchasing Shares pursuant to an Award shall make such representations and agreements and furnish such information as the Committee may request to assure compliance with the foregoing or any other applicable legal requirements. The Company shall not be required to issue or deliver any certificate or certificates for Shares under the Plan prior to the Committee’s determination that all related requirements have been fulfilled. The Company shall in no event be obligated to register any securities pursuant to the 1933 Act or applicable state or foreign law or to take any other action in order to cause the issuance and delivery of such certificates to comply with any such law, regulation or requirement.

                17.11.      GOVERNING LAW. To the extent not governed by federal law, the Plan and all Award Certificates shall be construed in accordance with and governed by the laws of the State of Georgia.

                17.12.      SEVERABILITY. In the event that any provision of this Plan is found to be invalid or otherwise unenforceable under any applicable law, such invalidity or unenforceability will not be construed as rendering any other provisions contained herein as invalid or unenforceable, and all such other provisions will be given full force and effect to the same extent as though the invalid or unenforceable provision was not contained herein.

17.13.      NO LIMITATIONS ON RIGHTS OF COMPANY. The grant of any Award shall not in any way affect the right or power of the Company to make adjustments, reclassification or changes in its capital or business structure or to merge, consolidate, dissolve, liquidate, sell or transfer all or any part of its business or assets. The Plan shall not restrict the authority of the Company, for proper corporate purposes, to draft or assume awards, other than under the Plan, to or with respect to any person. If the Committee so directs, the Company may issue or transfer Shares to an Affiliate, for such lawful consideration as the Committee may specify, upon the condition or understanding that the Affiliate will transfer such Shares to a Participant in accordance with the terms of an Award granted to such Participant and specified by the Committee pursuant to the provisions of the Plan.

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The foregoing is hereby acknowledged as being the Premiere Global Services, Inc. 2014 Incentive Plan as adopted by the Board on April 15, 2014 and by the shareholders on                                                    .

PREMIERE GLOBAL SERVICES, INC.

By: ___________________________

Its: ___________________________

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APPENDIX B

PREMIERE GLOBAL SERVICES, INC. AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(in thousands, except per share data)

(unaudited)

The following non-GAAP financial measures may differ materially from comparable or similarly titled measures provided by other companies and should be considered in addition to, not as a substitute for or superior to, measures of financial performance prepared in accordance with GAAP.

Year Ended December 31, 2013
Free Cash Flow (1)
Net cash provided by operating activities from continuing operations, as reported	$75,676
Less: Capital expenditures, as reported	(31,774)
Free cash flow	43,902
Free cash flow per share	$0.94

Revenues for Bonus Calculations (2)
Net revenues, as reported	$526,865
Impact of fluctuations in foreign currency exchange rates	2,918
Revenues for bonus calculation	$529,783

Adjusted EBITDA for Bonus Calculations (2) (3)
Operating income, as reported	$34,737
Depreciation	33,758
Amortization	3,496
Equity-based compensation	7,872
Asset impairments	1,196
Excise and sales tax expense	1,969
Restructuring costs (4)	—
Net legal settlements and related expenses	598
Acquisition-related costs	5,392
Adjusted EBITDA	$89,018
Impact of fluctuations in foreign currency exchange rates	963
Adjusted EBITDA for bonus calculations	$89,981

(1)	Management defines “free cash flow” as net cash provided by operating activities from continuing operations, less capital expenditures. Management believes that this non-GAAP measure provides a relevant measure of our liquidity in evaluating our financial performance and ability to generate cash without additional external financing in order to repay debt obligations, fund acquisitions and repurchase shares. Management utilizes diluted weighted-average shares outstanding of 46,727 in calculating free cash flow per share.

(2)	Revenues and adjusted EBITDA performance targets for bonus calculations are based on constant foreign currency exchange rates as set forth in our 2013 operating plan. Our 2013 actual results are calculated for bonus purposes using the foreign currency exchange rates as set forth in our 2013 operating plan in order to more accurately measure performance against pre-established targets. Our compensation committee utilizes revenues and adjusted EBITDA on a constant currency basis as performance targets for incentive purposes because they believe that these metrics provide meaningful comparisons of our past, present and future financial performance and assist in highlighting the results of, and identifying trends in, our continuing operations by excluding non-cash items that management expects to be recurring costs, including depreciation, amortization and equity-based compensation, as well as non-recurring items that are unrelated to our continuing operations, including asset impairments, excise and sales tax expense, net legal settlements and related expenses and acquisition-related costs, which are not completely within management’s control or do not reflect our ongoing core operations or underlying growth. For example, excluding the impact of foreign currency exchange rates from bonus calculations facilitates period-to-period comparisons of actual financial results without the distortion of these fluctuations.

(3)	Adjusted EBITDA is determined as operating income, as reported, before depreciation, amortization, asset impairments, excise and sales tax expense, net legal settlements and related expenses and acquisition-related costs and excludes equity-based compensation.

(4)	Management did not receive bonus relief for $3,506 in restructuring costs incurred in 2013 in connection with our cost optimization efforts, which were included in operating income, as reported.
B-1

*** Exercise Your Right to Vote ***

Important Notice Regarding the Availability of Proxy Materials for the

Shareholder Meeting to Be Held on June 18, 2014.

PREMIERE GLOBAL SERVICES, INC. PREMIERE GLOBAL SERVICES, INC. 3280 PEACHTREE RD, NE, SUITE 1000 ATLANTA, GA 30305

Meeting Information

Meeting Type:           Annual Meeting

For holders as of:    April 10, 2014

Date:        June 18, 2014                            Time: 8:30 a.m. MDT

Location:   Antlers Hilton Hotel
   4 South Cascade Avenue
   Colorado Springs, CO 80903

You are receiving this communication because you hold shares in the company named above.

This is not a ballot. You cannot use this notice to vote these shares. This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. You may view the proxy materials online at www.proxyvote.com or easily request a paper copy (see reverse side).

We encourage you to access and review all of the important information contained in the proxy materials before voting.

See the reverse side of this notice to obtain proxy materials and voting instructions.

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How to Access the Proxy Materials

Proxy Materials Available to VIEW or RECEIVE:
NOTICE AND PROXY STATEMENT	ANNUAL REPORT
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Requests, instructions and other inquiries sent to this e-mail address will NOT be forwarded to your investment advisor. Please make the request as instructed above on or before June 4, 2014 to facilitate timely delivery.

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Vote In Person: Many shareholder meetings have attendance requirements including, but not limited to, the possession of an attendance ticket issued by the entity holding the meeting. Please check the meeting materials for any special requirements for meeting attendance. At the meeting, you will need to request a ballot to vote these shares.
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Vote By Mail: You can vote by mail by requesting a paper copy of the materials, which will include a proxy card.

Voting items

The Board of Directors recommends you vote FOR all
director nominees and FOR Proposals 2, 3 and 4.

1.	Election of Directors

Nominees:

01) Boland T. Jones	05) W. Steven Jones
02) Wilkie S. Colyer	06) Raymond H. Pirtle, Jr.
03) K. Robert Draughon	07) J. Walker Smith, Jr.
04) John R. Harris

2.	Advisory vote to approve the compensation of our named executive officers.
3.	Ratify the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2014.
4.	Approve the 2014 incentive plan.

NOTE: Such other business as may properly come before the annual meeting or any adjournments thereof.

PREMIERE GLOBAL SERVICES, INC. 3280 PEACHTREE RD, NE, SUITE 1000 ATLANTA, GA 30305

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	M74853-PS1349	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

PREMIERE GLOBAL SERVICES, INC. The Board of Directors recommends you vote FOR all DIRECTOR nominees and FOR proposals 2, 3 and 4.	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
1. Election of Directors	☐	☐	☐

Nominees

01) Boland T. Jones	05) W. Steven Jones
02) Wilkie S. Colyer	06) Raymond H. Pirtle, Jr.
03) K. Robert Draughon	07) J. Walker Smith, Jr.
04) John R. Harris

	For	Against	Abstain
2. Advisory vote to approve the compensation of our named executive officers.	☐	☐	☐
3. Ratify the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2014.	☐	☐	☐
4. Approve the 2014 incentive plan.	☐	☐	☐
NOTE: Such other business as may properly come before the annual meeting or any adjournments thereof.

For address changes and/or comments, mark here. (see reverse for instructions)			☐

Please indicate if you plan to attend this meeting.	☐	☐
	Yes	No

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Annual Report and Notice and Proxy Statement are available at www.proxyvote.com.

M74854-P51349

PREMIERE GLOBAL SERVICES, INC.

Annual Meeting of Shareholders

June 18, 2014 8:30 a.m. MDT

This proxy is solicited by the Board of Directors

The undersigned hereby appoints Boland T. Jones and Scott Askins Leonard, each with full power of substitution, acting jointly or by either of them if only one be present and acting, attorneys and proxies to vote in the manner specified on your proxy card (according to the number of shares which the undersigned would be entitled to cast if then personally present), all the shares of common stock, par value $.01 per share, of Premiere Global Services, Inc. held of record by the undersigned at the close of business on April 10, 2014, at the annual meeting of shareholders to be held at 8:30 a.m. MDT, on Wednesday, June 18, 2014, at the Antlers Hilton Hotel, 4 South Cascade Avenue, Colorado Springs, Colorado 80903, including any adjournments or postponements thereof.

This Proxy, when properly executed, will be voted in the manner directed by the undersigned shareholder. If no direction is made, this Proxy will be voted "FOR" the election of all directors on Proposal 1, will be voted "FOR" the advisory vote to approve the compensation of our named executive officers on Proposal 2, will be voted "FOR" the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2014 on Proposal 3, will be voted "FOR" the approval of our 2014 incentive plan on Proposal 4 and will be voted with discretionary authority as permitted by Rule 14a-4(c) of the Securities Exchange Act of 1934, as amended, on all other matters as may properly come before the annual meeting or any adjournments thereof of which we did not have notice on or before December 30, 2013. If no direction is made, any shares held under Premiere Global Services, Inc.'s 401(k) Plan will be voted in accordance with the provision of the 401(k) Plan.

Address Change/Comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

 Continued and to be signed on reverse side